Filed pursuant to Rule 424(b)(3)

Registration No. 333-210484

PROSPECTUS

INTELLINETICS, INC.

14,230,117 Shares of Common Stock

The selling shareholders identified in this prospectus may, from time to time, offer and sell up to 14,230,117 shares of our common stock consisting of:

•	an aggregate of 3,333,332 shares of our common stock issued in a private placement that closed on December 29, 2015, December 31, 2015, and January 25, 2016 (the “Private Placement”),
•	an aggregate of 5,768,855 shares of our common stock were issued in a private placement, involving an exchange of outstanding convertible notes, completed on December 31, 2015 and January 6, 2016 (the “Note Exchange”)
•	warrants to purchase 910,216 shares of our common stock issued to the placement agent in connection with both the Private Placement and the Note Exchange,
•	warrants to purchase 1,666,666 shares of our common stock issued on December 29, 2015, December 31, 2015, and January 25, 2016 in connection with the Private Placement,
•	warrants to purchase 2,193,904 shares of our common stock issued on December 31, 2015 and January 6, 2016 in connection with the Note Exchange, and
•	357,144 shares of common stock issued as payment to five service providers.

We are not selling any shares of our common stock in this offering and will not receive any proceeds from the sale of the shares by the selling shareholders. We may receive proceeds on the exercise of outstanding warrants for shares of our common stock covered by this prospectus.

The selling shareholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. We will pay all expenses of the registration of the shares, and the selling shareholders will pay any broker-dealer or underwriter fees, discounts or commissions and other selling expenses of the shares.

Our common stock trades on the OTC Bulletin Board or OTCBB and OTC Pink under the symbol “INLX.” The closing price of our common stock on the OTCBB on March 25, 2016, was $1.05 per share.

You should consider carefully the risk factors beginning on page 6 of this prospectus before you consider buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2016.

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This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. Under this registration process, the selling shareholders may, from time to time, offer and sell up to 14,230,117 shares of our common stock, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the securities the selling shareholders may offer. You should read this prospectus carefully before making an investment decision.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with additional or different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of our common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances or any jurisdiction in which such offer or solicitation is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock. The rules of the SEC may require us to update this prospectus in the future.

As used in this prospectus, the terms “Intellinetics,” the “Company,” the “company,” “we,” “our” and similar terms refer to Intellinetics, Inc., a Nevada corporation, and its sole operating subsidiary, Intellinetics, Inc., an Ohio corporation, unless the context indicates otherwise. “Intellinetics Ohio” refers to Intellinetics, Inc., an Ohio corporation and the sole operating subsidiary of the Company, unless the context indicates otherwise.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. Before deciding to invest in our securities, you should read this entire prospectus, including the discussion of “Risk Factors” and our consolidated financial statements and the related notes.

Our History

Intellinetics, Inc., formerly known as GlobalWise Investments, Inc. (“Intellinetics”), is a Nevada holding company incorporated in 1997, with a single operating subsidiary, Intellinetics, Inc., an Ohio corporation (“Intellinetics Ohio,” together with Intellinetics, the “Company,” “we,” “us” and “our”). Intellinetics Ohio was incorporated in 1996, and on February 10, 2012, Intellinetics Ohio became the sole operating subsidiary of Intellinetics as a result of a reverse merger and recapitalization.

Our Company

The Company is an enterprise content management (“ECM”) software development, sales and marketing company serving both the public and private sectors. In the public sector, the Company’s products, services and process models serve, principally, the critical needs of law enforcement and compliance agencies within the state and local government establishment. The Company provides its software solutions principally through (i) the direct licensing of its software installed on customer computer platforms and (ii) providing the applications as a service, accessible through the internet. The Company’s comprehensive solutions include services that range from pre-installation assessment, project scoping, implementation, consulting and ongoing software maintenance and customer support. In time, the Company anticipates that the provision of “cloud” application services, or software as a service, will become a more significant part of its software sales business.

The Company’s software products allow customers to manage “enterprise content” (unstructured data such as hard-copy scanned documents, Word documents, Excel spreadsheets, JPEG files, images, pictures, faxes, audio/video files, emails, and PowerPoint presentations) through its entire life cycle. The Company’s platform, Intellivue™, specializes in improving and enhancing business operations for clients by making document and content management simple, accessible and affordable. The Company offers industry-specific vertical “composite content applications” (“CCA”) to clients in a pre-configured, on-demand basis through the “On-demand Solution Store™.” This approach to deploying templates for specific business processes empowers clients to affordably manage their complete document life cycle inherently within the turnkey IntellivueTM platform.

Corporate Information

Our principal executive offices are located at 2190 Dividend Drive, Columbus, Ohio 43228. Our telephone number is (614) 388-8909 and our website address is www.intellinetics.com. The information contained on our website is not part of this prospectus.

THE OFFERING

Common stock offered by selling shareholders	Up to 14,230,117 shares

Common stock to be outstanding after the offering	24,234,725, assuming full exercise of the warrants held by the selling shareholders and all other issued and outstanding stock options and warrants to acquire our common stock as well as all shares reserved for issuance under the 2015 Intellinetics Inc. Equity Incentive Plan

Use of proceeds	We will not receive any proceeds from the sale of the common stock. To the extent that the selling shareholders exercise for cash all of the warrants covering the 4,770,786 shares of common stock issuable upon exercise of all of the warrants held by such selling shareholders, we may receive $3,160,175 from such exercises. We intend to use any such proceeds for general corporate and working capital purposes. See “Use of Proceeds” for a complete description.

OTC Bulletin Board Symbol	INLX

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” beginning on page 6.

The selling shareholders identified in this prospectus may offer and sell up to 14,230,117 shares of our common stock consisting of (a) an aggregate of 3,333,332 shares of our common stock were issued to the selling shareholders in a private placement of securities completed on December 29, 2015, December 31, 2015, and January 25, 2016 (the “Private Placement”), (b) an aggregate of 5,768,855 shares of our common stock were issued to the selling shareholders in a private placement of securities, involving an exchange of outstanding convertible notes, completed on December 31, 2015 and January 6, 2016 (the “Note Exchange”) (b) up to 4,770,786 shares of our common stock are issuable upon exercise of warrants of which (i) warrants to purchase 910,216 shares of our common stock were issued to the placement agent in connection with both the Private Placement and the Note Exchange, (ii) and warrants to purchase 1,666,666 shares of our common stock were issued to investors on December 29, 2015, December 31, 2015, and January 25, 2016 in connection with the Private Placement, and (iii) warrants to purchase 2,193,904 shares of our common stock were issued to investors on December 31, 2015 and January 6, 2016 in connection with the Note Exchange, and (c) 357,144 shares of common stock were issued on September 29, 2014, as payment to five service providers.

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The number of shares of our common stock outstanding after the offering is based on 16,794,992 shares of our common stock outstanding as of March 23, 2016, which excludes 5,509,176 shares of our common stock issuable upon exercise of warrants outstanding as of March 23, 2016, and 1,930,557 shares of our common stock reserved for issuance under the 2015 Intellinetics Inc. Equity Incentive Plan. The warrants outstanding as of March 23, 2016 to purchase 5,509,176 shares of our common stock are immediately exercisable and consist of (i) four-year warrants to purchase 214,285 shares of our common stock at an exercise price of $1.68 per share issued to the placement agent in connection with private placement of equity in 2013, (ii) four-year warrants to purchase 500,000 shares of our common stock at $0.007 per share, issued to a director of the Company on February 15, 2013, in connection with a Return to Treasury Agreement, (iii) four-year warrants to purchase 24,107 shares of our common stock at an exercise price of 1.68 per share issued to the placement agent in connection with a private placement of convertible notes in 2014, (iv) five-year warrants to purchase 910,216 shares of our common stock at an exercise price of $0.715 per share, issued to the placement agent in connection with both the Private Placement and the Note Exchange, (v) warrants to purchase 1,666,666 shares of our common stock at an exercise price of $0.65 per share, issued to investors on December 29, 2015, December 31, 2015, and January 25, 2016 in connection with the Private Placement, and (vi) warrants to purchase 2,193,904 shares of our common stock at an exercise price of $0.65 per share, issued to investors on December 31, 2015, and January 6, 2016, in connection with the Note Exchange.

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SUMMARY HISTORICAL FINANCIAL DATA

The following table summarizes our financial data. We have derived the following summary of our statements of operations data for the three months ended December 31, 2015 and 2014 from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus and the summary of our balance sheet data as of December 31, 2015 and 2014 from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. We have derived the following summary of our statements of operations data for the fiscal years ended December 31, 2015 and 2014 from our audited financial statements appearing elsewhere in this prospectus and the summary of our balance sheet data as of December 31, 2015 and 2014 from our audited financial statements appearing elsewhere in this prospectus.  The following summary of our financial data set forth below should be read together with our financial statements and the related notes to those statements, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

	Three Months Ended December 31,		Year Ended December 31,
	(Unaudited)		Audited
	2015	2014	2015	2014
Statement of Operations Data:

Revenues	$544,072	$543,576	$2,336,991	$1,485,873
Cost of Revenues	115,565	109,331	482,241	301,026
Gross Profit	428,507	434,245	1,854,750	1,184,847
Operating expenses:
General and administrative	1,059,544	367,656	2,607,643	1,753,504
Sales and marketing	168,302	219,001	791,291	804,916
Depreciation	2,986	4,657	11,626	24,312
Total operating expenses	1,230,832	591,314	3,410,560	2,582,732
Other income (expenses):
Interest expense, net	2,013,928	76,426	2,365,618	250,756

Net loss	$(2,816,253)	$(233,495)	$(3,921,428)	$(1,648,641)

Balance Sheet Data:

Current assets			$1,380,667	$328,810
Working capital (deficit)			(793,780)	(3,389,832)
Total assets			1,417,810	385,290
Long-term liabilities			1,062,800	920,357
Total stockholders’ deficit			(1,819,437)	(4,253,709)

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RISK FACTORS

Our business and future operating results may be affected by many risks, uncertainties and other factors, including those set forth below and those contained elsewhere in this report. If any of the following risks were to occur, our business, affairs, assets, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. When we say that something could have a material adverse effect on us or on our business, we mean that it could have one or more of these effects.

In addition to the other information contained in this prospectus, the following risk factors should be considered carefully in evaluating our company. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

Risks Relating to Our Business

Our current Independent Registered Public Accounting Firm expressed going concern issues that note our need for capital and/or revenues to survive as a business.

The ability of the Company to continue as a going concern is dependent on our ability to raise sufficient capital and further implement our business plan. For the years ended December 31, 2015 and 2014, we had a net loss of $3,921,428 and $1,648,641, respectively. The Company has an accumulated deficit of $13,378,439 as of December 31, 2015. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our current Independent Registered Public Accounting Firm’s reports on our financial statements for the years ended December 31, 2015 and 2014, contained explanatory paragraphs indicating that there was substantial doubt as to the Company’s ability to continue as a going concern. Our going concern qualification is expected to significantly affect our ability to raise capital and have a meaningful negative effect on the cost of capital, if we are able to raise any capital at all.   If we are unable to raise capital, we will not be able to continue operations.

Material weaknesses in our internal controls over financial reporting or our failure to remediate such material weakness could result in a material misstatement in our financial statements not being prevented or detected and could affect investor confidence in the accuracy and completeness of our financial statements, as well as our common stock price.

We have identified a material weakness in our disclosure controls and procedures. We currently do not have technical accounting knowledge, and training in the application of GAAP commensurate with our complexity and our financial accounting. Accordingly, we have concluded that our internal control over financial reporting was not effective as of December 31, 2015. Weaknesses in our disclosure controls and procedures could result in material misstatements in our financial statements not being prevented or detected. We may experience difficulties or delays in completing remediation or may not be able to successfully remediate material weaknesses at all. Any material weakness or unsuccessful remediation could affect our ability to file periodic reports on a timely basis and investor confidence in the accuracy and completeness of our financial statements, which in turn could harm our business and have an adverse effect on our stock price and our ability to raise additional funds.

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Our cash reserves are sufficient, but we may require additional capital to fund our future activities.   We may not be able to ensure the survival of the business if we fail to raise additional capital on satisfactory terms and in sufficient amounts when the needs arrive.

As of December 31, 2015, we had cash of $1,117,118. Our cash requirements are insufficient by approximately $70,000 per month. We expect that through the next 10-16 months, the capital requirements to fund our growth, service existing debt obligations, and cover the operating costs as a public company will consume substantially all of the cash flows that we currently generate from operations.   We will be required to meet our needs from increased internally generated cash flows, debt financings and equity financings.   We are dependent on our ability to obtain financing to continue operations and to implement our business plan. Based on our current operating plan, we will need to obtain debt or additional equity financing in the foreseeable future. The type, timing and terms of the additional financing we may select will depend on, among other things, our cash needs, the availability of other financing sources and prevailing conditions in the financial markets. Any financing would be dilutive to our stockholders. There can be no assurance that any of these sources will be available to us at any time.   Even if additional capital is available, we may not be able to obtain debt or equity financing on terms favorable to us. If cash generated by operations is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a reduction or curtailment of our operations.

We may have to issue additional securities at prices which may result in substantial dilution to our stockholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of ordinary shares outstanding. We may have to issue securities that may have rights, preferences, and privileges senior to our common stock. We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations, and financial condition.

Weakened economic conditions and uncertainty could adversely affect our operating results or financing in ways that may be hard to predict or to defend against.

Our overall performance depends in part on economic conditions. The United States and world economies continue to suffer from uncertainty, volatility, disruption, and other adverse conditions, and those conditions continue to adversely impact the business community and financial markets. There is no assurance that economic and business conditions will not be adverse in the future. Moreover, any instability in the global economy affects countries, including the United States, with varying levels of severity, which makes the impact on our business complex and unpredictable. During adverse economic conditions, many customers may delay or reduce technology purchases. Contract negotiations may become more protracted, or conditions could result in reductions in sales of our products, longer sales cycles, pressure on our margins, difficulties in collection of accounts receivable or delayed payments, increased default risks associated with our accounts receivable, slower adoption of new technologies, and increased price competition. Potential price inflation in the United States may increase the cost we incur to provide our solutions and may reduce profit margins on agreements that govern our provision of products or services to customers over a multi-year period. In addition, any deterioration of the United States and global credit markets could adversely impact our ability to complete sales of our products and services, including maintenance and support renewals. Any of these prolonged events, as well as a general weakening of, or declining corporate confidence in, the United States and global economy, or a curtailment in government or corporate spending could delay or decrease customer purchases, and adversely affect our business, financial condition, and results of operations.

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Businesses and industries throughout the world are very tightly connected to each other. Thus, financial developments seemingly unrelated to us or to our industry may adversely affect us over the course of time. For example, material increases in applicable interest rate benchmarks may increase the payment costs for any of our debt. Credit contraction in financial markets may hurt our ability to access credit in the event that we identify an acquisition opportunity or require significant access to credit for other reasons. Similarly, volatility in our stock price due to seemingly unrelated financial developments could hurt our ability to raise capital for the financing of acquisitions or other reasons. Any of these events, or any other events caused by turmoil in domestic or international financial markets, may have a material adverse effect on our business, operating results, and financial condition.

We may not be able to generate sufficient cash to service any indebtedness that we may incur from time to time, which could force us to sell assets, cease operations, or take other detrimental actions for our business.

Our ability to make scheduled payments on or to refinance any debt obligations that we may incur depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond our control. We cannot ensure that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on any indebtedness.

If our cash flows and capital resources are at any time insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, restructure or refinance our indebtedness, or reduce or cease operations. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other operating obligations.

We are subject to loan covenants which we may not be able to meet, resulting in increased interest and accelerated payment obligations.

In connection with our indebtedness to the State of Ohio, the material loan covenants to which we are subject include

-	providing quarterly financial information and management certifications;
-	creating and maintaining a certain number of full time jobs within Ohio;
-	furnishing period information regarding employment, economic, and statistical data;
-	maintaining our principal offices in the State of Ohio;
-	maintaining insurance for risk of loss, public liability, and worker’s compensation;
-	delivering notice in the event of default, any pending or threatened action that would materially impair the Company;
-	permitting the inspection of books, records, and premises;
-	not selling or disposing of substantially all of our assets or equity or merging or consolidating with another entity without consent; and
-	not pledging or encumbering our assets.

We have had past instances of non-compliance with certain of the loan covenants. Should we violate a covenant or requirement, we may be subject to an escalation of our interest rate and/or we may be required to repay the loan before its term. We are currently in compliance with all material loan covenants.   There can be no assurance that we will not become non-compliant with one or more of these covenants in the future.

Our revenues have been unstable, which creates difficulty in generating forecasts and managing profitability, and may hinder investment.

Our revenues have been unstable. Accordingly, it is difficult for us to manage and forecast our gross profit and our earnings. These conditions may adversely impact our future financial performance and may hinder our ability to attract investors.

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The length of our sales cycle can fluctuate significantly, resulting in significant fluctuations in revenue recognition.

The decision by a customer to purchase our products often involves a comprehensive implementation process across the customer’s network or networks. As a result, licenses of these products may entail a significant commitment of resources by prospective customers, accompanied by the attendant risks and delays frequently associated with significant expenditures and lengthy sales cycles and implementation procedures. Given the significant investment and commitment of resources required by an organization to implement the type of software we supply, our sales cycle may be longer compared to other companies within our own industry, as well as companies in other industries. In the current economic environment, it is not uncommon to see reduced information technology spending. It may take several months, or even several quarters, for marketing opportunities to materialize. If a customer’s decision to license our software is delayed or if the installation of our products takes longer than originally anticipated, the date on which we may recognize revenues from these licenses would be delayed. Such delays could cause our revenues to be lower than expected in a particular period.

Any significant reduction in the sales efforts or cooperative efforts from our partners could materially impact our revenues.

We rely on close cooperation with our reseller and channel partners for sales and product development as well as for the optimization of opportunities that arise in our competitive environment. In particular, the success of our recently announced reseller program, IntelliCloud TM, is entirely dependent upon our relationships with resellers of multi-functional devices, which are currently being purchased by current and potential customers in our target markets.   Our success will depend, in part, upon our ability to maintain access to existing channels of distribution and to gain access to new channels if and when they develop. We may not be able to retain a sufficient number of our existing partners or develop a sufficient number of future partners. We are unable to predict the extent to which our partners will be successful in marketing and licensing our products. A reduction in partner cooperation or sales efforts, or a decline in the number of channels, could materially reduce revenues.

We need to continue to develop new technologically-advanced products that successfully integrate with the software products and enhancements used by our customers.

Our success depends upon our ability to design, develop, test, market, license, and support new software products and enhancements of current products on a timely basis in response to both competitive threats and marketplace demands. Recent examples of significant trends in the software industry include cloud computing, mobility, social media, networking, browser, and software as a service. In addition, software products and enhancements must remain compatible with standard platforms and file formats. Often, we must integrate software licensed or acquired from third parties with our proprietary software to create or improve our products. If we are unable to achieve a successful integration with third-party software, we may not be successful in developing and marketing our new software products and enhancements. If we are unable to successfully integrate third-party software to develop new software products and enhancements to existing products, or to complete products currently under development which we license or acquire from third parties, our operating results will materially suffer. In addition, if the integrated or new products or enhancements do not achieve acceptance by the marketplace, our operating results will materially suffer. Also, if new industry standards emerge that we do not anticipate or adapt to, our software products could be rendered obsolete and, as a result, our business and operating results, as well as our ability to compete in the marketplace, would be materially harmed.

If our products and services do not gain market acceptance, our operating results may be negatively affected.

We intend to pursue our strategy of growing the capabilities of our ECM software offerings through our proprietary research and the development of new product offerings. In response to customer demand, it is important to our success that we continue: (i) to enhance our products, and (ii) to seek to set the standard for ECM capabilities in the small-to-medium market. The primary market for our software and services is rapidly evolving, due to the nature of the rapidly changing software industry, which means that the level of acceptance of products and services that have been released recently or that are planned for future release by the marketplace is not certain. If the markets for our products and services fail to develop, develop more slowly than expected or become subject to increased competition, our business may suffer. As a result, we may be unable to: (i) successfully market our current products and services, (ii) develop new software products, services and enhancements to current products and services, (iii) complete customer installations on a timely basis, or (iv) complete products and services currently under development. In addition, increased competition could put significant pricing pressures on our products, which could negatively impact our margins and profitability. If our products and services are not accepted by our customers or by other businesses in the marketplace, our business and operating results will be materially affected.

If we are unable to continue to attract new customers, our growth could be slower than we expect.

We believe that our future growth depends in part upon increasing our customer base. Our ability to achieve significant growth in revenue in the future will depend, in part, upon continually attracting new customers and obtaining subscription renewals to our solutions from those customers. If we fail to attract new customers our revenue may grow more slowly than expected and our business may be harmed.

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A significant downturn in our business may not be immediately reflected in our operating results because of the way we recognize revenue.

We recognize revenue from subscription agreements ratably over the terms of these agreements, which are typically one year. As a result, a significant portion of the revenue we report in each quarter is generated from customer agreements entered into during previous periods, which is reflected as deferred revenue on our balance sheet. Consequently, a decline in new or renewed subscriptions, or a downgrade of renewed subscriptions to less-expensive editions, in any one quarter may not be fully reflected in our revenue in that quarter, and may negatively affect our revenue in future quarters. If contracts having significant value expire and are not renewed or replaced at the beginning of a quarter or are downgraded, our revenue may decline significantly in that quarter and subsequent quarters.

Our profitability in the short term may be affected by rapid growth in our customer base.

Expenses, such as sales commissions, are generally incurred upfront; however most of our revenue is recognized over the life of the applicable agreements. Therefore, increased sales will result in our recognition of more costs than revenue during the early periods covered by such agreements, even in cases where the agreements are expected to be profitable for us over their full terms. As a result, our short-term operating results may suffer.

If we are unable to increase market awareness of our company and our solutions, our revenue may not continue to grow, or may decline.

Market awareness of our capabilities and solutions is essential to our ability to generate new leads for expanding our business and our continued growth. If we fail to sufficiently invest in our marketing programs or they are unsuccessful in creating market awareness of our company and solutions, our business may be harmed.

Reduced IT or enterprise software spending may adversely impact our business.

Our business depends on the overall demand for IT and enterprise software spend and on the economic health of our current and prospective customers. Any meaningful reduction in IT or enterprise software spending or weakness in the economic health of our current and prospective customers could harm our business in a number of ways, including longer sales cycles and lower prices for our solutions.

Security breaches may harm our business.

Any security breaches, unauthorized access, unauthorized usage, virus or similar breach or disruption could result in loss of confidential information, damage to our reputation, early termination of our contracts, litigation, regulatory investigations or other liabilities. If our security measures or those of our third-party data centers are breached as a result of third-party action, employee error, malfeasance or otherwise and, as a result, someone obtains unauthorized access to customer data, our reputation could be damaged, our business may suffer and we could incur significant liability.

The United States has laws and regulations relating to data privacy, security, and retention and transmission of information. We have certain measures to protect our information systems against unauthorized access and disclosure of our confidential information and confidential information belonging to our customers. We have policies and procedures in place dealing with data security and records retention. However, there is no assurance that the security measures we have put in place will be effective in every case.

There has been an increase in the number of private privacy-related lawsuits filed against companies in recent years. In addition, we are unable to predict what additional legislation or regulation in the area of privacy of personal information could be enacted and what effect that could have on our operations and business. Concerns about our practices with regard to the collection, use, disclosure, or security of personal information or other privacy-related matters, even if unfounded and even if we are in compliance with applicable laws, could damage our reputation and harm our business.

Breaches, or perceived breaches, in security could result in a negative impact for us and for our customers, potentially affecting our business, assets, revenues, brand, and reputation, and resulting in penalties, fines, litigation, and other potential liabilities, in each case depending upon the nature of the information disclosed. These risks to our business may increase as we expand the number of products and services we offer.

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Our business may become substantially dependent upon the continued adoption of cloud-based software solutions.

We expect to derive a significant part of our revenue from the sale of subscriptions for our cloud-based platform. We do not know whether the trend of adoption of enterprise cloud-based software solutions we have experienced in the past will continue in the future. Many organizations have invested substantial personnel and financial resources to integrate on-premise software tools into their businesses, and some have been reluctant or unwilling to migrate to cloud-based software solutions. Furthermore, some organizations, particularly enterprises upon which we are dependent, have been reluctant or unwilling to use cloud-based solutions because they have concerns regarding the risks associated with the security of their data and the reliability of the technology delivery model associated with these solutions. In addition, if we or other cloud-based providers experience security incidents, loss of customer data, disruptions in delivery or other problems, the market for cloud-based software solutions as a whole, including for our solutions, may be negatively impacted. If the adoption of cloud-based software solutions does not continue at the rate we anticipate, the market for these solutions may stop developing or may develop more slowly than we expect, either of which would harm our operating results.

Our data center infrastructure capacity may affect our service.

As we experience growth in the number of users and amount of data that our hosting infrastructure supports, we will need to acquire additional hosting infrastructure. We seek to maintain excess capacity to facilitate the rapid provision of new customer deployments and the expansion of existing customer deployments. However, the provisioning of new data center infrastructure requires lead time. If we do not accurately predict our infrastructure capacity requirements with sufficient lead time, our customers could experience service impairment that may subject us to financial penalties and liabilities and cause us to lose customers. If our data center infrastructure capacity fails to keep pace with increased subscriptions, customers may experience delays or reductions in the quality of our service as we seek to obtain additional capacity, which could harm our reputation and harm our business.

Any disruption of service at data centers that house our equipment and deliver our solutions could harm our business.

Our users expect to be able to access our solutions 24-hours a day, seven-days a week, without interruption. We have computing and communications hardware operations located in data centers owned and operated by third parties. We do not control the operation of these data centers and we are therefore vulnerable to any security breaches, power outages or other issues the data centers experience. We expect that we will experience interruptions, delays and outages in service and availability from time to time.

The owners of our data centers have no obligation to renew agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, we may be required to move to new data centers, and we may incur significant costs and possible service interruption in connection with doing so.

These data centers are vulnerable to damage or interruption from human error, malicious acts, earthquakes, hurricanes, tornados, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, telecommunications failures and similar events. The occurrence of a natural disaster or an act of terrorism, vandalism or other misconduct, or a decision to close the data centers without adequate notice or other unanticipated problems could result in lengthy interruptions in availability of our solutions.

Any changes in third-party service levels at our data centers or any errors, defects, disruptions or other performance problems with our solutions could harm our reputation and may damage our customers' businesses. Interruptions in availability of our solutions might reduce our revenue, cause us to issue credits to customers, subject us to potential liability, and cause customers to terminate their subscriptions or decide not to renew their subscriptions with us.

If our existing customers fail to renew their support agreements, or if customers do not license updated products on terms favorable to us, our revenues could be adversely affected.

We currently derive a significant portion of our overall revenues from maintenance services and software subscriptions, and we depend on our installed customer base for future revenue from maintenance services and software subscriptions and licenses of updated products. The IT industry generally has been experiencing increasing pricing pressure from customers when purchasing or renewing support agreements. Moreover, the trend towards consolidation in certain industries that we serve, such as financial services and telecommunications, could result in a reduction of the software and hardware being serviced and put pressure on our maintenance terms with customers who have merged. Given this environment, there can be no assurance that our current customers will renew their maintenance agreements or agree to the same terms when they renew, which could result in our reducing or losing maintenance fees. If our existing customers fail to renew their maintenance agreements, or if we are unable to generate additional maintenance fees through the licensing of updated products to existing or new customers, our business and future operating results could be adversely affected.

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The loss of a major customer or the failure to collect a large account receivable could negatively affect our results of operations and financial condition.

Revenues from a limited number of customers have accounted for a substantial percentage of our total revenues.   Our two largest clients account for approximately 10% and 5%, respectively, of our revenues for the year ending December 31, 2015. For the years ended December 31, 2015 and 2014, government contracts represented approximately 42% and 50% of our net revenues, respectively. For the twelve months ended December 31, 2015 and 2014, the most significant of these government contracts, represented approximately 5% and 5%, respectively, of our net revenues. Due to their dependence on state, local and federal budgets, government contracts carry short terms, typically less than 18 months. The loss of a meaningful percentage of government contracts could materially affect our business and operating results

Our investment in our current research and development efforts may not provide a sufficient, timely return.

The development of ECM software products is a costly, complex, and time-consuming process, and the investment in ECM software product development often involves a long wait until a return is achieved on such an investment. We make and will continue to make significant investments in software research and development and related product opportunities. Investments in new technology and processes are inherently speculative. Commercial success depends on many factors including the degree of innovation of the products developed through our research and development efforts, sufficient support from our strategic partners, and effective distribution and marketing. Accelerated product introductions and short product life cycles require high levels of expenditures for research and development. These expenditures may adversely affect our operating results if they are not offset by increased revenues. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts in order to maintain our competitive position. However, significant revenues from new product and service investments may not be achieved for a number of years, if at all. Moreover, new products and services may not be profitable, and even if they are profitable, operating margins for new products and businesses may not be as high as the margins we have experienced for our current or historical products and services.

Product development is a long, expensive, and uncertain process, and we may terminate one or more of our development programs.

We may determine that certain product candidates or programs do not have sufficient potential to warrant the continued allocation of resources. Accordingly, we may elect to terminate one or more of our programs for such product candidates. If we terminate a product in development in which we have invested significant resources, our prospects may suffer, as we will have expended resources on a project that does not provide a return on our investment and we may have missed the opportunity to have allocated those resources to potentially more productive uses, and this may negatively impact our business operating results or financial condition.

The use of open-source software in our products may expose us to the risk of having to disclose the source code to our product, rendering our software no longer proprietary and reducing or eliminating its value.

Certain open-source software is licensed pursuant to license agreements that require a user who distributes the open-source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software. This effectively renders what was previously proprietary software open-source software. As competition in our markets increases, we must strive to be cost-effective in our product development activities. Many features we may wish to add to our products in the future may be available as open-source software, and our development team may wish to make use of this software to reduce development costs and speed up the development process. While we carefully monitor the use of all open-source software and try to ensure that no open-source software is used in such a way as to require us to disclose the source code to the related product, such use could inadvertently occur. Additionally, if a third party has incorporated certain types of open-source software into its software but has failed to disclose the presence of such open-source software, and we embed that third-party software into one or more of our products, we could, under certain circumstances, be required to disclose the source code to our product. This could have a material adverse effect on our business.

Failure to protect our intellectual property could harm our ability to compete effectively.

We are highly dependent on our ability to protect our proprietary technology. We rely on a combination of intellectual property laws, trademark laws, as well as non-disclosure agreements and other contractual provisions to establish and maintain our proprietary rights. We intend to protect our rights vigorously; however, there can be no assurance that these measures will be successful. Enforcement of our intellectual property rights may be difficult or cost prohibitive. While U.S. copyright laws may provide meaningful protection against unauthorized duplication of software, software piracy has been, and is expected to be, a persistent problem for the software industry, and piracy of our products represents a loss of revenue to us. Certain of our license arrangements may require us to make a limited confidential disclosure of portions of the source code for our products, or to place such source code into escrow for the protection of another party. Although we will take considerable precautions, unauthorized third parties, including our competitors, may be able to: (i) copy certain portions of our products, or (ii) reverse engineer or obtain and use information that we regard as proprietary. Also, our competitors could independently develop technologies that are perceived to be substantially equivalent or superior to our technologies. Our competitive position may be adversely affected by our possible inability to effectively protect our intellectual property.

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Any claim that we infringe on a third party’s intellectual property could materially increase costs and materially harm our ability to generate future revenues and profits.

Claims of infringement are becoming increasingly common as the software industry develops and as related legal protections, including patents are applied to software products. Although we are not aware of any infringement on the rights of third parties, third parties may assert infringement claims against us in the future. Although most of our technology is proprietary in nature, we do include certain third-party software in our products. In these cases, this software is licensed from the entity holding the intellectual property rights. Although we believe that we have secured proper licenses for all third-party software that is integrated into our products, third parties may assert infringement claims against us in the future. The third parties making these assertions and claims may include non-practicing entities (known as “patent trolls”) whose business model is to obtain patent-licensing revenues from operating companies, such as ours. Any such assertion, regardless of merit, may result in litigation or may require us to obtain a license for the intellectual property rights of third parties. Such licenses may not be available, or they may not be available on reasonable terms. In addition, such litigation could be time-consuming, disruptive to our ability to generate revenues or enter into new market opportunities, and may result in significantly increased costs as a result of our defense against those claims or our attempt to license the intellectual property rights or rework our products to avoid infringement of third-party rights to ensure they comply with judicial decisions. Our agreements with our partners and end-users typically contain provisions that require us to indemnify them, with certain limitations on the total amount of such indemnification, for damages sustained by them as a result of any infringement claims involving our products. Any of the foregoing results of an infringement claim could have a significant adverse impact on our business and operating results, as well as our ability to generate future revenues and profits.

The loss of licenses to use third-party software or the lack of support or enhancement of such software could adversely affect our business.

We currently depend upon a limited number of third-party software products. If such software products were not available, we might experience delays or increased costs in the development of our products. In certain instances, we rely on software products that we license from third parties, including software that is integrated with internally-developed software, and which is used in our products to perform key functions. These third-party software licenses may not continue to be available to us on commercially reasonable terms, and the related software may not continue to be appropriately supported, maintained, or enhanced by the licensors. The loss by us of the license to use, or the inability by licensors to support, maintain, and enhance any of such software, could result in increased costs or in delays or reductions in product shipments until equivalent software is developed or licensed and integrated with internally-developed software. Such increased costs or delays or reductions in product shipments could adversely affect our business.

Current and future competitors could have a significant impact on our ability to generate future revenues and profits.

The markets for our products are intensely competitive, and are subject to rapid technological change and other pressures created by changes in our industry. The convergence of many technologies has resulted in unforeseen competitors arising from companies that were traditionally not viewed as threats to our marketplace. We expect competition to increase and intensify in the future as the pace of technological change and adaptation quickens, and as additional companies enter our markets, including those competitors who offer similar products and services to ours, but offer them through a different form of delivery. Numerous releases of competitive products have occurred in recent history and are expected to continue in the future. We may not be able to compete effectively with current competitors and potential entrants into our marketplace. We could lose market share if our current or prospective competitors: (i) introduce new competitive products, (ii) add new functionality to existing products, (iii) acquire competitive products, (iv) reduce prices, or (v) form strategic alliances with other companies. If other businesses were to engage in aggressive pricing policies with respect to competing products, or if the dynamics in our marketplace resulted in increased bargaining power by the consumers of our products and services, we would need to lower the prices we charge for the products we offer. This could result in lower revenues or reduced margins, either of which could materially and adversely affect our business and operating results. Additionally, if prospective consumers choose other methods of ECM delivery, different from those that we offer, our business and operating results could also be materially and adversely affected.

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Consolidation in the industry, particularly by large, well-capitalized companies, could place pressure on our operating margins which could, in turn, have a material adverse effect on our business.

Acquisitions by large, well-capitalized technology companies have changed the marketplace for our goods and services by replacing competitors that are comparable in size to our company with companies that have more resources at their disposal to compete with us in the marketplace. In addition, other large corporations with considerable financial resources either have products that compete with the products we offer, or have the ability to encroach on our competitive position within our marketplace. These companies have considerable financial resources, channel influence, and broad geographic reach; thus, they can engage in competition with our products and services on the basis of sales price, marketing, services, or support. They also have the ability to introduce items that compete with our maturing products and services. The threat posed by larger competitors and their ability to use their better economies of scale to sell competing products and services at a lower cost may materially reduce the profit margins we earn on the goods and services we provide to the marketplace. Any material reduction in our profit margin may have a material adverse effect on the operations or finances of our business, which could hinder our ability to raise capital in the public markets at opportune times for strategic acquisitions or general operational purposes, which may prevent effective strategic growth or improved economies of scale or put us at a disadvantage to our better-capitalized competitors.

We must manage our internal resources during periods of Company growth, or our operating results could be adversely affected.

The ECM market has continued to evolve at a rapid pace. If we are successful in growing the Company, any growth will place significant strains on our administrative and operational resources, and increase demands on our internal systems, procedures and controls. Our administrative infrastructure, systems, procedures and controls may not adequately support our operations. In addition, our management may not be able to achieve a rapid, effective execution of the product and business initiatives necessary to successfully implement our operational and competitive strategy. If we are unable to manage growth effectively, our operating results will likely suffer which may, in turn, adversely affect our business.

If we are not able to attract and retain top employees, our ability to compete may be harmed.

Our performance is substantially dependent on the performance of our executive officers and key employees. The loss of the services of any of our executive officers or other key employees could significantly harm our business. Our success is also highly dependent upon our continuing ability to identify, hire, train, retain, and motivate highly-qualified management, technical, sales, and marketing personnel. In particular, the recruitment of top research developers and experienced salespeople remains critical to our success. Competition for such people is intense, substantial, and continuous, and we may not be able to attract, integrate, or retain highly-qualified technical, sales, or managerial personnel in the future. In addition, in our effort to attract and retain critical personnel, we may experience increased compensation costs that are not offset by either improved productivity or higher prices for our products or services.

The market price of our common stock may limit the appeal of certain alternative compensation structures that we might offer to the high-quality employees we seek to attract and retain.

If the market price of our common stock performs poorly, such performance may adversely affect our ability to retain or attract critical personnel. For example, if we were to offer options to purchase shares of our common stock as part of an employee’s compensation package, the attractiveness of such a compensation package would be highly dependent upon the performance of our common stock.

In addition, any changes made to any of our compensation practices which are made necessary by governmental regulations or competitive pressures could adversely affect our ability to retain and motivate existing personnel and recruit new personnel. For example, any limit to total compensation which may be prescribed by the government, or any significant increases in personal income tax levels in the United States, may hurt our ability to attract or retain our executive officers or other employees whose efforts are vital to our success.

Any unauthorized, and potentially improper, actions of our personnel could adversely affect our business, operating results, and financial condition.

The recognition of our revenue depends on, among other things, the terms negotiated in our contracts with our customers. Our personnel may act outside of their authority and negotiate additional terms without our knowledge. We have implemented policies to help prevent and discourage such conduct, but there can be no assurance that such policies will be followed. For instance, in the event that our sales personnel negotiate terms that do not appear in the contract and of which we are unaware, whether the additional terms are written or verbal, we could be prevented from recognizing revenue in accordance with our plans. Furthermore, depending on when we learn of unauthorized actions and the size of the transactions involved, we may have to restate revenue for a previously reported period, which would seriously harm our business, operating results, and financial condition.

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Unexpected events may materially harm our ability to align our incurrence of expenses with our recognition of revenues.

We incur operating expenses based upon anticipated revenue trends. Because a high percentage of these expenses are relatively fixed, a delay in recognizing revenues from transactions related to these expenses (which delay may be due to the factors described elsewhere in this section or may be due to other factors) could cause significant variations in operating results from quarter to quarter, and such a delay could materially reduce operating income. If these expenses are not subsequently matched by revenues, our business, financial condition, or results of operations could be materially and adversely affected.

We may fail to achieve our financial forecasts due to the inherent difficulties in making predictions of market activity.

Our revenues and particularly our new software license revenues are difficult to forecast, and, as a result, our actual operating results can differ significantly from our estimates, and such differences may be material. We use an internal customer relationship management system to manage all of our “sales funnel” activities. Information relating to existing and potential customers is updated weekly. The system provides us with estimates of future sales from existing and potential customers, the effectiveness of which relies solely on our ability to predict sales activity, both in a particular quarter and over longer periods of time. Many factors may affect actual sales activity, such as weakened economic conditions, which may cause our customers and potential customers to delay, reduce, or cancel IT-related purchasing decisions, and the tendency of some IT customers to wait until the end of a fiscal period in the hope of obtaining more favorable terms. If actual sales activity differs from our estimate, then we may have planned our activities and budgeted incorrectly and this may adversely affect our business and results of operations.

Our products may contain defects that could harm our reputation, be costly to correct, delay revenues, and expose us to litigation.

Our products are highly complex and sophisticated and, from time to time, may contain design defects or software errors that are difficult to detect and correct. Errors may be found in new software products or improvements to existing products after delivery to our customers. If these defects are discovered, we may not be able to successfully correct such defects in a timely manner. In addition, despite the extensive tests we conduct on all of our products, we may not be able to fully simulate the environment in which our products will operate and, as a result, we may be unable to adequately detect the design defects or software errors which may become apparent only after the products are installed in an end-user’s network. The occurrence of errors and failures in our products could result in the delay or the denial of market acceptance of our products, and alleviating such errors and failures may require us to make significant expenditure of our resources. The harm to our reputation resulting from product errors and failures may be materially damaging. Because we regularly provide a warranty with our products, the financial impact of fulfilling warranty obligations may be significant in the future. Our agreements with our strategic partners and end-users typically contain provisions designed to limit our exposure to claims. These agreements regularly contain terms such as the exclusion of all implied warranties and the limitation of the availability of consequential or incidental damages. However, such provisions may not effectively protect us against claims and the attendant liabilities and costs associated with such claims. Accordingly, any such claim could negatively affect our business, operating results or financial condition.

A claim for damages, regardless our responsibility for the failure, could expose us to liability.

We provide business management solutions that we believe are critical to the operations of our customers’ businesses and provide benefits that may be difficult to quantify. Any failure of a customer’s system installed by us or of the services offered by us could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we attempt to limit our contractual liability for damages resulting from negligent acts, errors, mistakes, or omissions in rendering our services, we cannot assure you that the limitations on liability we include in our agreements will be enforceable in all cases, or that those limitations on liability will otherwise protect us from liability for damages. There can be no assurance that any insurance coverage we may have in place will be adequate or that current coverages will remain available at acceptable costs. Successful claims brought in excess of any insurance coverage could seriously harm our business, prospects, financial condition, and results of operations. Even if not successful, large claims against us could result in significant legal and other costs and may be a distraction to our senior management.

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Our products rely on the stability of infrastructure software that, if not stable, could negatively impact the effectiveness or reliability of our products, resulting in harm to our reputation and business.

Our development of internet and intranet applications depends and will continue to depend on the stability, functionality, and scalability of the infrastructure software of the underlying internet and intranet.   If weaknesses in such infrastructure exist, we may not be able to correct or compensate for such weaknesses. If we are unable to address weaknesses resulting from problems in the infrastructure software such that our products do not meet customer needs or expectations, our reputation and, consequently, our business may be significantly harmed.

In addition, our business and operations are highly automated, and a disruption or failure of our systems may delay our ability to complete sales and to provide services. A major disaster or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems could severely affect our ability to conduct normal business operations, which may materially and adversely affect our future operating results.

We may become involved in litigation that may materially adversely affect us.

From time to time in the ordinary course of our business, we may become involved in various legal proceedings, including commercial, product liability, employment, class action, and other litigation and claims, as well as governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, and cause us to incur significant expenses. Furthermore, because litigation is inherently unpredictable, the results of any such actions may have a material adverse effect on our business, operating results, or financial condition.

Our contracts with government clients subject us to risks including early termination, audits, investigations, sanctions, and penalties.

A significant portion of our revenues comes from contracts with the U.S. government, state and local governments, and their respective agencies, which may terminate most of these contracts at any time, without cause. The percentage of revenue from governmental contracts as a percentage of total revenue for the periods ended December 31, 2015 and December 31, 2014 were 42% percent and 50% percent, respectively.   At this time, governments and their agencies are operating under increased pressure to reduce spending. Any federal government contracts are subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under those contracts. Similarly, any contracts at the state and local levels are subject to government funding authorizations. Additionally, government contracts are generally subject to audits and investigations that could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions, or debarment from future government business.

The Company is subject to the reporting requirements of federal securities laws, causing the Company to make significant compliance-related expenditures that may divert resources from other projects, thus impairing its ability to grow.

In 2012, Intellinetics Ohio became a subsidiary of the Company and, accordingly, Intellinetics Ohio is now subject to the information and reporting requirements of the Exchange Act, and other federal securities laws, including the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the Commission and furnishing audited reports to stockholders causes our expenses to be higher than they would have been if Intellinetics Ohio had remained privately held and had not become our subsidiary.

The Sarbanes-Oxley Act and rules subsequently implemented by the Commission have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to continue to keep our compliance costs high in 2016 and beyond, and to make certain activities more time-consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

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The elimination of monetary liability against our directors, officers, agents and employees under Nevada law, and the existence of indemnification rights to such persons, may result in substantial expenditures by the Company and may discourage lawsuits against our directors, officers, agents and employees.

Our articles of incorporation and bylaws contain provisions permitting us to eliminate the personal liability of our directors, officers, agents and employees to the Company and its stockholders for damages for breach of fiduciary duty to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers, agents and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against certain individuals for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers, agents and employees even though such actions, if successful, might otherwise benefit the Company and stockholders.

Risks Relating to Our common stock

Shares of our common stock that have not been registered under the Securities Act, regardless of whether such shares are restricted or unrestricted, are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144.

Pursuant to Rule 144 of the Securities Act, a “shell company” is defined as a company that has no or nominal operations, and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets. As such, we were a shell company pursuant to Rule 144 prior to 2012, and sales of our securities pursuant to Rule 144 were restricted until at least twelve months from February 13, 2012, the date that we filed our Current Report on Form 8-K with the SEC, reflecting the Company’s status as a non- “shell company.” Even after February 13, 2013, investors may be reluctant to invest in our securities because they are securities of a former shell company that may not be freely tradable as securities of companies that are not former “shell companies”. In addition, since the Company is a former shell company, shareholders with restricted securities cannot rely upon Rule 144 for sales of restricted securities in the event that the Company is not current in its filing obligations under the Exchange Act.

Management exercises significant control over matters requiring stockholder approval which may result in the delay or prevention of a change in our control.

The officers, directors, and key employees of Intellinetics hold approximately 27% of the beneficial ownership of our outstanding common stock. As a result, the management and key employees of Intellinetics have a significant portion of the voting power over all matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions. This concentration of ownership in the management and key employees of Intellinetics may also have the effect of delaying or preventing a change in control of the Company that may be otherwise viewed as beneficial by stockholders other than Intellinetics’ management.

Our shares are quoted on the OTC Bulletin Board/OTC Pink and are subject to a high degree of volatility and liquidity risk.

Our common stock is currently quoted on the OTC Bulletin Board and OTC Pink.   As such, we believe our stock price to be more volatile and the share liquidity characteristics to be of higher risk than if we were listed on one of the national exchanges. Also, if our stock were no longer quoted on the OTCBB/OTCPink, the ability to trade our stock would become even more limited and investors might not be able to sell their shares. Consequently, investors must be prepared to bear the economic risk of holding the securities for an indefinite period of time.

Shares eligible for future sale may adversely affect the market price of our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. Any substantial sale of our common stock pursuant to Rule 144 may have an adverse effect on the market price of our common stock.

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The price of our common stock may fluctuate significantly.

The common stock of public companies can experience extreme price and volume fluctuations. These fluctuations often have been unrelated or out of proportion to the operating performance of such companies. We expect our stock price to be similarly volatile. These broad market fluctuations may continue and could harm our stock price. Any negative change in the public’s perception of the prospects of our business or companies in our industry could also depress our stock price, regardless of our actual results. Factors affecting the trading price of our common stock may include:

•	Variations in operating results;

•	Announcements of technological innovations, new products or product enhancements, strategic alliances, or significant agreements by us or by competitors;

•	Recruitment or departure of key personnel;

•	Litigation, legislation, regulation, or technological developments that adversely affect our business; and

•	Market conditions in our industry, the industries of our customers, and the economy as a whole.

Further, the stock market in general, and securities of smaller companies in particular, can experience extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. You should also be aware that price volatility might be worse if the trading volume of our common stock is low.

The volatility of our stock price could lead to losses by stockholders.

The market price of our common stock may be subject to wide fluctuations in response to: (i) quarterly and annual variations in operating results, (ii) announcements of technological innovations or new products that are relevant to our industry, or (iii) other events or factors. In addition, financial markets experience significant price and volume fluctuations that particularly affect the market prices of equity securities of many technology companies. These fluctuations have often resulted from the failure of such companies to meet market expectations in a particular quarter, and thus such fluctuations may or may not be related to the underlying operating performance of such companies. Broad market fluctuations or any failure of our operating results in a particular quarter to meet market expectations may adversely affect the market price of our common stock. Occasionally, periods of volatility in the market price of a company’s securities may lead to the institution of securities class action litigation against a company. Due to the volatility of our stock price, we may be the target of such securities litigation in the future. Such legal action could result in substantial costs to defend our interests and a diversion of management’s attention and resources, each of which would have a material adverse effect on our business and operating results.

Our common stock may be subject to Penny Stock Rules, which could affect trading.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00, subject to exceptions. The rules require that a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the rules generally require that before a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. Our common stock has never traded above $5.00 per share, and as such the holders of our common stock or other of our securities may find it more difficult to sell their securities.

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The Company has outstanding warrants having a “cashless exercise” feature.

As part of offerings of equity in 2013 and 2015, the Company has issued warrants to purchase a total of 5,509,176 shares of common stock. The warrants have a cashless exercise feature giving the holders the option of not paying cash to exercise the warrants but gives the holder the right to surrender a portion of the warrants to the Company as full payment of the exercise price and receive shares equal to the difference between the exercise price and the price of the shares at the time of exercise. The Company would not receive any proceeds from the exercise of warrants issued to the holder, causing dilution to existing stockholders with no corresponding influx of capital. This may affect our ability to raise additional equity capital.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because we do not expect to pay any dividends on our common stock for the foreseeable future, investors in this offering may never receive a return on their investment.

We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. The declaration, payment, and amount of any future dividends, if any, will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors that the board of directors considers relevant. In addition, any future credit facilities we enter into may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated into this report by reference contain, and we may from time to time make, forward-looking statements. From time to time in the future, we may make additional forward-looking statements in presentations, at conferences, in press releases, in other reports and filings and otherwise. Forward-looking statements are all statements other than statements of historical fact, including statements that refer to plans, intentions, objectives, goals, targets, strategies, hopes, beliefs, projections, prospects, expectations or other characterizations of future events or performance, and assumptions underlying the foregoing. The words “may”, “could”, “should”, “would”, “will”, “project”, “intend”, “continue”, “believe”, “anticipate”, “estimate”, “forecast”, “expect”, “plan”, “potential”, “opportunity”, “scheduled”, “goal”, “target” and “future”, variations of such words, and other comparable terminology and similar expressions and references to future periods are often, but not always, used to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about the following:

•	our prospects, including our future business, revenues, expenses, net income, earnings per share, margins, profitability, cash flow, cash position, liquidity, financial condition and results of operations, backlog of orders and revenue, our targeted growth rate, our goals for future revenues and earnings, and our expectations about realizing the revenues in our backlog and in our sales pipeline;

•	the effects on our business, financial condition and results of operations of current and future economic, business, market and regulatory conditions, including the current economic and market conditions and their effects on our customers and their capital spending and ability to finance purchases of our products, services, technologies and systems;

•	the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, cash flow, capital expenditures, liquidity, financial condition and results of operations;

•	our products, services, technologies and systems, including their quality and performance in absolute terms and as compared to competitive alternatives, their benefits to our customers and their ability to meet our customers’ requirements, and our ability to successfully develop and market new products, services, technologies and systems;

•	our markets, including our market position and our market share;

•	our ability to successfully develop, operate, grow and diversify our operations and businesses;

•	our business plans, strategies, goals and objectives, and our ability to successfully achieve them;

•	the sufficiency of our capital resources, including our cash and cash equivalents, funds generated from operations, availability of borrowings under our credit and financing arrangements and other capital resources, to meet our future working capital, capital expenditure, lease and debt service and business growth needs;

•	the value of our assets and businesses, including the revenues, profits and cash flow they are capable of delivering in the future;

•	industry trends and customer preferences and the demand for our products, services, technologies and systems;

•	the nature and intensity of our competition, and our ability to successfully compete in our markets;

•	business acquisitions, combinations, sales, alliances, ventures and other similar business transactions and relationships; and

•	the effects on our business, financial condition and results of operations of litigation, warranty claims and other claims and proceedings that arise from time to time.

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Any forward-looking statements we make are based on our current plans, intentions, objectives, goals, targets, strategies, hopes, beliefs, projections and expectations, as well as assumptions made by and information currently available to management. Forward-looking statements are not guarantees of future performance or events, but are subject to and qualified by substantial risks, uncertainties and other factors, which are difficult to predict and are often beyond our control. Forward-looking statements will be affected by assumptions and expectations we might make that do not materialize or that prove to be incorrect and by known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, anticipated or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described in “Item 1A. Risk Factors” as well as other risks, uncertainties and factors discussed elsewhere in this report, in documents that we include as exhibits to or incorporate by reference in this report, and in other reports and documents we from time to time file with or furnish to the Securities and Exchange Commission. In light of these risks and uncertainties, you are cautioned not to place undue reliance on any forward-looking statements that we make.

Any forward-looking statements contained in this report speak only as of the date of this report, and any other forward-looking statements we make from time to time in the future speak only as of the date they are made. We undertake no duty or obligation to update or revise any forward-looking statement or to publicly disclose any update or revision for any reason, whether as a result of changes in our expectations or the underlying assumptions, the receipt of new information, the occurrence of future or unanticipated events, circumstances or conditions or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock covered by this prospectus by the selling shareholders. To the extent that the selling shareholders exercise for cash all of the warrants covering the 4,770,786 shares of common stock issuable upon exercise of all of the warrants held by such selling shareholders, we may receive $3,160,175 from such exercises. The warrants may expire without having been exercised. Even if some or all of these warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. We intend to use any proceeds we receive upon exercise of the warrants for general corporate and working capital purposes.

PRICE RANGE OF COMMON STOCK

Our common stock is available for quotation on the OTC Bulletin Board and OTC Pink, under the symbol “INLX.” These quotations represent interdealer prices, without retail markup, markdown or commission, and may not represent actual transactions. Currently, our common stock is very thinly traded. There can be no assurance that a significant active trading market in our common stock will develop, or if such a market develops, that it will be sustained. The following table sets forth the range of the high and low bid prices per share of our common stock for each quarter (or portion thereof) as reported on the OTCBB, as applicable, since on January 1, 2014.

Common Stock

Quarter Ended	High	Low

December 31, 2015	$0.90	$0.90
September 30, 2015	$0.75	$0.75
June 30, 2015	$0.57	$0.57
March 31, 2015	$0.48	$0.48
December 31, 2014	$0.30	$0.18
September 31, 2014	$0.70	$0.15
June 30, 2014	$0.66	$0.44
March 31, 2014	$0.81	$0.29

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HOLDERS OF COMMON STOCK

As of March 23, 2016, we had 126 stockholders of record. Such number of record stockholders does not include additional stockholders whose shares are held in street or nominee name by banks, brokerage firms, and other institutions on their behalf.

DIVIDEND POLICY

Dividends may be declared and paid out of legally available funds at the discretion of our Board of Directors. We have never declared or paid any cash dividends on our common stock. We do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors. We currently intend to utilize all available funds to develop our business.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial conditions and results of operations of the Company for the fiscal years ended December 31, 2015, and 2014 should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. References in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “the Company,” “us,” “we,” “our,” and similar terms refer to Intellinetics, Inc., a Nevada corporation (“Intellinetics”), and its sole operating subsidiary, Intellinetics, Inc., an Ohio corporation (“Intellinetics Ohio”), unless we state otherwise or the context indicates otherwise.

This discussion includes forward- looking statements, as that term is defined in the federal securities laws, based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as “anticipate,” “estimate,” “plan,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions are used to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. Factors that may affect our results include, but are not limited to, the risk factors that are included in above in this prospectus. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues, and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, contingencies and litigation. We base our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant estimates inherent in the preparation of our financial statements include estimates as to the percentage of completion method used in revenue recognition, estimates used in the allowance for doubtful accounts and assumptions applied in the valuation of stock compensation and warrants. These accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this report for the year ended December 31, 2015.

Recent Developments

Entrance into Material Contract

On April 5, 2016, the Company entered into a Master Services Reseller Agreement (the “Reseller Agreement”) with Staples the Office Superstore, LLC, a subsidiary of Staples, Inc. (“Staples”). This Reseller Agreement relates to the establishment of a reseller relationship between the Company and Staples, whereby Staples may retain the Company to provide the Company’s full portfolio of services to Staples’ small and mid-market business customers. The Staples salesforce will be identifying opportunities on behalf of the Company, and then working with the Company for the provision of services.

While the Reseller Agreement is not an exclusive arrangement, and does not provide for a minimum amount of service orders, the Company considers the Reseller Agreement significant because it provides the company with an opportunity to provide services to Staples’ existing customer base and new customers as well. The Company is not able to make reasonably reliable projections about the potential revenue this Reseller Agreement will yield at this time.

The Reseller Agreement provides for customary covenants, representations, warranties, and indemnities by the Company to Staples.

Issuance of Stock Options

On January 1, 2016, the Company granted employees stock options to purchase 250,000 shares of common stock of the Company at an exercise price of $0.90 per share, in accordance with the 2015 Intellinetics Inc. Equity Incentive Plan, with vesting continuing until 2019. The total fair value of $196,250 for these stock options will be recognized by the Company over the applicable vesting period.

On February 10, 2016, the Company granted employees stock options to purchase 210,000 shares of common stock of the Company at an exercise price of $0.96 per share, in accordance with the 2015 Intellinetics Inc. Equity Incentive Plan, with vesting continuing until 2019. The total fair value of $174,748 for these stock options will be recognized by the Company over the applicable vesting period.

Issuance of Stock

On January 2, 2016 the Company issued 69,433 new shares of restricted common stock to directors of the Company in accordance with the 2015 Intellinetics Equity Incentive Plan. The Company recorded stock compensation of $62,500 on January 2, 2016.

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Conversion of Convertible Notes

On January 6, 2016, convertible promissory note holders converted $135,000 of convertible notes and $35,038 of accrued interest in exchange for 303,639 shares of Company stock and 141,698 of note holder warrants. For more information, see the Note 15 to the Consolidated Financial Statements, titled “Subsequent Events” included at the end of this Prospectus.

Sale of Securities

On January 25, 2016, the Company sold 506,599 units for $607,919, consisting of two shares of common stock, par value $0.001 per share, and a warrant to purchase common stock to qualified accredited investors, as part of a private placement offering commenced in December 2015. For more information, see the Note 15 to the Consolidated Financial Statements, titled “Subsequent Events” included at the end of this Prospectus.

Exercise of Contingent Warrants

On February 15, 2016, A. Michael Chretien, an officer of the Company, exercised stock warrants issued on February 15, 2013 in exchange for 500,000 of common stock at $0.007 per share, for an aggregate amount of $3,500. For more information, see the Note 15 to the Consolidated Financial Statements, titled “Subsequent Events” included at the end of this Prospectus.

Overview

The Company is an Enterprise Content Management (“ECM”) software development, sales and marketing company serving both the public and private sectors. The Company provides its software solutions principally through (i) the direct licensing of its software installed on customer computer platforms and (ii) providing the applications as a service, accessible through the internet. The latter delivery model is what is referred to as a “cloud-based” or “software as a service” (“SaaS”) model.

The Company’s software products allow customers to manage “enterprise content” (unstructured data such as hard-copy scanned documents, Word documents, Excel spreadsheets, JPEG files, images, pictures, faxes, audio/video files, emails, and PowerPoint presentations) through the complete document life cycle for that organization. The Company’s platform, Intellivue™, improves and enhances business operations for clients by making document and content management simple, accessible and affordable.   Our approach to deploying templates for specific business processes is designed to empower clients to affordably manage their documents entirely within the Intellivue™ platform.

To date, most of our software customers install our software onto computers at their location (premises-based). In time, the Company anticipates that the provision of “cloud” application services, or software as a service (SaaS), will become a more significant part of its software sales business. We anticipate that cloud-based services will become the principal part of our software sales business and a primary source of revenues for us, because this model allows customers to avoid significant upfront costs for hardware and installation services required for a premises-based delivery. That said, we are just beginning to see our customers migrate to such cloud-based services. Our revenues from cloud-based delivery of our software, as a percentage of total revenue for the period ended December 31, 2015 and December 31, 2014, were 12% and 13% respectively.

Our current sales strategy is to focus our sales efforts toward a much greater percentage of sales through intermediaries, such as software resellers and multi-function device resellers, rather than through direct sales. We have developed marketing programs with resellers that facilitate their selling and support of our software solutions. We refer to these resellers as our “channel partners.”   We believe that our channel partner strategy improvements have increased the competitive strength of our platform of products. In addition, we have established a set of business solutions templates that provide base software configurations which we believe will facilitate our delivery and installation of software to our customers. We believe that these advancements, in the aggregate, will allow us to license and sell our products to a broader customer base, shortening our sales cycle, making margins more consistent, and allowing us to expand our sales through new channel partnerships.   In 2014 and 2015, we devoted significant efforts, in both development and marketing, in bringing about this change in core strategic focus for the Company.

Revenues

Revenues are generated from the licensing, subscription and maintenance of our enterprise software products and from professional services fees in connection with the implementation and integration of software applications. Our revenues, especially our license revenues, are impacted by the competitive strength of our software products, as well as general economic and industry conditions.

For our sales of software our customer base has traditionally been made up of customers with larger projects that can take as much as nine months to two years to complete. During the second quarter ending June 30, 2015, the Company changed from the completed contract basis to the percentage of completion basis, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract, or on a completed contract basis when dependable estimates are not available. Prior to the second quarter ended June 30, 2015, the Company had recognized these contracts exclusively on the completed contract basis. With our improvements in internal processes the Company now has the ability to make more dependable estimates.

Cost of Revenues

We maintain a staff of software design engineers, developers, installers and customer support personnel, dedicated to the development and implementation of customer applications, customer support and maintenance of deployed software applications. While the total costs related to these personnel are relatively consistent from period to period, the cost of revenues categories to which these costs are charged may vary depending on the type of work performed by our staff.

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Costs of revenues also include the costs of server hosting and Software as a Service applications, as well as certain third-party costs and hardware costs incurred. Third-party and hardware costs may vary widely from quarter to quarter.

Sales and Marketing Expenses

Sales expenses consist of compensation and overhead associated with the development and support of our channel sales network, as well as our direct sales efforts. Marketing expenses consist primarily of compensation and overhead associated with the development and production of product marketing materials, as well as promotion of the Company’s products through the trade and industry.

General and Administrative Expenses

General and administrative expenses consist of the compensation and overhead of administrative personnel and professional services firms performing administrative functions, including management, accounting, finance and legal services, plus expenses associated with infrastructure, including depreciation, information technology, telecommunications, facilities and insurance.

Interest, Net

Interest, net, consists primarily of interest expense associated with our notes payable. See Results of Operations – Interest Expense, Net, for additional information.

How We Evaluate our Business Performance and Opportunities

Major Quantitative and Qualitative Factors we Consider in the Evaluation of our Business

The major qualitative and quantitative factors we consider in the evaluation of our operating results include the following:

·	Our current strategy is to focus upon cloud-based delivery of our software products through channel partners. Historically, our revenues have mostly resulted from premise-based software licensing revenue and professional services revenue. Our observation of industry trends leads us to anticipate that cloud-based delivery will become our principal software business and a primary source of revenues for us, but we are just beginning to see our customers migrate to cloud-based services. Accordingly, when we evaluate our results, we assess whether our cloud-based software revenues are increasing, relative to prior periods and relative to other sources of revenue. Additionally, we assess whether our sales resulting from relationships with channel partners are increasing, relative to prior periods and relative to direct sales to customers. Finally, we consider the number of channel partners with which we have a contract or other relationship to be an indicator of our performance and future results.

·	Our customer engagements often involve the development and licensing of customer-specific software solutions and related consulting and software maintenance services. When analyzing whether to undertake a particular customer engagement, we often consider all of the following factors as part of our overall strategy to grow the business: (i) the profit margins the project may yield, (ii) whether the project will allow us to enter a new geographic market, (iii) whether the project would enable us to demonstrate our capabilities to large national resellers, or (iv) whether the project would help to develop new product and service features that we could integrate into our suite of products, resulting in an overall product portfolio that better aligns with the needs of our target customers. As a result of this pipeline analysis, we may take on projects with a lower project margin if we determine that the project is valuable to our business for the other reasons discussed.

·	Our sales cycle is long, sometimes lasting 18-24 months. Even when a project begins, we often perform pre-installation assessment, project scoping, and implementation consulting. Our revenue and profit in any particular period is significantly influenced by sales efforts and preliminary project work conducted in prior periods but not completed and recognized until the current period. Therefore, when we plan our business and evaluate our results, we consider the revenue we expect to recognize from projects in our late-stage pipeline.

·	Our research and development efforts and expenses to create new software products are critical to our success. When developing new products or product enhancements, our developers collaborate with our own employees across a wide variety of job functions. We also gather in-depth feedback from our customers and channel partners. We evaluate new products and services to determine their likelihood of market success and their potential profitability.

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·	We monitor our costs and capital needs to ensure efficiency as well as an adequate level of support for our business plan.

Uncertainties, Trends, and Risks that can cause Fluctuations in our Operating Results

Our operating results have fluctuated significantly in the past and are expected to continue to fluctuate in the future due to a variety of factors.   Factors that affect our operating results include the following:

·	our capital needs, and the costs at which we are able to obtain capital;
·	general economic conditions that affect the amount our customers are spending on their software needs, the cost at which we can provide software products and services, and the costs at which we can obtain capital;
·	the development of new products, requiring development expenses, product rollout, and market acceptance;
·	the length of our sales cycle;
·	the fact that many of our customers are governmental organizations, exposing us to the risk of early termination, audits, investigations, sanctions, and other penalties not typically associated with private customers;
·	our relationships with our channel partners, for purposes of product delivery, introduction to new markets and customers, and for feedback on product development;
·	our need to increase expenses at the beginning of a customer project, while associated revenue is recognized over the life of the project;
·	the potential effect of security breaches, data center infrastructure capacity, our use of open-source software, and governmental regulation and litigation over data privacy and security;
·	whether our clients renew their agreements and timely remit our accounts receivable;
·	whether we can license third-party software on reasonable terms;
·	our ability to protect and utilize our intellectual property; and
·	the effects of litigation, warranty claims, and other claims and proceedings.

Due to all these factors and the other risks discussed in “Item 1.A Risk Factors” of this report, our results of operations should not be relied upon as an indication of our future performance.   A comparison of our operating results with prior periods is not necessarily meaningful or indicative of future performance.

Results of Operations

Overview - Fiscal 2015 Compared to Fiscal 2014

We reported net losses of $3,921,428 and $1,648,641 for the twelve months ended December 31, 2015, and 2014, respectively, representing an increase in net loss of $2,272,787 or 137%. We reported gross profit of $1,854,750 and $1,184,847 for the twelve months ended December 31, 2015, and 2014, respectively, representing an increase in gross profit of $669,903 or 57%. We reported operating expenses of $3,410,560 and $2,582,732 for the twelve months ended December 31, 2015, and 2014, respectively, representing an increase in operating expenses of $827,828. The increase in operating expenses year-over-year was principally related to legal and professional fees relating to the private placement of common stock, warrants sold, and the conversion of convertible notes through December 31, 2015, as well as share-based compensation granted to directors of the Company.

Revenues

We reported total revenues of $2,336,991 and $1,485,873 for the twelve months ended December 31, 2015, and 2014, respectively, representing an increase of $851,118 or 57%. The increase in total revenues year-over-year is attributable to several factors as described below.

Sale of Software

Revenues from the sale of software principally consist of sales of additional or upgraded software licenses and applications to existing customers and sales of software to our resellers. These software revenues were $601,141 and $223,276, for the twelve months ended December 31, 2015, and 2014, respectively, representing an increase of $377,865, or 169%. The increase year-over-year in sales was due to our efforts to develop and expand our channel partner reseller organization.

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Sale of Software as a Service

For those customers that wish to avoid the upfront costs of typical premises-based software installations, we provide access to our software solutions as a service, accessible through the internet. Our customers typically enter into our software as a service agreement for periods in excess of one year. Under these agreements, we generally provide access to the applicable software, data storage and related customer assistance and support. Our software as a service revenue were $281,899 and $189,945, for the twelve months ended December 31, 2015, and 2014, respectively, representing an increase of $91,954 or 48%. The increase in revenue year-over-year was primarily the result of new customers and relationships with channel partners.

Sale of Software Maintenance Services

Software maintenance services revenues consist of fees for post contract customer support services provided to license holders. These agreements allow our customers to receive technical support, enhancements and upgrades to new versions of our software products when and if available. A substantial portion of these revenues were generated from customers to whom we sold software in prior years who have continued to renew their maintenance agreements. The support and maintenance agreements typically have a term of 12 months. Our software maintenance support revenue was $941,531 and $865,743, for the twelve months ended December 31, 2015, and 2014, respectively, representing an increase of $75,788, or 9%. The increase in revenue year-over-year was primarily the result of new accounts that we have gained through our growing sales channel partner network and renewals of existing maintenance agreements.

Sales of Professional Services

Professional services revenues consist of revenues from consulting, discovery, training, and advisory services to assist customers with document management needs. These revenues include those arrangements where we do not sell software license as an element of the overall arrangement. Professional services revenues were $382,717 and $144,809, for the twelve months ended December 31, 2015 and 2014, respectively, representing an increase of $237,908 or 164%. The increase in revenue was primarily resulted from consulting contracts that were recognized in 2015.

Sale of Third Party Services

Third party services consist of third party vendor software, hardware and/or services purchases as requested by our customers in as need in conjunction with Intellinetics core software or services. Beginning in the first quarter of 2014, we separated these revenues from our other revenues, because we do not charge a mark-up on the procurement of these third-party products and services for our customers. By classifying these revenues under a separate revenue category, we are attempting to reduce the extent to which fluctuations in this revenue category impact the other categories of revenues. Third party services revenues were $129,703 and $62,100, respectively, for the twelve months ended December 31, 2015 and 2014 respectively, representing an increase of $67,603 or 109%.

Costs of Revenue

The cost of revenues during the twelve months ended December 31, 2015, and 2014 were $482,241 and $301,026, respectively, representing an increase of $181,205, or 60%. The increase in cost of revenue year-over-year is primarily the result of an increase in premise software revenue and professional services revenue in 2015 that had entailed customized features, enhancements and integration, which increased the amount of labor to meet the outlined specifications of the clients.

Gross Margins

Overall gross margin for the twelve months ended December 31, 2015, and 2014 were 79% and 80%, respectively, representing a decrease of 1%. The decrease in gross margin year-over-year is primarily as result of an increase of costs associated with software costs in the sale of software and professional services revenues as discussed in Costs of Revenue above.

Cost of Software Revenues

Cost of software revenues consists primarily of third-party software licenses that are sold in connection with our core software applications and labor costs of our software engineers and implementation consultants. Cost of software revenues was $125,108 and $55,677 for the twelve months ended December 31, 2015, and 2014, respectively, representing an increase of $69,431 or 125%. Gross margin for this product category increased to 79% for the twelve months ended December 31, 2015 from 75% for the twelve months ended December 31, 2014. In 2014, we had software revenues with significant software engineering labor costs in applying the applications and implementing our software on new premise clients. In 2015, our software revenues contained less software engineering costs, since our clients had less customization than in 2014.

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Cost of Software as a Service

Cost of software as a service consists primarily of technical support personnel and related costs. Cost of software as a service was $55,690 for the twelve months ended December 31, 2015, as compared to $30,421 for the twelve months ended December 31, 2014, representing an increase of $25,269, or 83%. The increase was from an increase in technical support personnel added as our software as a service revenues increase.

Gross margins for this product category were 80% and 84% for the twelve months ended December 31, 2015, and 2014.

Cost of Software Maintenance Services

Cost of software maintenance services consists primarily of technical support personnel and related costs. Cost of software maintenance services for the twelve months ended December 31, 2015 was $128,597 compared to $124,811 for the twelve months ended December 31, 2014.

Gross margins in this product category were 86% and 86% for the twelve months ended December 31, 2015, and 2014, respectively.

Cost of Professional Services

Cost of professional services consists primarily of the compensation of our software engineers and implementation consultants and related third-party costs. Cost of consulting services was $100,768 for the twelve months ended December 31, 2015, as compared to $38,857 for the twelve months ended December 31, 2014, representing an increase of $61,911 or 159%. The increase year-over-year resulted primarily from more professional services in 2015, which increased labor costs.

Gross margins in this product category were 74% and 73% for the twelve months ended December 31, 2015, and 2014, respectively. Gross margins related to consulting services are typically lower and may vary widely, depending upon the nature of the consulting project and the amount of labor it takes to complete a project.

Operating Expenses

General and Administrative Expenses

General and administrative expenses were $2,607,643 during the twelve months ended December 31, 2015 as compared to $1,753,504 during the twelve months ended December 31, 2014, representing an increase of $854,139 or 49%. The increase year-over-year was primarily due to the increase in attorney fees and other professional fees, including cash commissions paid to the placement agent in 2015 for the sale of common stock and the conversion of convertible stock, the fair value of stock warrants issued as commissions to the placement agent, and the stock-based compensation to directors.

Sales and Marketing Expenses

Sales and marketing expenses decreased to $791,291 during the twelve months ended December 31, 2015 as compared to $804,916 during the twelve months ended December 31, 2014, representing a decrease of $13,625 or 2%. The decrease year-over-year was primarily related to our increased emphasis on utilizing our channel partners in selling activities, which decreased our sales and marketing team travel expenses.

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Depreciation

Depreciation was $11,626 for the twelve months ended December 31, 2015, as compared to $24,312 for the twelve months ended December 31, 2014, representing a decrease of $12,686 or approximately 52%. The decrease year-over-year was the result of certain assets becoming fully amortized.

Interest Expense, Net

Interest expense, net, was $2,365,618 during the twelve months ended December 31, 2015 as compared to $250,756 during the twelve months ended December 31, 2014, representing an increase of $2,114,862 or 843%. The increase year-over-year resulted primarily from an increase in the average debt balance outstanding during the twelve months ended December 31, 2015 and the fair value of stock warrants issued in the conversion of convertible stock. Approximately $2,033,868 in convertible notes and $428,779 in accrued interest associated with the notes were converted to equity on December 31, 2015.

Liquidity and Capital Resources

We have financed our operations primarily through a combination of cash on hand, cash generated from operations, borrowings from third parties and related parties, and proceeds from private sales of equity. As of December 31, 2015, our major liquidity indicators are:

•	Cash $ 1,117,118;
•	Working Capital Deficiency $ (793,780); and
•	Through December 31, 2015 we have incurred cumulative net losses since inception of $13,378,439.

From our inception, we have generated revenues from the sales and implementation of our internally generated software applications.   Our plan is to increase our sales and market share by developing an expanded network of resellers through which we expect to sell our expanded software product portfolio. We expect that this marketing initiative will require us to develop an expanded sales force and enhance our product marketing efforts, all of which will require additional capital. Although management believes that we may have access to additional capital resources, there are currently no commitments in place for new financing, and there is no assurance that we will be able to obtain funds on commercially acceptable terms, if at all.

During the fiscal year ended December 31, 2015, we raised $582,000 in net new funds through the issuance of convertible notes. The proceeds from these notes were used primarily to fund our working capital needs and general corporate purposes, including without limitation, debt reduction. On December 29 and 31, 2015, the Company entered into a securities purchase agreements with certain accredited investors for a private placement of common stock with attached warrants for gross proceeds of $1,392,080 (the “December Offering”). Subsequent to December 31, 2015, the Company closed the offering with an additional $607,919 in gross proceeds for the issuance of common stock with attached warrants. The December Offering raised a total of $1,999,999 in the sale of these unregistered securities.

The Company expects that through the next 12 months the capital requirements to fund the Company’s growth and to cover the operating costs as a public company will consume substantially all the cash flows that it intends to generate from its operations, in addition to the proceeds from the issuances of debt and equity securities. The Company further believes that during this period, while the Company is focusing on the growth and expansion of its business, the gross profit that it expects to generate from operations may not generate sufficient funds to cover these anticipated operating costs. Our cash requirements are insufficient by approximately $70,000 per month. Assuming over the next 9 to 12 months, we do not increase our cash flow generated from operations or invest in additional assets or expenses required for growth, we should have sufficient funds for planned operations and service for existing current debt obligations.

There is no assurance that the Company’s plans as discussed above will materialize and/or that the Company will have sufficient funds to fund the Company’s operations. Given these conditions, the Company ability to continue as a going concern is contingent upon successfully managing its cash requirements.

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Assuming that we are successful in our growth plans and development efforts, we believe that we will be able to raise additional funds through sales of our common stock, issuance of debt or some other financing source. There is no guarantee that we will be able to raise these additional funds or do so on acceptable terms.

Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Liquidity and Capital Resource - Equity Capital Resources

Shares Issued and Outstanding and Shares Reserved for Exercise of Warrants, Stock Options, and the 2015 Intellinetics Equity Incentive Plan

As of March 23, 2016, the Company has 16,794,992 shares of common stock issued and outstanding; and 7,439,733 shares reserved for issuance upon the exercise of outstanding warrants, stock options, and the 2015 Intellinetics Equity Incentive Plan.

Our shares are available for quotation on the Over-the-Counter Bulletin Board and OTC Pink, and we believe this is important for raising capital to finance our growth plan. We intend to deploy any future capital we may raise to expand our sales and marketing capabilities, develop ancillary software products, enhance our internal infrastructure, support the accounting, auditing and legal costs of operating as a public company, and provide working capital.

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Liquidity and Capital Resource - Debt Capital Resources

Deferral of Principal and Interest Payment Relating to Notes Payable Issued by Intellinetics to the Ohio State Development Authority

Intellinetics Ohio has issued two notes payable to the Ohio State Development Authority. In June 2014, Intellinetics Ohio and the Ohio State Development Authority entered into a Notice and Acknowledgement of Modification to Payment Schedule on both of the loans, deferring a portion of the interest payments until June 1, 2015. On September 25, 2015 both notes payable were amended as discussed below.

Both of these notes are subject to certain covenants and reporting requirements, with the Company. In July, 2014 the Company informed the Ohio State Development Authority that the employment requirement was not in compliance in relation to the Authority Loan No. 1. As a result of this noncompliance, the Company’s interest rate effective October 1, 2014 went from 6.00% to 7.00%. The impact of this increase is to raise the Company’s balloon payment by $6,000, and will be waived if the Company fulfills all of its other loan commitments, including satisfying the balloon payment. On September 25, 2015, this $1,012,500 note was amended and restated, setting forth the amount of principal, interest payable under the Note. The interest rate is changed to six percent 6% per annum until paid, with principal and interest payments according to a new amortization schedule, which reduces principal payments and defers interest payment until October 1, 2016. This note matures on August 1, 2018.

On August 14, 2014, the Company entered into a Second Amendment to Loan Agreement to the $750,000 note payable in which the Company is to provide employment of 19 full-time jobs and create an estimated twelve new full-time jobs and employment opportunities by December 31, 2015. If the Company fails, for reasons other than market conditions, to retain and create an aggregate of at least 25 such jobs and employment opportunities, the interest rate on the outstanding balance of the loan could increase to 10%. On September 25, 2015, the Company entered into a Third Amendment to Loan Agreement to the $750,000 note payable, to create and/or maintain nineteen full-time jobs for each month beginning on October 1, 2016. Additionally, a new amortization schedule will reduce the principal payments and defer interest payments until October 1, 2016, at which time the payments will restate the monthly principal and interest payments through the maturity date of August 1, 2018.

Promissory Notes

On December 31, 2014, the Company and Ramon M. Shealy converted their previous promissory notes, whose total principal balance and unpaid interest was $193,453 to a new single promissory note, with a maturity date of January 1, 2020. For more information, please see Note 7 to the Consolidated Financial Statements, titled “Notes Payable” included at the end of this Prospectus.

On December 31, 2014, Intellinetics Ohio and Jackie M. Chretien, who is related to the Secretary of the Company, and who is also related to the President, CEO, and director of the Company extended their original promissory note, with a maturity of January 1, 2015, by a Promissory Note Extension Agreement, with the maturity date of January 1, 2016 without changing any other terms of that promissory note. On January 1, 2016, the Company paid in full the principal and interest of this promissory note. See “Subsequent Events”, Note 15 to the Consolidated Financial Statements included at the end of this prospectus.

On December 31, 2014, Intellinetics and A. Michael Chretien, who is the Secretary of the Company, extended a promissory note with a maturity date of January 1, 2015, into a promissory note maturity of January 1, 2016. Without changing any other terms of that promissory note. On January 1, 2016, the Company paid in full the principal and interest of this promissory note. See “Subsequent Events”, Note 15 to the Consolidated Financial Statements included at the end of this Prospectus.

Issuance of Convertible Notes.

Throughout 2015, 2014 and 2013, the Company issued new convertible promissory notes as a source of debt liquidity to certain related and unrelated accredited investors. The total principal balance of such notes issued throughout 2015, 2014, and 2013 was $582,000, $1,225,000 and $361,868, respectively. The notes were convertible by the note investors into shares of common stock of the Company, par value $0.001 per share, at various conversion rates ranging from $0.30 to $0.56 per share. The annual rate of interest on such notes ranged from 6% to 12%, with most of the notes maturing on December 31, 2015. On December 31, 2015, the note investors converted $2,033,868 of principal and $428,779 of accrued interest in common stock with attached warrants. Subsequent to December 31, 2015, note investors converted $135,000 of principal and $35,038 of accrued interest in common stock with attached warrants. As of March 15, 2016 there are no convertible promissory notes outstanding. For more information, please see Note 8 to the Consolidated Financial Statements, titled “Notes Payable-Related Parties” and the Subsequent Events Note 15 to the Consolidated Financial Statements, included at the end of this Prospectus.

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Summary of Current Outstanding Indebtedness

The Company’s outstanding indebtedness at December 31, 2015 is as follows:

•	Promissory note held by Ohio State Development Authority, dated July 17, 2009, with an original principal balance of $1,012,500, and current principal balance of $493,373.

•	Promissory note held by Ohio State Development Authority, dated July 3, 2011, with an original principal balance of $750,000, and current principal balance of $559,661.

•	Promissory note held by Jackie Chretien, dated March 2, 2009, with an original principal balance of $80,000, current principal balance of $15,000, and accrued interest of $4,403.

•	Promissory note held by A. Michael Chretien, dated December 29, 2001, with an original principal balance of $55,167, current principal balance of $40,415, and accrued interest of $7,053.

•	Promissory note held by Ramon Shealy, dated December 31, 2014, with an original principal balance of $193,453, current principal balance of $164,799, and accrued interest of $1,396.

•

Convertible note held by two accredited investors, dated between June 24, 2014 and July 7, 2014, with an aggregate original principal balance of $ 135,000, current principal balance of $135,000, and accrued interest of $34,802.

Subsequent to December 31, 2015, the promissory notes of Jackie Chretien and A. Michael Chretien and the convertible notes held by two accredited investors, including all principal and accrued interest, have been paid or converted in full. See Subsequent Events Note 15 to the Consolidated Financial Statements, included at the end of this Prospectus.

There were no material commitments for capital expenditures at December 31, 2015.

Cash Flows

Operating Activities

Net cash used in operating activities for the twelve months ended December 31, 2015, and 2014 was $619,983 and $1,040,231, respectively. During the twelve months ended December 31, 2015, the net cash used in operating activities was primarily attributable to the net loss adjusted for non- cash expenses of $2,760,585, a decrease in operating assets of $145,591 and an increase in operating liabilities of $686,451. During the twelve months ended December 31, 2014, the net cash used in operating activities was primarily attributable to the net loss adjusted for non- cash expenses of $286,137, a decrease in operating assets of $4,932 and an increase in operating liabilities of $327,205.

Investing Activities

Net cash (provided) or used in investing activities for the twelve months ended December 31, 2015, and 2014 amounted to $5,558 and $(4,477), respectively, and was related to the purchase and (disposal) of or purchase of property and equipment.

Financing Activities

Net cash provided by financing activities for the twelve months ended December 31, 2015 amounted to $1,558,578. New borrowings of $582,000 were partially offset by $233,055 of notes payable repayments, of which $28,654 was repaid to related parties. The sale of common stock resulted in $1,209,633 in net cash during 2015.

Net cash provided by financing activities for the twelve months ended December 31, 2014 was $959,275. The net cash provided by financing activities resulted primarily from new borrowings of $1,225,000, of which $1,180,000 was borrowed from related parties, offset by $265,725 in repayments of which $17,500 was repaid to related parties.

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Critical Accounting Policies and Estimates

Liquidity, Going Concern and Management’s Plans

We have incurred substantial recurring losses since our inception. The accompanying financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. During the years 2012 through 2015 we raised a total of $7,603,157 through issuance of debt and equity securities.   We are also in the process of exploring strategies to increase our existing revenues. We believe we will be successful in these efforts; however, there can be no assurance we will be successful in raising additional debt or equity financing or finding any other financing source to fund our operations on terms agreeable to us.

On December 11, 2015, the Company commenced a private placement of equity and warrants (the “December Offering”), to accredited investors for the sale of 1,666,666 units, each unit consisting of two shares of common stock and a warrant to purchase one share of common stock, for the purchase price of $1.20 per unit. The Offering was open through December 31, 2015 and was extended at the election of the Company until January 31, 2016. Through December 31, the Company sold 1,160,067 units (2,320,134 common shares with 1,160,067 warrants), for gross proceeds of $1,392,080. Simultaneously with this December Offering, the Company also offered existing convertible noteholders the ability to convert into common stock any outstanding convertible notes issued by the Company, plus accrued interest, at each note’s conversion price. In addition, upon such conversion, the noteholders received noteholder warrants on the same terms as investors in the December Offering. During the period ending December 31, 2015, the Company converted $2,462,647 of convertible securities, which included $2,033,868 of principal and $428,779 of accrued interest.

Subsequent to December 31, 2015, on January 6, 2016, the Company converted two convertible promissory notes in a maximum aggregate principal amount of $135,000 with accrued interest of $35,038 into common stock, as part of an Offering offered on December 11, 2015.

On January 25, 2016, the Company completed the December Offering and raised an additional $607,919 through the sale of common stock and warrants. For more information, see Note 15 to the Consolidated Financial Statements, titled “Subsequent Events” included at the end of this Prospectus.

Use of Estimates

The preparation of our consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to exercise its judgment. We exercise considerable judgment with respect to establishing sound accounting policies and in making estimates and assumptions that affect the reported amounts of our assets and liabilities, our recognition of revenues and expenses, and other financial information.

On an ongoing basis, we evaluate our estimates and judgments. Areas in which we exercise significant judgment include, but are not necessarily limited to, our valuation of accounts receivable, and income taxes, along with the estimated useful lives of depreciable property, plant and equipment.

We base our estimates and judgments on a variety of factors, including our historical experience, knowledge of our business and industry, current and expected economic conditions, and the attributes of our products and services. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary.

While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates.

A description of significant accounting policies that require us to make estimates and assumptions in the preparation of our consolidated financial statements is as follows:

Revenue Recognition

We generate revenues from the sale of software licenses, both with and without professional services, from consulting services without an associated software sale, from maintenance services performed under periodic contracts and agreements that provide customers the use of our software applications as a service.

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We recognize revenues in accordance with Accounting Standards Codification (“ASC”) topic 985-605 “Software Revenue Recognition” (“ASC 985-605”). We record revenues from the sale of software licenses when persuasive evidence of an arrangement exists, delivery has occurred, there are no significant uncertainties surrounding customer acceptance, the fees are fixed and determinable, and collection is considered probable.

If an undelivered element for the arrangement exists under the license arrangement, revenues related to the undelivered element are deferred based on vendor specific objective evidence (“VSOE”) of the fair value of the undelivered element. Often, multiple-element sales arrangements include arrangements where software licenses and the associated post contract customer support (“PCS”) are sold together. We have established VSOE of the fair value of the undelivered PCS element based on the contracted price for renewal PCS included in the original multiple element sales arrangement, as substantiated by contractual terms and our PCS renewal experience from our existing customer base.

In connection with the sale of software with professional services, we provide the customer with a solution that is customized or configured to fit the customer’s particular needs and/or our professional services are essential to the functionality of the software. In these arrangements, the software license and professional services do not qualify for separate accounting. Accordingly, we record the revenues for these sales as prescribed by ASC 985-605, in accordance with the contract accounting guidelines in ASC topic 605-35 “Revenue Recognition: Construction-Type and Production-Type Contracts” (“ASC 605-35”), after evaluating for separation of any non- ASC 605-35 elements in accordance with the provisions of ASC 605-25, “Revenue Recognition: Multiple-Element Arrangements,” as updated.

The accounting guidelines require that the software license revenue to be recognized together with the professional services based on contract accounting using either the percentage-of-completion or completed-contract method. The Company recognizes revenue for these contracts on a percentage-of-completion basis, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract, or on a completed contract basis when dependable estimates are not available. Prior to the second quarter ended June 30, 2015, the Company had recognized these contract exclusively on the completed-contract basis. With improvements in internal processes, the Company now has the ability to make more dependable estimates.

Revenues generated under maintenance contracts are recognized ratably over the term of the contract. Software as a service revenues are typically billed on a monthly or annual basis.

We assess whether payment terms are customary or extended in accordance with normal practice relative to the market in which the sale is occurring. Our sales arrangements generally include standard payment terms; however, payment terms may be extended to accommodate the conditions of certain customers. These terms effectively relate to all customers, products and arrangements regardless of customer type, product mix or arrangement size.

We generally do not offer rights of return or any other incentives such as concessions, product rotation, or price protection and, therefore, do not provide for or make estimates of rights of return and similar incentives.

We establish allowances for doubtful accounts when available information causes us to believe that credit loss is probable.

Deferred Revenues

Deferred revenues relate to maintenance agreements which have been paid for by customers prior to the performance of those services, and payments received for professional services and license arrangements that have been deferred until completion under the Company’s completed contract revenue recognition method. Generally, all revenues will be recognized within twelve months after the signing of the agreement.

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OUR BUSINESS

Company Overview

Intellinetics, Inc., formerly known as GlobalWise Investments, Inc. (“Intellinetics”), is a Nevada holding company incorporated in 1997, with a single operating subsidiary, Intellinetics, Inc., an Ohio corporation (“Intellinetics Ohio,” together with Intellinetics, the “Company,” “we,” “us” and “our”). Intellinetics Ohio was incorporated in 1996, and on February 10, 2012, Intellinetics Ohio became the sole operating subsidiary of Intellinetics as a result of a reverse merger and recapitalization.

The Company is an enterprise content management (“ECM”) software development, sales and marketing company serving both the public and private sectors. In the public sector, the Company’s products, services and process models serve, principally, the critical needs of law enforcement and compliance agencies within the state and local government establishment. The Company provides its software solutions principally through (i) the direct licensing of its software installed on customer computer platforms and (ii) providing the applications as a service, accessible through the internet. The Company’s comprehensive solutions include services that range from pre-installation assessment, project scoping, implementation, consulting and ongoing software maintenance and customer support. In time, the Company anticipates that the provision of “cloud” application services, or software as a service, will become a more significant part of its software sales business.

The Company’s software products allow customers to manage “enterprise content” (unstructured data such as hard-copy scanned documents, Word documents, Excel spreadsheets, JPEG files, images, pictures, faxes, audio/video files, emails, and PowerPoint presentations) through its entire life cycle. The Company’s platform, Intellivue™, specializes in improving and enhancing business operations for clients by making document and content management simple, accessible and affordable. The Company offers industry-specific vertical “composite content applications” (“CCA”) to clients in a pre-configured, on-demand basis through the “On-demand Solution Store™.” This approach to deploying templates for specific business processes empowers clients to affordably manage their complete document life cycle inherently within the turnkey IntellivueTM platform.

Recent Developments

Sales of Unregistered Securities and Conversion of Convertible Equity

On December 11, 2015, the Company commenced a private offering of securities with certain accredited investors, for the sale of up to 1,666,666 units at $1.20 per unit, each unit consisting of two (2) shares of common stock and a warrant to purchase one (1) share of common stock at $0.65 per share (the “December Offering”). Simultaneously with this December Offering, the Company offered to existing holders of convertible notes issued by the Company (the “Noteholders”), the ability to convert into common stock any outstanding convertible notes issued by the Company, plus accrued interest, at each note’s conversion price (the “Note Exchange”). In addition, upon the conversion, the Noteholders received a number of warrants that contain the same terms as the warrants received by investors in the purchase agreement. The warrants have an exercise price equal to $0.65 per share and contain a cashless exercise provision. All warrants are immediately exercisable and have a term of five years from issuance. The December Offering was opened for a period terminating on December 31, 2015, with an extension until January 31, 2016. The December Offering was completed on January 25, 2016. Through December 31, 2015, the Company sold 1,160,067 units consisting of 2,320,134 shares of common stock and 1,160,067 of warrants for gross proceeds of $1,392,080. Additionally, the Company converted $2,033,868 of convertible promissory notes with accrued interest of $428,779 for 5,768,855 shares of common stock and 2,193,904 warrants.

On January 6, 2016, convertible promissory Noteholders converted $135,000 of convertible notes and $35,038 of accrued interest in exchange for 303,639 shares of Company stock and 141,698 of note holder warrants, in accordance with the Note Exchange.

On January 25, 2016, the Company sold 506,599 units for $607,919, in accordance with the December Offering. For more information, see the Note 15 to the Consolidated Financial Statements, titled “Subsequent Events” in Part II, Item 8, Financial Statements and Supplementary Data.

On February 15, 2016, A. Michael Chretien, an officer of the Company, exercised stock warrants issued on February 15, 2013 in exchange for 500,000 shares of common stock at $0.007 per share, for an aggregate amount of $3,500. For more information, see the Note 15 to the Consolidated Financial Statements, titled “Subsequent Events” included at the end of this Prospectus.

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Maturity of Related Party Promissory Notes

On January 1, 2016, the Company paid the promissory note of Jackie M. Chretien, who is related to the Secretary of the Company and is also related to the President, CEO, and director of the Company, a note that matured on January 1, 2016 of $15,000 principal and $4,403 of accrued interest. The Company does not have any on-going relationship with Jackie M. Chretien.

On January 1, 2016, the Company paid a promissory note of A. Michael Chretien, who is the Secretary of the Company, a note that matured on January 1, 2016 in the amount of $40,415 in principal and $7,053 in accrued interest.

Employee Stock Options

On January 1, 2016, the Company granted employees stock options to purchase 250,000 shares of common stock of the Company at an exercise price of $0.90 per share, in accordance with the 2015 Intellinetics Inc. Equity Incentive Plan, with vesting continuing until 2019. The total fair value of $196,250 for these stock options will be recognized by the Company over the applicable vesting period.

On February 10, 2016, the Company granted employees stock options to purchase 210,000 shares of common stock of the Company at an exercise price of $0.96 per share, in accordance with the 2015 Intellinetics Inc. Equity Incentive Plan, with vesting continuing until 2019. The total fair value of $174,748 for these stock options will be recognized by the Company over the applicable vesting period.

Issuance of Common Stock to Directors

On January 2, 2016 the Company issued 69,433 new shares of restricted common stock to directors of the Company in accordance with the 2015 Intellinetics Equity Incentive Plan. The Company recorded stock compensation of $62,500 on January 2, 2016.

Software and Services

Our flagship platform, IntellivueTM, makes the economic and operational benefits of ECM readily available to underserved small to medium sized businesses, who in the past could not afford the turnkey platforms available only from providers such as International Business Machines Corporation (“IBM”) or EMC Corporation. Intellinetics is the only ECM provider in the market that offers the six core components of ECM inherently within a single price as part of its core go-to-market strategy. The single-price strategy makes cost of ownership simple to understand as support for a buying decision and distinguishes our marketing strategy from that of most ECM providers.

The six components of IntellivueTM are as follows:

•	Image-processing Application: The IntellivueTM platform includes image processing modules used for capturing, transforming and managing images of paper documents. IntellivueTM supports distributed and high volume capture, optical and intelligent character recognition, and form-processing technology. IntellivueTM open architecture enables plug-and-play compatibility with industry-leading advanced capture tools from providers such as Ancora;

•	Records Management: The IntellivueTM records management module is designed to address needs relating to long-term retention of content through automation and policies, ensuring legal, regulatory and industry compliance for our clients;

•	Workflow/BPM: IntellivueTM is designed to support business processes, routing content electronically, assigning work tasks and states (e.g., reviews or approvals), and creating related audit trails;

•	Social Content: IntellivueTM addresses document sharing, collaboration and knowledge management, and project teams. Specifically, video files are the fastest-growing category of new content in this defined area. Previously referred to as “document collaboration,” social content reflects a broader audience and a range of content types;

•	Web Content Management: The IntellivueTM platform specifically addresses native functions such as templating, workflow, change management, and content deployment functions that deliver prepackaged or on-demand content (via IntellivueTM WebVue™). A key strength in this area is the ability of IntellivueTM to use our full-functioned web services based on our Software Development Kit (SDK) and Application Protocol Interface (API); and

•	Extended Components: IntellivueTM includes document composition and e-forms (via third party OEM integration partnership), search, content and web analytics (via third party Advanced OCR engine partnership), email and information archiving and packaged application integration (via Intellinetics’ DirectVue™).

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Marketing and Sales

Historically, our marketing efforts focused on generating sales leads primarily through the use of a direct sales force, limited channel partnerships, and trade shows. To a lesser extent, we use our website featuring solution overviews, case studies, white papers, and customer testimonials. Around the beginning of 2014, we decided to dynamically change our traditional direct sales approach.

At that time, we reviewed what we had learned from our limited channel relationships with such companies as Lexmark International, Inc., Tiburon, and ACS Wagers and began a focused sales transformation. We reduced our direct sales force and changed our sales strategy to focus our sales efforts toward a much greater percentage of sales through intermediaries, such as software resellers and multi-function device resellers, rather than through direct sales. We developed marketing programs with resellers that facilitate their selling and support of our software solutions. We refer to these resellers as our “channel partners.” For purposes of this section, a “channel partner” is a company that we partner with to market and sell our products and technologies.

These refinements in our marketing strategy have led to a substantial increase in new customers. As a result, we are now committed to offering a best-in-class channel partner program serving mid-market customers in both the public and private sectors. In 2015, we placed increased effort on building the support infrastructure required to compete more efficiently using a channel partner strategy. Through these efforts we now have expanded to fourteen reselling partners across the entire United States, which partners we believe are positioned to yield financial growth in 2016.

The historic sales cycle for ECM products has been long (i.e., 18-24 months) when compared to that of most ECM vendors. We believe the combination of our open-source platform and ‘on-demand’ solution templates delivered as a packaged Cloud platform sold through a select distribution channel with simple inclusive pricing models will help us realize a much shorter sales cycle, ranging from 30 to 120 days. We believe this sales cycle contraction will set a new benchmark within the ECM industry for time-to-value from an end-user perspective while supporting an efficient increase in net new subscribers.

Competition and Market Position

The market for our products is highly competitive, and we expect that competition will continue to intensify as the ECM markets consolidate. We believe our primary competitors in our market, the small-to-medium business sector, are DocuWare, Square 9, and Laserfiche. The principal competitive factors affecting the market for our software products and services include: (i) vendor and product reputation; (ii) product quality, performance and price; (iii) the availability of software products on multiple platforms; (iv) product scalability; (v) product integration with other enterprise applications; (vi) software functionality and features; (vii) software ease of use; (viii) the quality of professional services, customer support services and training, and (ix) the ability to address specific customer business problems. We believe that the relative importance of each of these factors depends upon the concerns and needs of each specific customer.

For the small-to-medium market, computer industry leaders such as Microsoft, IBM, EMC Corporation, Open Text, and Oracle all face the same problem: they either cannot scale bi-directionally (i.e. cannot scale down, and have no lower price point for offerings), or are proprietary in nature and do not integrate well with others. Therefore, these leaders are caught in a price-point dilemma and are facing major decreases in market share. Due to their operating overhead, these vendors’ easiest path into the small-to-medium business sector or enterprise augmentation (‘departmental play’) is through acquiring a smaller ECM vendor such as Intellinetics. Alternatively, these vendors may simply avoid such opportunities, leaving an evergreen field of opportunities for Intellinetics.

We believe that Intellinetics has advantages over our competitors in the small-to-medium market. In our view, Intellinetics will remain competitive by remaining a focused niche provider with product offerings aligned with buyer-specific requirements. We anticipate that Intellinetics will benefit from four specific advantages already in place:

•	Turnkey cloud or premise document workflow solutions targeting SMB buyers with benchmark value-to-price ratio;

•	Intel-enabled solution packaging and customer activation model;

•	Industry-first integrated on-demand solutions library as standard platform feature; and

•	Proprietary AuditShield compliance management module as a standard platform feature providing SMB buyers, for the first time, with a simple way to know if documents required by law or policy are missing.

We believe, with these competitive strengths, that Intellinetics is well positioned as a niche ECM provider for the small-to-medium business sector offering a complete world of ECM on one single turnkey platform – Intellivue™, requiring no modular pricing, enabling our clients to assemble, protect, find, collaborate on and ultimately use their content more effectively. IntellivueTM can provide a complete set of industry-unique CCA solutions (also known as “on-demand” solution templates), accelerated by cloud delivery, that have been previously unavailable to the markets we serve.

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Customers

Revenues from the Company’s services to a limited number of customers have accounted for a substantial percentage of the Company’s total revenues. For the twelve months ended December 31, 2015, the Company’s two largest customers, Tiburon, Inc. (“Tiburon”) a reseller and Washington State Patrol (“WSP”) a direct end user, accounted for approximately 10% and 5%, respectively, of the Company’s revenues for that period. For the twelve months ended December 31, 2014, the Company’s two largest customers, Tiburon, Inc. (“Tiburon”) a reseller and CareWorks (“CareWorks”) a direct end user, accounted for approximately 12% and 5%, respectively, of the Company’s revenues for that period.

For the twelve months ended December 31, 2015 and 2014, government contracts represented approximately 42% and 50% of the Company’s net revenues, respectively. A significant portion of the Company’s sales to resellers represent ultimate sales to government agencies. Due to their dependence on state, local and federal budgets, government contracts carry short terms, typically less than 18 months. Since our inception, our contracts with government customers have generally renewed on the original terms and conditions upon expiration. A significant portion of our sales to resellers represent ultimate sales to government agencies.

Intellectual Property

Our software and most of the underlying technologies are built on a Microsoft.Net framework. We rely on a combination of copyright, trademark laws, non-disclosure agreements and other contractual provisions to establish and maintain our proprietary intellectual property rights.

Customers license the right to use our software products on a non-exclusive basis. We grant to third parties rights in our intellectual property that allow them to market certain of our products on a non-exclusive or limited-scope exclusive basis for a particular application of the product or to a particular geographic area.

While we believe that our intellectual property as a whole is valuable and our ability to maintain and protect our intellectual property rights is important to our success, we also believe that our business as a whole is not materially dependent on any particular trademark, license, or other intellectual property right.

Government Regulation

We are subject to federal, state and local laws and regulations affecting our business. Other than government procurement rules affecting sales to governmental customers, we do not believe that we are subject to any special governmental regulations or approval requirements affecting our products or services. Complying with the regulations and requirements applicable to our business does not entail a significant cost or burden. We believe that we are in compliance in all material respects with all applicable governmental regulations.

Research and Development

We design, develop, test, market, license, and support new software products and enhancements of current products. Recent examples of significant trends in the software industry include cloud computing, mobility, social media, and software as a service. We continuously monitor our software products and enhancements to remain compatible with standard platforms and file formats. We expense as incurred, our software development costs.   For the twelve months ending December 31, 2015 and 2014, our research and development costs were $497,976 and $407,716, respectively.

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  MANAGEMENT

Employees

As of March 25, 2016, we employed a total of 20 individuals; all but one are full-time employees. We believe that relations with our employees are good. None of our employees is represented by a labor union, and we do not have collective bargaining arrangements with any of our employees.

Executive Officers and Board of Directors

On December 31, 2015, our executive officers and directors included the following:

Name	Age	Title

Matthew L. Chretien [1]	48	President, Chief Executive Officer, Treasurer, Chief Technology Officer, and Director

Kendall D. Gill	68	Chief Financial Officer

A. Michael Chretien [1]	76	Vice President of Compliance, Secretary

Rye D’Orazio	61	Director

Robert C. Schroeder	48	Director

Murray H. Gross	77	Director, Chairman of the Board

Sophie Pibouin	48	Director

1 Matthew Chretien is the son of A. Michael Chretien.

Matthew L. Chretien, Chief Executive Officer, President, Treasurer, Chief Technology Officer, Director. Mr. Chretien was appointed interim President and Chief Executive Officer on July 31, 2013. He is a co-founder of Intellinetics and has served as Intellinetics’ Executive Vice President, Chief Technology Officer, Chief Financial Officer, and Treasurer since September 2011. Mr. Chretien resigned from the Chief Financial Officer position in September 2012. From January 1999 until September 2011, Mr. Chretien was employed as Intellinetics’ President and Chief Executive Officer. From 1996 until 1999, Mr. Chretien was employed as Intellinetics’ Vice President. Prior to joining Intellinetics, Mr. Chretien served as the field sales engineer for Unison Industries, a manufacturer of aircraft ignition systems.

Kendall D. Gill, Chief Financial Officer. Mr. Gill has served as our Chief Financial Officer since September 2012. Prior to becoming our Chief Financial Officer, Mr. Gill served as an accounting contractor to the Company since September 15, 2011. From May 2006 to September 2011, Mr. Gill served as the Chief Financial Officer of PT Brands, Inc. From May 2010 to August 2012, Mr. Gill served as President and CEO of Gill Products, LLC. Mr. Gill is a Certified Public Accountant and worked as an Audit Manager at Coopers & Lybrand from 1974 to 1985.

A. Michael Chretien, Vice President of Compliance, Secretary. Mr. A. Michael Chretien is a co-founder of Intellinetics and has served as Intellinetics’ Vice President of Compliance, and Secretary since September 2011. From 1999 until April 2015, Mr. Chretien served as Intellinetics’ Chairman of the Board. Prior to joining Intellinetics, Mr. Chretien served for twenty-six years in the Federal Bureau of Investigation.

Rye D’Orazio, Director. Mr. D’Orazio has served as a director of Intellinetics since 2006. Mr. D’Orazio has been a partner at Ray & Barney Group since 2001. From 1995 to 2000, Mr. D’Orazio served as Vice President of Professional Services at Compucom. From 1985 to 1995, Mr. D’Orazio was a partner at NCGroup, which he founded. From 1982 to 1995, Mr. D’Orazio was employed as the Vice President of Professional Services at Triangle Systems, and from 1977 to 1982, Mr. D’Orazio was employed as a systems engineer at Electronic Data Systems.

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Robert C. Schroeder, Director. Mr. Schroeder was appointed as a member of our board of directors in September 2013.   Mr. Schroeder is Vice President of Investment Banking at Taglich Brothers and specializes in advisory services and capital raising for small public and private companies. Prior to that, Mr. Schroeder served as Senior Equity Analyst publishing sell-side research on publicly traded companies. Prior to joining Taglich Brothers, he served in various positions in the brokerage and public accounting industry. Mr. Schroeder received a B.S. degree in accounting and economics from New York University. He currently serves on the board of directors of publicly traded Air Industries Group, a manufacturer of aerospace parts and assemblies, and Decisionpoint Systems, Inc., a leading provider and integrator of Enterprise Mobility, Wireless Applications and RFID solutions.

Murray H. Gross, Director. Mr. Gross was appointed as a member of our board of directors on April 30, 2015. Mr. Gross is also Chairman of the Board. Prior to joining the Board, Mr. Gross was Chairman, CEO, and President of US Home Systems (NASDAQ: USHS) from its inception in 1997 through 2012. The Company grew to $180 million in sales when it was acquired by The Home Depot (NYSE: HD) in October 2012 for nearly $100 million. Prior to founding USHS, Gross was the President and COO of Facelifters Home Systems from 1987 – 1996 when it was acquired by AMRE (NYSE: AMM) for $44 million. Mr. Gross began his entrepreneurial pursuits when he co-founded Pennsylvania-based Busy Beavers Remodelers. This Company was sold to its partner, Busy Beavers Home Centers, and both companies were acquired in 1972 by Cyclops Corporation, then number 240 on the Fortune 500 list.

Sophie Pibouin, Director. Ms. Pibouin was appointed as a member of our board of directors on March 20, 2015. Prior to joining the Board, Ms. Pibouin served as Chief Operating Officer, from 2012 to 2014, for SDL, PLC, a global provider of customer experience management software and solutions, having previously worked as a General Manager from 2010 to 2012. From 2006 to 2009, she served as Chief Operating Officer at Chronicle Solutions, Inc., a security software company. From 1990 to 2004, she worked for CA, Inc. (formerly Computer Associates), in a variety of positions including ultimately as Senior Vice President/GM for the Mid-Atlantic Region. She graduated with Honors as a Bachelor in International Commerce from the University of Flaubert in Rouen, France.

Corporate Governance

Board Composition

Our business and affairs are managed under the direction of our Board of Directors, currently consisting of five members. We believe that our corporate governance principles and practices provide an important framework to ensure that our company is managed on a sound basis for the long-term benefit of our stockholders. Our Board of Directors is developing its corporate governance policies and practices in light of the recent changes at the Company to meet laws and regulations, including the rules and regulations of the Securities and Exchange Commission, and best practices in corporate governance.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors has determined that at the present time it is in the best interests of our company and our stockholders to separate the roles and offices of the Chairman of the Board from the Chief Executive Officer in recognition of the differences between their roles, thereby allowing our Chief Executive Officer to focus on the day-to-day running of our company. The Board determined that this structure is optimal for us under our current circumstances because it allows Matthew L. Chretien, our Chief Executive Officer to devote his full attention and energy to setting and executing the strategic plan for our company and to providing day-to-day management and leadership of our company and our business and affairs, while allowing our Chairman to lead and direct Board meetings and to facilitate other Board activities and the flow of information between management and directors. During 2014, A. Michael Chretien served as our Chairman of the Board, and as of April 30, 2015, Murray Gross has served as our Chairman of the Board.

We believe that this leadership structure enhances the accountability of the Chief Executive Officer to the Board, strengthens the Board’s independence from management and provides the appropriate leadership to help ensure effective risk oversight by the Board.

The offices of Chairman of the Board and Chief Executive Officer have been held by separate persons since 2012. However, the Board of Directors recognizes that circumstances may change over time. Accordingly, the Board of Directors has not adopted a formal policy requiring us to separate the roles of Chairman of the Board and Chief Executive Officer but rather believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and the Chief Executive Officer from time to time in a manner that is in the best interests of our company and our stockholders based upon then prevailing circumstances. We believe our current leadership structure is serving the best interests of our company and our stockholders.

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Board Meetings

Our Board of Directors, which currently consists of five directors, meets regularly throughout the year and holds special meetings whenever circumstances require. The Board of Directors held a total of 4 meetings during 2015. During 2015, each director attended from 100% of the total number of meetings of the Board, and of the committees of the Board on which such director served, and our directors in the aggregate attended 95% of the total number of meetings of the Board and committees on which they served.

Executive Sessions

Executive sessions of independent directors, without any management director or other members of management being present, are held at the request of the independent directors as they deem necessary or appropriate. The sessions may be held in conjunction with a Board committee meeting at which no management director is present. Any independent director can request that additional executive sessions be scheduled.

Director Attendance at Annual Meetings of Stockholders

The Board of Directors expects all directors to attend each Annual Meeting of Stockholders, except where the failure to attend is due to unavoidable or unforeseeable circumstances.

Director Independence

In accordance with Rule 407(a)(ii) of Regulation S-K, we are not a listed issuer and we use the definition of independence as set forth in the rules of the NASDAQ Stock Market. Currently we have 5 directors, and we have independent directors as a majority of our Board. It is anticipated that, in the future, the board of directors may recruit additional independent directors to join the Board and also our Board committees. The charters of both our compensation committee and audit committees require that all members of each committee be independent. Currently, Robert C. Schroeder, Rye D’Orazio, Murray Gross, and Sophie Pibouin serve as our independent directors. When determining the independence of Robert C. Schroeder, the Board considered his affiliation with Taglich Brothers, which has been retained by the Company as a Placement Agent, and his appointment by Taglich as a director under the terms of a Placement Agent Agreement between the Company and Taglich Brothers. The audit and compensation committees are both comprised of independent directors: Murray Gross, Robert Schroeder, and Rye D’Orazio. The nominating committee is also comprised of independent directors: Murray Gross, Robert Schroeder, and Sophie Pibouin.

Committees of the Board of Directors

Our Board of Directors has established a standing Audit Committee, Compensation Committee, and Nominating Committee. The membership of each committee and its functions, duties and responsibilities are discussed below. Each committee operates under a written charter that has been adopted by our Board. Each member of each of these Board committees is an independent director.

Audit Committee

Our Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. In 2014, the members of the Audit Committee were Rye D’Orazio and Robert C. Schroeder. On May 13, 2015, the Board of Directors elected Murray Gross to also serve on the audit committee. The Board of Directors has determined that all members are independent under our standards of director independence. The Board of Directors has determined that each member of the Audit Committee is financially literate and that Robert C. Schroeder qualifies as an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K under the Exchange Act. The Audit Committee met four times during 2015.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight and monitoring responsibilities relating to:

•	the quality and integrity of our financial statements;

•	our system of internal control over financial reporting and disclosure controls and procedures;

•	the quality and integrity of our auditing, accounting and financial reporting processes generally;

•	the audits of our annual financial statements and the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm;

•	the design and implementation of the internal audit function; and

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•	our compliance with legal and regulatory requirements.

The Audit Committee’s duties and responsibilities include:

•	reviewing and discussing with management and our independent registered public accounting firm our annual audited and quarterly unaudited consolidated financial statements;

•	determining whether to recommend to the Board of Directors that our annual consolidated financial statements be included in our Annual Report on Form 10-K;

•	reviewing with management any earnings announcements or guidance forecasts and other announcements regarding our historical or projected results of operations;

•	selecting, appointing and, when appropriate, terminating our independent registered public accounting firm;

•	reviewing and pre-approving the nature, scope and fee arrangements of the annual audit and non-audit services of our independent registered public accounting firm;

•	reviewing the qualifications, performance and independence of our independent registered public accounting firm;

•	reviewing the scope and the results of the annual audit of our consolidated financial statements by our independent registered public accounting firm;

•	reviewing and discussing with management and our independent registered public accounting firm our accounting and financial reporting practices and procedures and the design, implementation, adequacy and effectiveness of our system of internal controls;

•	preparing the annual Audit Committee report required by the rules of the SEC to be included in our proxy statement for our annual meetings of stockholders;

•	reviewing any transaction that involves a potential conflict of interest or a related person;

•	adopting and overseeing procedures for the receipt, retention and treatment of employee concerns and complaints regarding accounting, internal controls or auditing matters; and

•	providing other assistance to the Board of Directors, as requested, with respect to our financial, accounting and reporting practices.

The Audit Committee performs its functions and responsibilities under a written charter adopted by the Board of Directors and attached as Appendix B to this prospectus.

Compensation Committee

Our Board of Directors has established a Compensation Committee. In 2014, the members of the Compensation Committee were Robert C. Schroeder and Rye D’Orazio. On May 13, 2015, the Board of Directors elected Murray Gross to also serve on the audit committee. The Board of Directors has determined that all members of the Compensation Committee are independent under our standards of director independence. In addition, each member of the Compensation Committee meets the definition of a “non-employee director” under Section 16b-3 of the Exchange Act, and of an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met twice during 2015.

The primary purposes of the Compensation Committee are to review and approve the compensation of our executive officers and to oversee our compensation plans and policies generally. The Compensation Committee’s duties and responsibilities include:

•	establishing, reviewing and approving our general compensation philosophy and strategy;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers, and evaluating their performance in light of those corporate goals and objectives, and determining and approving their compensation based on that evaluation;

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•	overseeing, evaluating and, as directed by the Board, administering and recommending changes to our incentive compensation plans and programs;

•	approving employment agreements, severance agreements, change in control agreements and other compensation agreements and arrangements for our executive officers;

•	reviewing and approving the compensation of directors;

•	evaluating and assessing any risks and excessive risk-taking activities encouraged by our compensation programs and policies;

•	reviewing the results of the advisory vote by stockholders on the compensation of our named executive officers;

•	reviewing, modifying and making recommendations with respect to, and monitoring compliance with, our stock ownership guidelines; and

•	preparing the annual Compensation Committee report required by the rules of the SEC to be included in our proxy statement for our annual meeting of stockholders.

The Compensation Committee does not generally exercise its power to delegate its authority to subcommittees and officers. The Compensation Committee has the authority under its charter to retain, approve fees for and terminate independent experts, consultants and advisors as it deems necessary to assist in the fulfillment of its responsibilities. To date, the Compensation Committee has not engaged an independent compensation consultant.

While the Compensation Committee gives significant weight to the recommendations of our Chief Executive Officer, the Compensation Committee is responsible for making the final decisions on executive compensation matters and exercises its discretion and authority in approving, modifying or rejecting these recommendations.

The Compensation Committee performs its functions and responsibilities under a written charter adopted by the Board of Directors and attached Appendix C to this prospectus.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee as of May 13, 2015. The members of the Nominating and Corporate Governance Committee are Robert C. Schroeder, Murray Gross, and Sophie Pibouin. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent under our standards of director independence. In addition, each member of the Nominating and Corporate Governance Committee meets the definition of a “non-employee director” under Section 16b-3 of the Exchange Act, and of an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Nominating and Corporate Governance Committee met once during 2015.

The primary purposes of the Nominating and Corporate Governance Committee are to:

•	identify and recommend individuals qualified to become members of the Board of Directors and its committees;

•	determine the Board’s size, composition, procedures, governance and committees;

•	develop, review and assess, our corporate governance principles and policies;

•	develop qualification criteria for Board membership;

•	review and recommend independence determinations with respect to the directors;

•	recommend Board committee assignments;

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•	oversee our Board’s performance and self-evaluation process;

•	oversee risks and exposures associated with director nominations and qualifications, corporate governance and overall Board effectiveness; and

•	review governance-related stockholder proposals and recommend Board responses.

The Nominating Committee performs its functions and responsibilities under a written charter adopted by the Board of Directors and attached as Appendix D to this prospectus.

Full Board Operates as Risk Committee

The functions of a Risk Committee are performed by the full Board of Directors. In the future as we are able to attract and retain additional directors, the Board envisions having a separate Risk Committee comprised of independent directors.

The primary functions performed by the Board in lieu of a separate Risk Committee are:

•	assessing, and providing oversight to management regarding the identification and evaluation of, major financial, business, strategic, operational, contractual, regulatory, information and external risks inherent in our business and operations and the control processes with respect to such risks;

•	overseeing our risk management, compliance and control activities;

•	overseeing the integrity of our systems of operational controls regarding legal and regulatory compliance; and

•	overseeing our compliance with legal and regulatory requirements, including, without limitation, with respect to the conduct of our business.

Nominations of Directors

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size and composition of the Board of Directors, the needs and the respective committees of the Board, and the qualifications of candidates in light of those needs.

In selecting candidates for nomination at an annual meeting of stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at that meeting desire and are qualified to continue their service on the Board of Directors. The Nominating and Corporate Governance Committee believes that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body. Accordingly, it is the policy of the Nominating and Corporate Governance Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the criteria for membership on the Board, and who the Nominating and Corporate Governance Committee believes will continue to make important contributions to the Board.

If there are Board positions for which the Nominating and Corporate Governance Committee will not be re-nominating a qualified incumbent, the Nominating and Corporate Governance Committee will consider recommendations for director nominees from a wide variety of sources, including Board members, management, business contacts, stockholders and other appropriate sources. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the criteria for membership set forth below under “—Qualifications of Nominees for Director.”

Qualifications of Nominees for Director

The Nominating and Corporate Governance Committee is responsible for reviewing the requisite qualifications and skills of director candidates in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. While the Nominating and Corporate Governance Committee has not established specific requirements or policies regarding age, education, years of experience, diversity or specific types of skills for potential candidates, it analyzes certain criteria and qualifications that candidates for membership on the Board of Directors should possess. No particular criterion is necessarily applicable to all prospective nominees. Except in limited and exceptional circumstances, each candidate to serve on the Board of Directors should have the following qualifications:

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•	A reputation for high personal and professional integrity, strong moral character and adherence to our high ethical standards and values.

•	The absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the candidate serving as a director, and no other interests that would materially impair the candidate’s ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to us and our stockholders.

•	Holds or has held a recognized position of leadership in the candidate’s community or the candidate’s field of endeavor, and has demonstrated high levels of achievement in the candidate’s community or field.

•	Business acumen and experience, inquisitiveness, strong analytical skills and the ability to exercise sound business judgment and common sense in matters that relate to our current and long-term objectives.

•	A general level of expertise and experience in our business areas.

•	The ability to read and understand basic financial statements and other financial information pertaining to us.

•	A commitment to understanding our company and our business, industry and strategic objectives.

•	The availability and a commitment to devote adequate time to the Board and its committees and the ability to generally fulfill all responsibilities as a member of our Board of Directors, including to regularly attend and participate in meetings of the Board, Board committees and stockholders, in light of the number of other company boards on which the candidate serves and the candidate’s other personal and professional commitments.

•	The willingness and ability to represent fairly and to act in the interests of all of our stockholders rather than the interests of any particular stockholder, special interest group or other constituency.

•	For prospective non-employee directors, independence under SEC rules and regulations.

•	The willingness to accept the nomination to serve as a member of our Board of Directors.

•	Whether the prospective nominee will foster a diversity of skills, experiences and backgrounds on the Board.

•	Whether the prospective nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable SEC rules.

•	For incumbent directors standing for re-election, the incumbent director’s performance during his term, including the number of meetings attended, the level of participation, and overall contribution to the Board.

•	The composition of the Board and whether the prospective nominee will add to or complement the Board’s existing strengths.

From time to time the Nominating and Corporate Governance Committee may identify certain other skills or attributes as being particularly desirable to help meet specific Board needs that have arisen. While our Board has not adopted a specific or formal policy on diversity with respect to directors, they share a commitment to an inclusive culture, endorse equal opportunity principles and practices and seek nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. We believe that the backgrounds and qualifications of the members of the Board, considered as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Board is committed to nondiscrimination on the basis of gender, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law in selecting nominees.

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Recommendations and Nominations by Stockholders

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted written nominations from stockholders for nominees for director. In general, persons properly recommended by stockholders as nominees for director are evaluated on the same basis as candidates recommended by other sources. Any stockholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and us, personal references, a statement of recommendation of the candidate from the stockholder, a description of the shares beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Nominating and Corporate Governance Committee and a written indication to provide such other information as the Nominating and Corporate Governance Committee may reasonably request.

Nominations by stockholders for director candidates must be addressed to:

Intellinetics, Inc.

2190 Dividend Dr.

Columbus, Ohio 43228

Attention: Chief Financial Officer

Role of the Board in Risk Oversight

Risk is inherent in every business. We face a number of risks, including operational, financial, legal, regulatory, safety, strategic and reputational risks. While management is responsible for the day-to-day management of the risks we face, the role of our Board is to engage in the oversight of risk management and encourage management to promote a culture that actively manages risks as a part of our corporate strategy and operations. The Board’s role in the risk oversight process includes regular communication with members of senior management on areas of material risk to us, which enables the Board to understand our risk identification, assessment and management and our risk mitigation strategies.

Each Board committee considers risk within its areas of responsibilities and keeps the Board regularly informed through committee reports about such risks. The Audit Committee assists the Board with respect to risk management primarily in the areas of accounting, financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation Committee assists the Board primarily with respect to the management of risks related to our compensation programs, policies and practices. This allocation of risk oversight responsibilities enables the Board of Directors and its committees to coordinate the risk oversight role. The full Board considers our risk profile and focus on the most significant risk factors facing us with the goal of ensuring that all material risks are identified and appropriate risk mitigation measures are implemented.

We believe that the Board’s leadership structure, as discussed above, is consistent with the roles of the Board and the Board committees in risk oversight. The Board has found that its current structure, with the separation of the roles of the Chairman of the Board and the Chief Executive Officer, supports the Board’s risk oversight activities, because the Chief Executive Officer and other members of senior management have responsibility for the management of risk and our Board, led by our Chairman, provides oversight of that risk management, and because various aspects of risk oversight are allocated among the committees of the Board within their areas of responsibility.

Legal Proceedings

We are not aware of any material proceedings in which any of our directors, executive officers or affiliates, any owner of record or beneficial owner of more than 5% of our common stock, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us.

Codes of Ethics

We have adopted a code of ethics, each designed to encourage our directors, officers and employees to act with the highest level of integrity. This code is available as Appendix E, and on the Investor Relations section of our website at www.intellinetics.com.

The Intellinetics, Inc. Code of Business Conduct and Ethics is a code of conduct that applies to all of our directors, officers and employees. Under the Code of Business Conduct and Ethics, each officer, director and employee is required to maintain a commitment to high standards of business conduct and ethics. The Code of Business Conduct and Ethics covers many areas of professional conduct, including conflicts of interest, protection of confidential information, and strict adherence to laws and regulations applicable to the conduct of our business. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics.

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If we make any amendment to, or grant any waiver from a provision of, our code of conduct with respect to any director, executive officer or senior financial officer, we will disclose the nature of such amendment or waiver on our website, in a Current Report on Form 8-K or both.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors. No member of the Compensation Committee is or has ever been an officer or employee of us or of any of our subsidiaries. None of our executive officers serves as a member of the board of directors or of the compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or of our Compensation Committee.

Access to Management and Outside Advisors

Our directors have full and unrestricted access to our management and employees. Our Board of Directors and its committees have the right to retain outside advisors and consultants of their choosing at our expense, without the consent or approval of management.

Communications with the Board of Directors

While the Board believes that management speaks for our company, any stockholder who wishes to communicate directly with the Board of Directors, any committee of the Board or any individual director may do so by directing a written request addressed to such director or directors as follows:

Intellinetics, Inc.

2190 Dividend Dr.

Columbus, OH 43228

Attention: Chief Financial Officer

Communications directed to members of the Board will be forwarded to the intended Board members, unless such communications are deemed advertisements or promotional, clearly unrelated to our business or to Board or committee matters, or unduly hostile, threatening, illegal or otherwise unnecessary or inappropriate to forward.

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EXECUTIVE COMPENSATION

As a “smaller reporting company” under SEC rules, our “Named Executive Officers” (or “NEOs”) consist of (i) the individual(s) who served or acted as the Company’s principal executive officer during the last completed fiscal year; (ii) the Company’s two most highly compensated executive officers, other than the principal executive officer, who were serving as executive officers at the end of the last completed fiscal year; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) but for the fact that the individual was not serving as one of our executive officers at the end of the last completed fiscal year. For the year ended December 31, 2015, our NEOs were the following individuals:

•	Matthew L. Chretien, our President, Chief Executive Officer, Chief Technology Officer, and Treasurer;

•	Kendall D. Gill, our Chief Financial Officer; and

•	Thomas D. Moss, our Chief Software Engineer;

Summary Compensation Table

The following table sets forth certain information relating to the total compensation earned for services rendered to us in all capacities by (i) the persons serving as our President and Chief Executive Officer, and (ii) our two other most highly compensated executive officers.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation($)	Total ($)
Matthew L. Chretien	2015	135,000	-	-	-	-	-	-	135,000
President and Chief Executive Officer	2014	173,092	-	-	-	-	-	-	173,902
Kendall D. Gill	2015	120,462	-	-	-	-	-	-	120,462
Chief Financial Officer	2014	134,292	-	-	-	-	-	-	134,292
Thomas D. Moss	2015	150,577	-	-	-	-	-	-	150,577
Chief Software Engineer	2014	145,000	-	-	-	-	-	-	145,000

Employment Agreements with our Executive Officers

Pension Benefits

We do not provide, sponsor or maintain any pension arrangements for our named executive officers or for our employees. Our named executive officers are eligible to participate in our 401(k) defined contribution plan. None of our named executive officers participated in our 401(k) plan during fiscal 2015.

Non-Qualified Deferred Compensation

We do not provide and we have not adopted any non-qualified deferred contribution plans or other deferred compensation plans. In the future, the Compensation Committee may elect to provide our officers and other employees with non-qualified deferred contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

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Employment Agreements with our Executive Officers

Intellinetics Ohio is a party to employment agreements with Matthew L. Chretien and A. Michael Chretien, both dated as of September 16, 2011. The Company does not have employment agreements with the executive officers because the Company believes the agreements between Intellinetics Ohio and each of the above named executive officers is expected to control the terms of their employment with the Company, as Intellinetics Ohio is the sole operating subsidiary of the Company. On September 24, 2012, pursuant to an Offer of Employment and Employment Agreement, the Company appointed Kendall D. Gill as the Chief Financial Officer. Each executive with an agreement listed below has informally agreed to receive less in salary than they are entitled to receive under their Employment Agreements at the current time, while the Company is managing available cash and working towards profitability.

Agreement with Matthew L. Chretien

Under this agreement, Matthew L. Chretien agrees to serve as the Interim President and Chief Executive Officer, Principal Accounting Officer, and Treasurer of Intellinetics, and to devote his full-time efforts to his employment with Intellinetics. Pursuant to the agreement, Matthew L. Chretien (i) receives compensation at the rate of $195,000 per year, (ii) is eligible to participate in certain employee benefit programs, including a 401(k) plan, health insurance, paid vacation, access to an exercise facility, and use of certain company-paid technology, (iii) may become eligible, at the sole discretion of Intellinetics, for profit sharing, commissions, and bonuses, and (iv) was entitled to receive deferred compensation in the form of a lump sum payment of $100,828 on March 31, 2015. The Company notified Mr. Chretien on March 31, 2015, that payment of the lump sum amount scheduled for March 31, 2015 is deferred subject to the Company’s available cash flow. The term of the agreement is indefinite, and both parties stipulate and agree that Matthew L. Chretien is an “at will” employee under Ohio law, which governs the agreement. The agreement can also terminate (i) if Intellinetics discontinues the operation of its business, or (ii) at the option of Intellinetics in the event that Matthew L. Chretien becomes permanently disabled. Under the agreement, Matthew L. Chretien covenants (i) not to disclose trade secrets or proprietary information of Intellinetics, (ii) not to solicit customers, clients, or employees of Intellinetics for a period of two years after termination of the agreement, and (iii) not to compete with Intellinetics in the state of Ohio for a period of six months after termination of his employment.

Agreement with A. Michael Chretien

Under this agreement, A. Michael Chretien agrees to serve as the Vice President of Compliance and Corporate Secretary, and to devote his full-time efforts to his employment with Intellinetics. Pursuant to the agreement, A. Michael Chretien (i) receives compensation at the rate of $97,500 per year, (ii) is eligible to participate in certain employee benefit programs, including a 401(k) plan, health insurance, paid vacation, access to an exercise facility, and use of certain company-paid technology, (iii) may become eligible, at the sole discretion of Intellinetics, for profit sharing, commissions, and bonuses, and (iv) was entitled to receive deferred compensation in the form of a lump sum payment of $114,183 on March 31, 2015. The Company notified Mr. Chretien on March 31, 2015, that payment of the lump sum amount scheduled for March 31, 2015 is deferred subject to the Company’s available cash flow. The term of the agreement is indefinite, and both parties stipulate and agree that A. Michael Chretien is an “at will” employee under Ohio law, which governs the agreement. The agreement can also terminate (i) if Intellinetics discontinues the operation of its business, or (ii) at the option of Intellinetics in the event that Mr. Chretien becomes permanently disabled. Under the agreement, A. Michael Chretien covenants (i) not to disclose trade secrets or proprietary information of Intellinetics, (ii) not to solicit customers, clients, or employees of Intellinetics for a period of two years after termination of the agreement, and (iii) not to compete with Intellinetics in the state of Ohio for a period of six months after termination of his employment.

Agreement with Kendall D. Gill

Under this agreement, Kendall D. Gill (i) receives compensation at the rate of $145,000 per year, (ii) is eligible to participate in certain employee benefit programs, including a 401(k) plan, health insurance, paid vacation, access to an exercise facility, and use of certain company-paid technology, and (iii) may become eligible, at the sole discretion of the Company, for profit sharing, and bonuses. The term of the agreement is indefinite, and both parties stipulate and agree that Kendall D. Gill is an “at will” employee under Ohio law, which governs the agreement. Under the agreement, Kendall D. Gill covenants (i) not to disclose trade secrets or proprietary information of the Company, (ii) not to solicit customers, clients, or employees of the Company for a period of two years after termination of the agreement, and (iii) not to compete with the Company in the state of Ohio for a period of six months after termination of his employment. Under the agreement, on September 24, 2012, Kendall D. Gill was awarded 250,000 restricted common shares of the Company, $0.001 par value, (subject to the applicable holding period restrictions under Rule 144) in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Director Compensation

Director Compensation 2015

	Name	Fees Earned or Paid in Cash	Stock Awards($)	Option Awards($)	Non-equity Incentive plancompensation ($)	Nonqualified deferred compensation earnings ($)	All other Compensation ($)
	(a)	(b)	( c )	(d)	(e)	(f)	(g)
A	Sophie Pibouin	$25,000	-	$105,000	-	-	-
B	Murray H. Gross	-	-	$520,000	-	-	-
C	Rye D'Orazio	-	-	-	-	-	-
D	Robert C. Schroeder	-	-	-	-	-	-
E	Matthew L. Chretien	-	-	-	-	-	-

A	On March 20, 2015, the Board approved annual cash compensation for Ms. Pibouin for her services as director of $25,000 per year. On April 30, 2015, the Company entered into a Non-Qualified Stock Option Agreement, subject to the 2015 Intellinetics Inc. Equity Incentive Plan, with Ms. Pibouin for the issuance of options to purchase 128,000 shares of common stock of the Company in exchange for her services as a Director of the Company. The options are vested, and carry an exercise price of $0.75 per share.

B	On April 30, 2015, the Company entered into a Non-Qualified Stock Option Agreement, subject to the 2015 Intellinetics Inc. Equity Incentive Plan, with Murray Gross for the issuance of options to purchase 640,000 shares of common stock of the Company in exchange for his services as a Director of the Company. Portions of the options are subject to certain performance-based vesting requirements and carry an exercise price of $0.75 per share.

None of the directors of Intellinetics received compensation for services rendered as a director during the year ended December 31, 2014.

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In 2015, the Compensation Committee and Board of Directors approved the following compensation arrangements to compensate directors for their services as directors:

•	On March 20, 2015, the Board approved annual cash compensation for Ms. Pibouin for her services as director of $25,000 per year. On April 30, 2015, the Company entered into a Non-Qualified Stock Option Agreement, subject to the 2015 Intellinetics Inc. Equity Incentive Plan, with Ms. Pibouin for the issuance of options to purchase 128,000 shares of common stock of the Company in exchange for her services as a Director of the Company. The options vest on a quarterly schedule, and carry an exercise price of $0.75 per share.

•	On April 30, 2015, the Company entered into a Non-Qualified Stock Option Agreement, subject to the 2015 Intellinetics Inc. Equity Incentive Plan, with Murray Gross for the issuance of options to purchase 640,000 shares of common stock of the Company in exchange for his services as a Director of the Company. Portions of the options are subject to certain performance-based vesting requirements and carry an exercise price of $0.75 per share.

•	On November 17, 2015, the Compensation Committee, pursuant to the authority given to it by the Board and under the 2015 Intellinetics Inc. Equity Incentive Plan, approved the following annual compensation for directors, payable on January 2 of each year beginning with 2016:

o	$7,500 cash payment,
o	Restricted stock equal to $7,500 as of the date of grant, in Company shares, pursuant to the 2015 Intellinetics Inc. Equity Incentive Plan, and
o	An additional amount of restricted stock equal to $25,000 as of the date of grant, in Company shares, pursuant to the 2015 Intellinetics Inc. Equity Incentive Plan, payable to the Chairman of the Board for his additional services in that role.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects beneficial share ownership by all of our executive officers and directors, and by any shareholders who beneficially own more than 5% of the Company's common stock.

The information provided in the table below is based on our records, information filed with the SEC and information provided by our directors and executive officers.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned		Percentage of Shares Outstanding (1)
DIRECTORS AND OFFICERS
Matthew Chretien, President, CEO 2190 Dividend Drive, Columbus, OH 43228	1,537,961	(2)	8.39%

Michael Chretien, VP of Compliance, Secretary 2190 Dividend Drive, Columbus, OH 43228	1,396,685		8.32%

Kendall D Gill, CFO 2190 Dividend Drive, Columbus, OH 43228	85,714	(3)	*

Murray Gross, Chairman 2190 Dividend Drive, Columbus, OH 43228	1,055,712	(4)	6.03%

Rye D'Orazio, Director 2190 Dividend Drive, Columbus, OH 43228	204,961		1.22%

Sophie Pibouin, Director 2190 Dividend Drive, Columbus, OH 43228	136,333	(5)	*

Robert Schroeder, Director 2190 Dividend Drive, Columbus, OH 43228	598,559	(6)	3.51%

Officers and Directors as a Group (7 Persons)	5,015,925	(7)	27.03%

SHAREHOLDERS WITH 5% OR MORE BENEFICIAL OWNERSHIP
Michael Taglich 275 Madison Ave., Suite 1618, New York, NY 10016	4,031,526	(8)	22.37%

Robert F. Taglich 275 Madison Ave., Suite 1618, New York, NY 10016	3,645,177	(9)	20.40%

* Less than 1%

(1)	Based upon 16,794,992 shares of common stock issued and outstanding, plus shares beneficially owned but not issued for each respective shareholder.

(2)	Beneficial ownership includes 610,595 shares of common stock underlying stock options and warrants issued to Mr. Chretien but not yet exercised.

(3)	Beneficial ownership includes 50,000 shares of common stock underlying stock options issued to Mr. Gill but not yet exercised.

(4)	Beneficial ownership includes 703,169 shares of common stock underlying stock options and warrants issued to Mr. Gross but not yet exercised.
(5)	Beneficial ownership includes 128,000 shares of common stock underlying stock options issued to Ms. Pibouin but not yet exercised.
(6)	Beneficial ownership includes 272,770 shares of common stock underlying stock options and warrants issued to Mr. Schroeder but not yet exercised.
(7)	Beneficial ownership includes 1,764,534 shares of common stock underlying stock options and warrants issued to the directors and officers but not yet exercised, as disclosed in footnotes 2 through 6.
(8)	Beneficial ownership includes 1,225,162 shares of common stock underlying warrants issued to, or otherwise considered beneficially owned through family relationship or control by, Mr. Michael Taglich but not yet exercised.
(9)	Beneficial ownership includes 1,074,726 shares of common stock underlying warrants issued to Mr. Robert Taglich but not yet exercised.

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OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR END

There were no outstanding equity awards at 2015 Fiscal Year End.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

The following is a summary of the related party transactions that Intellinetics has participated in at any time during each of the previous two fiscal years, as required to be disclosed by all Smaller Reporting Companies. Related party includes those individuals required to be listed as a related party under Item 401 of Regulation S-K.

On December 31, 2014, the Company and Ramon Shealy, a former director of the Company who resigned in 2013, agreed to extend until January 1, 2020 the maturity date of a promissory note previously issued by the Company to Mr. Shealy, with an original principal amount of $250,000, bearing interest at a rate of 10% per annum, without changing any other terms of the promissory note. The largest aggregate amount of principal outstanding during 2015 was $193,453, the total amount of principal paid during 2015 was $28,654, the total amount of interest paid during 2015 was $16,559, and the amount outstanding as of March 25, 2016 is $156,520.

On December 31, 2014, Intellinetics and Jackie Chretien, a person related to the President & CEO of the Company, agreed to extend until January 1, 2016 the maturity date of a promissory note previously issued by the Company to Ms. Chretien, with an original principal balance of $80,000, without changing any other terms of that promissory note. On January 1, 2016, the Company repaid in full the outstanding principal and accrued interest on this note.  The largest aggregate amount of principal outstanding during 2015 was $15,000, the amount outstanding as of March 25, 2016 is $0, the total amount of principal paid during 2015 was $0, and the total amount of interest paid during 2015 was $0.

On December 31, 2014, Intellinetics and A. Michael Chretien, Secretary of the Company and VP for Compliance, agreed to extend until January 1, 2016 the maturity date of a promissory note previously issued by the Company to Mr. Chretien, without changing any other terms of that promissory note. On January 1, 2016, the Company repaid in full the outstanding principal and accrued interest on this note.  The largest aggregate amount of principal outstanding during 2015 was $40,415, the amount outstanding as of March 25, 2016 is $0, the total amount of principal paid during 2015 was $0, and the total amount of interest paid during 2015 was $0.

The following convertible notes were issued by the Company to directors, officers, and shareholders holding more than 5% beneficial ownership of the Company’s common stock. The terms for all of the following notes provide for interest at an annual rate of 10% until the maturity date of December 31, 2015. Pursuant to the terms of each note and in accordance with the Note Exchange (detailed below), the noteholders converted the notes into shares of common stock, par value $0.001 per share, of the Company at a conversion rate set forth below. Any notes not paid or converted by their maturity date would have accrued interest at the annual rate of 12% from the maturity date until the date the notes were repaid in full. Any interest not paid quarterly also accrued interest at the annual rate of 12%.

Name and Affiliation to Company	Date of Note	Conversion Rate per Share	Original Principal Balance of Note	Largest aggregate amount of principal outstanding during 2015	Amount outstanding as of March 28, 2016 (principal and interest)	Amount of principal paid during 2015*	Amount of interest paid during 2015*
Matthew L. Chretien Officer and Director	6/10/2014	$0.56	10,000	10,000	-0-	10,000	2,715
Robert Schroeder Director	5/9/2014	$0.56	30,000	30,000	-0-	30,000	8,696
Michael Taglich 5% Shareholder	5/9/2014	$0.56	30,000	30,000	-0-	30,000	8,696
Robert Taglich 5% Shareholder	5/9/2014	$0.56	30,000	30,000	-0-	30,000	8,696
Michael Taglich 5% Shareholder	7/10/2014	$0.56	350,534	350,534	-0-	350,534	87,509
Robert Taglich 5% Shareholder	7/10/2014	$0.56	350,534	350,534	-0-	350,534	87,509

* Principal and interest were converted to equity.

The following convertible notes were issued by the Company to directors, officers, and shareholders holding more than 5% beneficial ownership of the Company’s common stock. The terms for all of the following notes provide for interest at an annual rate of 6% until the maturity date of December 31, 2015. Pursuant to the terms of each note and in accordance with the Note Exchange (detailed below), the noteholders converted the notes into shares of common stock, par value $0.001 per share, of the Company at a conversion rate set forth below. Any notes not paid or converted by their maturity date would have accrued interest at the annual rate of 12% from the maturity date until the date the notes were repaid in full. Any interest not paid quarterly also accrued interest at the annual rate of 12%.

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Name and Affiliation to Company	Date of Note	Conversion Rate per Share	Original Principal Balance of Note	Largest aggregate amount of principal outstanding during 2015	Amount outstanding as of March 28, 2016 (principal and interest)	Amount of principal paid during 2015*	Amount of interest paid during 2015*
Robert Schroeder Director	10/9/2014	$0.30	15,000	15,000	-0-	15,000	4,369
Michael Taglich 5% Shareholder	10/9/2014	$0.30	80,000	80,000	-0-	80,000	23,303
Michael Taglich 5% Shareholder	12/17/2014	$0.30	100,000	100,000	-0-	100,000	22,323
Michael Taglich 5% Shareholder	2/10/2015	$0.30	50,000	50,000	-0-	50,000	8,786
Michael Taglich 5% Shareholder	3/11/2015	$0.30	50,000	50,000	-0-	50,000	7,595
Robert Taglich 5% Shareholder	10/9/2014	$0.30	80,000	80,000	-0-	80,000	23,303
Robert Taglich 5% Shareholder	12/17/2014	$0.30	100,000	100,000	-0-	100,000	22,323
Robert Taglich 5% Shareholder	2/10/2015	$0.30	50,000	50,000	-0-	50,000	8,786
Robert Taglich 5% Shareholder	3/11/2015	$0.30	50,000	50,000	-0-	50,000	7,595

* Principal and interest were converted to equity.

The following convertible notes were issued by the Company to directors, officers, and shareholders holding more than 5% beneficial ownership of the Company’s common stock. The terms for all the following notes provide for interest at an annual rate of 10 percent until maturity three months following the effective date, with interest payable quarterly. Pursuant to the terms of each note and in accordance with the Note Exchange (detailed below), the noteholders converted the notes into shares of common stock, par value $0.001 per share, of the Company at a conversion rate set forth below. Any notes not paid or converted by their maturity date would have accrued interest at the annual rate of 12% from the maturity date until the date the notes were repaid in full. Any interest not paid quarterly also accrued interest at the annual rate of 12%.

Name and Affiliation to Company	Date of Note	Conversion Rate per Share	Original Principal Balance of Note	Largest aggregate amount of principal outstanding during 2015	Amount outstanding as of March 28, 2016 (principal and interest)	Amount of principal paid during 2015*	Amount of interest paid during 2015*
Michael Taglich 5% Shareholder	5/20/2015	$0.6	20,000	20,000	-0-	20,000	1,524
Michael Taglich 5% Shareholder	6/3/2015	$0.57	10,000	10,000	-0-	10,000	708
Michael Taglich 5% Shareholder	6/17/2015	$0.57	50,000	50,000	-0-	50,000	3,274
Michael Taglich 5% Shareholder	7/15/2015	$0.54	25,000	25,000	-0-	25,000	1,495
Michael Taglich 5% Shareholder	8/26/15	$0.6	36,000	36,000	-0-	36,000	1,572
Michael Taglich 5% Shareholder	9/22/15	$0.58	50,000	50,000	-0-	50,000	1,666
Robert Taglich 5% Shareholder	5/20/2015	$0.6	20,000	20,000	-0-	20,000	1,524
Robert Taglich 5% Shareholder	6/3/2015	$0.57	10,000	10,000	-0-	10,000	708
Robert Taglich 5% Shareholder	6/17/2015	$0.57	50,000	50,000	-0-	50,000	3,274
Robert Taglich 5% Shareholder	7/15/2015	$0.54	25,000	25,000	-0-	25,000	1,495
Robert Taglich 5% Shareholder	8/26/15	$0.6	36,000	36,000	-0-	36,000	1,572
Robert Taglich 5% Shareholder	9/22/15	$0.58	50,000	50,000	-0-	50,000	1,666

* Principal and interest were converted to equity.

Return to Treasury of Shares and Issuance of Contingent Warrants

On February 15, 2016, A. Michael Chretien exercised warrants to purchase 500,000 shares of common stock of the Company, from the Company, at an exercise price of $0.007 per share. These warrants were issued as consideration for A. Michael Chretien returning to treasury 500,000 shares of common stock he owned in 2013.

Matthew L. Chretien continues to hold a four-year warrant, expiring in February 2017, to purchase 500,000 shares of common stock of the Company, from the Company, at an exercise price of $0.007 per share. These warrants were issued as consideration for Matthew L. Chretien returning to treasury 500,000 shares of common stock he owned in 2013.

Notes payable due to related parties consist of the following:

	December 31, 2015	December 31, 2014
The $80,000 Jackie Chretien Note	$15,000	$15,000
The $55,167 A. Michael Chretien Note	40,415	40,415
The $250,000 Shealy Note	0	45,000
Convertible Notes Payable to Robert Schroeder	0	10,000
Convertibe Note Payable to Matthew Chretien	0	560,534
Convertible Notes Payable to Michael Taglich	0	560,534
Convertible Notes Payable to Robert Taglich	0	50,000
Total notes payable - related party	55,415	1,281,483
Less current portion	(55,415)	(1,226,068)
Long-term portion of notes payable-related party	$0	$55,415

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Sales of Equity to Related Parties

Certain related parties participated in two private placements of securities with investors.

On December 29, 2015, December 31, 2015, and January 25, 2016, the Company entered into securities purchase agreements with certain accredited investors, pursuant to which it sold an aggregate of 1,333,333 units at a price of $1.20 per unit. Each unit consisted of two shares of the Company’s common stock, par value $0.001 per share, and a five-year warrant to purchase one share of the Company’s common stock at an exercise price of $0.65 per share (the “2015 Offering”). The following related persons participated in the 2015 Offering, on the same terms as all other investors participating in the offering:

Name of Investor	Relationship to the Company	Number of Units Purchased	Date of Transaction
Michael Taglich C/F Hope Taglich UGMA	Assets held for the benefit of a family member of Michael Taglich, who beneficially owns more than 5% of the common stock of the Company.	25,000.0	12/29/2015
Michael Taglich Cust for Lucy Taglich UTMA NY	Assets held for the benefit of a family member of Michael Taglich, who beneficially owns more than 5% of the common stock of the Company.	25,000.0	12/29/2015
Michael Taglich Custodian FBO Amanda Taglich UTMA NY until age 21	Assets held for the benefit of a family member of Michael Taglich, who beneficially owns more than 5% of the common stock of the Company.	25,000.0	12/29/2015
Michael Taglich Custodian FBO Stella Taglich UTMA until age 21	Assets held for the benefit of a family member of Michael Taglich, who beneficially owns more than 5% of the common stock of the Company.	25,000.0	12/29/2015
Murray H. Gross	Director and Chairman of the Board; Beneficially owns more than 5% of the common stock of the Company.	10,000.0	1/25/2016
Michael N. Taglich	Beneficially owns more than 5% of the common stock of the Company.	12,599.0	1/25/2016

On December 31, 2015 and January 6, 2016, the Company entered into note purchase agreements with certain accredited investors, pursuant to which it exchanged convertible notes with an aggregate principal and accrued interest balance of $2,632,684.67 into 1) shares of the Company’s common stock, par value, $0.001 per share at the conversion rate set forth therein for each note (as detailed above), and 2) an amount of warrants equal to 50% of the principal and accrued interest converted for each note, divided by 0.6 (the 2015 Note Exchange”). Such warrants were five-year warrants to purchase shares of common stock at an exercise price of $0.65 per share.

Name of Investor	Relationship to the Company	Amount of Principal and Interest Converted	Date of Transaction
Michael N. Taglich	Beneficially owns more than 5% of the common stock of the Company.	$1,019,984.99	12/31/2015
Robert F. Taglich	Beneficially owns more than 5% of the common stock of the Company.	$1,019,984.99	12/31/2015
Robert C. Schroeder	Director;	$58,065.21	12/31/2015
Murray H. Gross	Director; Chairman of the Board; Beneficially owns more than 5% of the common stock of the Company.	$63,802.74	12/31/2015
Matthew L. Chretien	Director; President & CEO; Beneficially owns more than 5% of the common stock of the Company.	$12,714.52	12/31/2015

Service Provider Equity

On September 29, 2014, Murray H. Gross received 89,285 restricted shares of Company common stock as compensation for consulting services provided to the Company. Murray H. Gross was not a related party to the Company at the time of this transaction, but he has subsequently become a Director and Chairman of the Board of the Company (on April 30, 2015).

Indemnification of Officers and Directors

The Nevada General Corporation Law and our bylaws provide for the indemnification of directors, officers and certain other persons in the circumstances outlined below.

Actions other than by the Company

The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit or proceeding if (i) such person is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of the law, or (ii) such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person (i) was liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of the law, or (ii) did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, such person had reasonable cause to believe that his or her conduct was unlawful.

Actions by the Company

The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other entity, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if (i) such person is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of the law, or (ii) such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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Successful Defense

To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she must be indemnified by the Company against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

Required Approval

Any discretionary indemnification, unless ordered by a court, must be made by the Company only as authorized in the specific case upon a determination that indemnification of a director, officer, employee or agent is proper in the circumstances. The determination must be made by (i) the stockholders, (ii) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) if a majority of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Advance of Expenses

The articles of incorporation, the bylaws, or an agreement made by the Company may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

Other Rights

The indemnification provisions above and the advancement of expenses (i) do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in his or her official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of the action, and (ii) continue for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such person.

Intellinetics has obtained liability insurance for its directors and officers covering, subject to exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacities as directors and officers of the Company.

Review, Approval or Ratification of Transactions with Related Persons

The written charter for the audit committee requires that all transactions between the Company and any related person (as defined in Item 404 of Regulation S-K) be reviewed, approved, and overseen by the audit committee, which is comprised of independent directors.

Promoters and Certain Control Persons

 Robert C. Schroeder, a director of the Company, is the Vice President of Investment Banking at Taglich Brothers, Inc. Robert F. Taglich and Michael N. Taglich, each beneficial owners of more than 10% of the Company’s common stock, are also both principals of Taglich Brothers, Inc. In July 2014, the Company retained Taglich Brothers, Inc. as a placement agent for the sale of the convertible notes, which sale concluded a private offering of debt in the amount of $500,000. In connection with the Offering, the Company paid Taglich Brothers, Inc. in the form of a convertible note with a principal amount of $10,800 (with terms identical to the Convertible Notes sold in the offering), which represented an 8% commission of the gross proceeds. In addition, Taglich Brothers, Inc. earned warrants to purchase 24,107 shares of common stock, which represented 10% of the shares of common stock into which the Convertible Notes sold in the offering could be converted into at $0.56 per share, which have an exercise price of $0.56 per share of common stock, will be exercisable for a period of four years, contain customary cashless exercise and anti-dilution protection and are entitled to registration rights.

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The Company also retained Taglich Brothers, Inc. as the exclusive placement agent for a private offering of securities (common stock and warrants) on December 29, 2015, December 31, 2015, and January 25, 2016 (the “Private Placement”), as well as a private offering of securities involving the conversion of outstanding Company convertible notes in exchange for stock and warrants (the “Note Exchange”). In connection with the offering, the Company paid Taglich Brothers, Inc. a cash payment of $ 370,614, which represented an 8 % commission of the gross proceeds of the Private Placement and 8% commission of the total amount of principal and interest converted in the Note Exchange, and approximately $ 30,000 for reimbursement for reasonable out of pocket expenses, FINRA filing fees and related legal fees. In addition, the Company issued warrants to the designees of Taglich Brothers, Inc. to purchase 910,216 shares of common stock, which represented 10 % of the shares of common stock sold in the Private Placement, and 10% of the shares of common stock issued in the Note Exchange. The warrants have an exercise price of $ 0.715 per share of common stock, will be exercisable for a period of five years, contain customary cashless exercise and anti-dilution protection and are entitled to registration rights.

Director Independence

In accordance with Rule 407(c)(a)(ii) of Regulation S-K, we are not a listed issuer and we use the definition of independence as set forth in Rule 10A-3 of the Securities Exchange Act of 1934 and the rules of the NASDAQ Stock Market. We are a smaller reporting company with a small number of directors. Currently we have independent directors as a majority of our Board. It is anticipated that, in the near future, the board of directors will recruit additional independent directors to join the Board and also our Board committees. The charters our compensation committee, audit committee, and nomination and corporate governance committees require that all members of each committee be independent. Currently, Robert C. Schroeder, Rye D’Orazio, Murray Gross, and Sophie Pibouin serve as our independent directors, and collectively they comprise 100% of the membership of the audit, compensation, and nomination and corporate governance committees.

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SELLING SHAREHOLDERS

The selling shareholders identified in this prospectus may offer and sell up to 14,230,117 shares of our common stock consisting of (a) an aggregate of 3,333,332 shares of our common stock were issued to the selling shareholders in a private placement of securities completed on December 29, 2015, December 31, 2015, and January 25, 2016 (the “Private Placement”), (b) an aggregate of 5,768,855 shares of our common stock were issued to the selling shareholders in a private placement of securities, involving an exchange of outstanding convertible notes, completed on December 31, 2015 and January 6, 2016 (the “Note Exchange”) (b) up to 4,770,786 shares of our common stock are issuable upon exercise of warrants of which (i) warrants to purchase 910,216 shares of our common stock were issued to the placement agent in connection with both the Private Placement and the Note Exchange, (ii) and warrants to purchase 1,666,666 shares of our common stock were issued to investors on December 29, 2015, December 31, 2015, and January 25, 2016 in connection with the Private Placement, and (iii) warrants to purchase 2,193,904 shares of our common stock were issued to investors on December 31, 2015 and January 6, 2016 in connection with the Note Exchange, and (c) 357,144 shares of common stock were issued on September 29, 2014, as payment to five service providers.

The 14,230,117 shares of our common stock included in this prospectus including shares of our common stock issuable pursuant to the terms of outstanding warrants were issued to the selling shareholders pursuant to exemptions from the registration requirements of the Securities Act pursuant to Regulation D promulgated thereunder.

The selling shareholders named below, or their respective successors, including transferees, may from time to time sell or otherwise dispose of, pursuant to this prospectus, all, some or none of their shares of our common stock being registered hereby. See “Plan of Distribution” on page 61.

The following table sets forth, as to each of the selling shareholders:

•	the name of each of the selling shareholders;
•	the number of shares of our common stock beneficially owned, based on each selling shareholder’s ownership of shares and warrants held of record as of March 23, 2016, assuming exercise of all of the warrants held by such selling shareholder on that date, without regard to any limitations on exercise;
•	the number of shares of our common stock being offered by such selling shareholder pursuant to this prospectus; and
•	the number of shares of our common stock beneficially owned upon completion of the offering and the percentage of beneficial ownership upon completion of the offering based upon 14,230,117 shares of our common stock outstanding as of March 23, 2016, assuming full exercise of all warrants held by the selling shareholders and outstanding on that date, without regard to any limitations on exercise.

Information in the table below and the notes thereto has been provided to us by the selling shareholders or by the placement agent. Unless otherwise indicated, to our knowledge, each selling shareholder listed below has sole dispositive and voting power with respect to the shares of our common stock shown below as beneficially owned by such selling shareholder, except to the extent authority is shared by spouses under applicable law. Beneficial ownership and percentage have been determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or dispositive power with respect to the securities. The information listed below is not necessarily indicative of beneficial ownership for any other purpose. Except as described in the notes below, none of the selling shareholders has held any position, office or other material relationship with us or any of our affiliates within the past three years.

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	Shares Beneficially Owned				Shares Included	Shares Beneficially Owned
	Before Offering(1)				in Prospectus	After Offering(1)(2)
Name of Selling Shareholder (Individuals with Voting/Dispositive Power Appear in Parentheses)	Shares	Warrants	Options	Percent	# Included	Number	Percent
Ace Funding Group LLC (Jerome Hehir)	91,417	20,833	-	*	62,499	49,751	*
AJAMB LLC (Paul Seid)	83,334	41,667	-	*	125,001	-	*
Albert Esposito & Margaret Esposito JTWROS	50,000	25,000	-	*	75,000	-	*
Allison Bibicoff	59,869	29,328	-	*	89,197	-	*
Andrew K. Light	238,094	83,333	-	1.90%	249,999	71,428	*
BFJK Investment Partnership (Kalman R. Kaplan)	16,800	8,400	-	*	25,200	-	*
Bibicoff Family Trust (Harvey Bibicoff)	72,805	33,976	-		106,780	-	*
Brigitte Ferrada-Stetson	228,806	106,776	-	1.99%	335,583	-	*
C Mark Casey	20,476	6,667	-	*	20,001	7,142	*
Cheryl Ravich	25,000	12,500	-	*	37,500	-	*
Compound Capital, LLC (Daniel Boxman)	22,716	10,601	-	*	33,317	-	*
Dana Stetson	89,286	-	-	*	89,286	-	*
David A. Random	194,537	83,333	-	1.65%	249,999	27,871	*
David Frank Rios & Margaret Jo Rios 1999 Trust Dtd 6/22/99	100,000	50,000	-	*	150,000	-	*
David L. Allen	100,000	50,000	-	*	150,000	-	*
Denis Fortin	273,808	83,333	-	2.12%	249,999	107,142	*
Donata Random	25,000	12,500	-	*	37,500	-	*
Estate of Richard Curtis Clayton, Deborah Ann Clayton Executor	166,666	83,333	-	1.48%	249,999	-	*
Frank Gimenez & Philomena Gimenez JTWROS	16,668	33,334	-	*	25,002	25,000	*
Glenn R. Hubbard	369,046	166,666	-	3.16%	499,998	35,714	*
H. Philip Howe Trust UAD 11/15/02 H. Philip Howe & Margaret Virginia Howe TTEES	41,668	20,833	-	*	62,499	-	*
Harvey Bibicoff	44,643	-	-	*	44,643	-	*
Harvey Bibicoff and Jacqueline Bibicoff, Trustees of the Bibicoff Family Trust Dtd 5/16/00	40,000	20,000	-	*	60,000	-	*
Irwin Steinberg Ins Trust (Sanford Steinberg)	70,000	35,000	-	*	105,000	-	*
James D. Borschow	22,564	10,530	-	*	33,093	-	*
James E. Puerner	41,668	20,834	-	*	62,502	-	*
John C Lipman	83,332	41,666	-	*	124,998	-	*
John R. Bertsch Trust Dtd 12/4/2004, John R. Bertsch Trustee	357,142	125,000	-	2.85%	375,000	107,142	*
Joseph Martha	23,808	8,333	-	*	24,999	7,142	*
Junge Revocable Trust UAD 12/09/91, John P. Junge TTEE AMD 09/26/06	166,666	83,333	-	1.48%	249,999	-	*
Kaplan Family Trust 2002, Kalman R. Kaplan TTEE	16,668	8,334	-	*	25,002	-	*

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	Shares Beneficially Owned				Shares Included	Shares Beneficially Owned
	Before Offering(1)				in Prospectus	After Offering(1)(2)
Name of Selling Shareholder	Shares	Warrants	Options	Percent	# Included	Number	Percent
Keith Becker	50,000	25,000	-	*	75,000	-	*
Lawrence Kane Nuview IRA	25,000	12,500	-	*	37,500	-	*
Luisa Kane Nuview IRA	25,000	12,500	-	*	37,500	-	*
Mark Vaughan Andrea Vaughan JT TEN	25,000	12,500	-	*	37,500	-	*
Marvin J. Loutsenhizer	18,000	9,000	-	*	27,000	-	*
Matthew L. Chretien (3)	927,366	510,595	100,000	8.26%	33,300	1,504,661	8.64%
Merle Stockley	22,401	10,454	-	*	32,855	-	*
Michael N. Taglich (4)	2,606,364	1,125,162	-	20.82%	3,436,126	295,400	1.65%
Michael N. Taglich C/F Hope Taglich UGMA	50,000	25,000	-	*	75,000	-	*
Michael N. Taglich Cust. for Lucy Taglich UTMA NY	50,000	25,000	-	*	75,000	-	*
Michael N. Taglich Custodian FBO Amanda Taglich UTMA NY until age 21	50,000	25,000	-	*	75,000	-	*
Michael N. Taglich Custodian FBO Custodian FBO Stella Taglich UTMA NY until age 21	50,000	25,000	-	*	75,000	-	*
Murray H. Gross (5)	352,543	63,169	640,000	2.38%	286,388	769,324	4.40%
P. Kenneth Nitz	50,000	25,000	-	*	75,000	-	*
Paladin Holdings, LLC (Paul Seid)	83,334	41,667	-	*	125,001	-	*
Paul Seid	402,666	131,244	-	3.15%	412,482	121,428	*
Robert Brooks	121,068	42,535	-	*	133,682	29,921	*
Robert F. Taglich (6)	2,570,451	1,074,726	-	20.40%	3,360,492	284,685	1.59%
Robert Koski	47,619	16,667	-	*	50,001	14,285	*
Robert Schroeder (7)	325,789	272,770	-	3.51%	364,292	234,267	1.37%
Robert W. Allen Jr.	100,000	50,000	-	*	150,000	-	*
Roger Kahn	59,092	28,410	-	*	87,502	-	*
Roger W. Lunstra and Joyce M. Lunstra Living Trust Dtd 6/15/07, Roger W. Lunstra and Joyce M. Lunstra Co-TTEES	104,762	41,667	-	*	125,001	21,428	*
Scot Holding Inc. (Pat Gordon)	47,619	16,667	-	*	50,001	14,285	*
Shadow Capital LLC (B. Kent Garlinghouse)	148,808	20,833	-	1.01%	62,499	107,142	*
Stephen M. Koppekin	17,142	5,000	-	*	15,000	7,142	*
Stetson Development, LLC (David Stetson)	89,286	-	-	*	89,286	-	*
Steve R. Berlin	50,000	25,000	-	*	75,000	-	*
Taglich Brothers Inc. (Richard Oh)	24,124	11,258	-	*	35,381	-	*
Terri MacInnis	44,643	-	-	*	44,643	-	*
Terri MacInnis and Tor MacInnis JTWROS	20,000	10,000	-	*	30,000	-	*
The Carolyn L. Foutch Living Trust UAD 05/17/13, Carolyn L. Foutch TTEE	119,047	41,667	-	*	125,001	35,713	*
The Hillary Bibicoff Revocable Trust Dtd 4/19/07, Hillary Bibicoff Trustee	48,808	20,833	-	*	62,499	7,142	*
The Ladendorf Family Revocable Living Trust UAD 04/11/11, Mark C. Ladendorf & Debra L. Ladendorf TTEES	50,000	25,000	-	*	75,000	-	*

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	Shares Beneficially Owned				Shares Included	Shares Beneficially Owned
	Before Offering(1)				in Prospectus	After Offering(1)(2)
Name of Selling Shareholder	Shares	Warrants	Options	Percent	# Included	Number	Percent
Douglas Hailey	28,571	87,500	-	*	87,500	28,571	*
Vincent M Palmieri		37,500	-	*	37,500	-	*
William M Cooke		17,500	-	*	17,500	-	*
Denis McEvoy TOD DTD 3/19/2013		17,500	-	*	17,500	-	*
Michael Brunone		22,589	-	*	22,589	-	*
Russell Bernier		48,000	-	*	48,000	-	*
Christopher C Schreiber		2,000	-	*	2,000	-	*
Richard Oh		55,000	-	*	55,000	-	*
Linda Taglich		6,000	-	*	6,000	-	*
Robert M Lorenzo II		10,000	-	*	10,000	-	*
Leonard Schleicher		40,000	-	*	40,000	-	*
Gilda Gaertner TOD dated 05/10/2013		6,000	-	*	6,000	-	*
TOTAL	11,956,990	5,446,856	740,000		14,230,117	3,913,726

*	indicates less than 1%

(1)	Percentages are based on 16,794,994 shares of common stock outstanding.
(2)	There is no assurance that the selling shareholders will sell all or any portion of the shares being registered for sale. For purposes of this table, we have assumed that, upon completion of the offering, the selling shareholders will have sold all of the shares covered by this prospectus and will not have acquired beneficial ownership of any additional shares.
(3)	Matthew Chretien is the President & CEO of the Company, as well as a Director.
(4)	Michael N. Taglich holds more than 10% beneficial ownership in the Company. Mr. Taglich is also a principal of Taglich Brothers Inc., the Company's placement agent.
(5)	Murray H. Gross is a Director and Chairman of the Board of the Company.
(6)	Robert F. Taglich holds more than 10% beneficial ownership in the Company. Mr. Taglich is also a principal of Taglich Brothers Inc., the Company's placement agent.
(7)	Robert C. Schroeder is a Director of the Company. Mr. Schroeder is also an executive officer of Taglich Brothers Inc., the Company's placement agent.

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PLAN OF DISTRIBUTION

The selling shareholders identified in this prospectus may offer and sell up to 14,230,117 shares of our common stock, which we issued them, or which we may issue to them upon the exercise of certain warrants issued to them. The selling shareholders may sell all or a portion of their shares of our common stock through public or private transactions at prevailing market prices or at privately negotiated prices.

All of the shares of our common stock and warrants described above were issued previously in private transactions completed prior to the filing of the registration statement of which this prospectus is a part.

The selling shareholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	On any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	In the over-the-counter markets;

•	In transactions otherwise than on these exchanges or systems or in the over-the-counter markets;

•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	Sales pursuant to Rule 144;

•	Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	A combination of any such methods of sale; and

•	Any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

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The selling shareholders may pledge or grant a security interest in some or all of the warrants or shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus is a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We have agreed to pay all expenses of the registration of the shares of our common stock covered by this prospectus including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the shares of our common stock. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or similar agreements.

Once sold under the registration statement of which this prospectus is a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

Penny Stock

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

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In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our Articles of Incorporation, as amended, authorize the issuance of 50,000,000 shares of common stock.

As of March 23, 2016, we had issued and outstanding:

•	an aggregate of 16,794,992 shares of common stock;

•	an aggregate of 5,509,176 shares of our common stock issuable upon exercise of warrants with expiration dates between February 2017 and January 2021 at exercise prices ranging from $0.007 to $1.68 per share.

•	an aggregate of 1,930,557 shares of our common stock reserved for issuance under the 2015 Intellinetics Inc. Equity Incentive Plan.

As of March 23, 2016, we had no preferred stock outstanding and no options to purchase any capital stock or other securities convertible into capital stock, other than stock options issued pursuant to the 2015 Intellinetics Inc. Equity Incentive Plan and reserved for under that Plan.

Description of Common Stock

We are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share. As of March 23, 2016, we had 16,794,992 shares of common stock outstanding, which does not include the 5,509,176 shares reserved for issuance upon the exercise of all outstanding warrants, and the 1,930,557 shares reserved for issuance under the 2015 Intellinetics Inc. Equity Incentive Plan.

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights. Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors. To date, we have not paid cash dividends. We intend to retain any earnings for the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.

Any future determination as to the payment of cash dividends will depend on future earnings, results of operations, capital requirements, financial condition and such other factors as the board of directors may consider. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution.

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Holders of our common stock do not have pre-emptive rights to subscribe for or to purchase any stock, obligations or other securities.

Warrants

As of March 23, 2016, 5,509,176 shares of our common stock are reserved for issuance upon the exercise of warrants outstanding. These outstanding warrants are immediately exercisable and consists of (i) four-year warrants to purchase 214,285 shares of our common stock at an exercise price of $1.68 per share issued to the placement agent in connection with private placement of equity in 2013, (ii) four-year warrants to purchase 500,000 shares of our common stock at $0.007 per share, issued to a director of the Company on February 15, 2013, in connection with a Return to Treasury Agreement, (iii) four-year warrants to purchase 24,107 shares of our common stock at an exercise price of 1.68 per share issued to the placement agent in connection with a private placement of convertible notes in 2014, (iv) five-year warrants to purchase 910,216 shares of our common stock at an exercise price of $0.715 per share, issued to the placement agent in connection with both the Private Placement and the Note Exchange, (v) warrants to purchase 1,666,666 shares of our common stock at an exercise price of $0.65 per share, issued to investors on December 29, 2015, December 31, 2015, and January 25, 2016 in connection with the Private Placement, and (vi) warrants to purchase 2,193,904 shares of our common stock at an exercise price of $0.65 per share, issued to investors on December 31, 2015, and January 6, 2016, in connection with the Note Exchange.

DILUTION

Since the shares of common stock offered under this prospectus are being resold by selling shareholders and thus are already issued and outstanding, the issuance of shares of common stock hereunder will not cause any additional dilution, except to the extent that selling shareholders exercise their warrants and sell the underlying shares hereunder. Up to 4,770,786 shares of common stock can be offered and sold hereunder by selling shareholders pursuant to existing warrants.

Out of the 50,000,000 authorized shares of our common stock, par value $0.001, we have approximately 52% of authorized shares available for future issuances. We may issue some or all of these available shares in any attempt by the Company to raise additional funds through the sale of equity or convertible debt, and this will result in further dilution for existing shareholders. In addition, if we issue all of the authorized shares of our common stock, we may seek shareholder approval in the future to authorize additional stock, and this would also result in further dilution for existing shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 24,234,725 shares of our common stock issued and outstanding, assuming full exercise of the warrants held by the selling shareholders and all other issued and outstanding warrants to acquire our common stock, including shares reserved under the 2015 Intellinetics Inc. Equity Incentive Plan, representing approximately 48% of the 50,000,000 authorized shares of our common stock. The number of shares of our common stock outstanding after the offering is based on 16,794,992 shares of our common stock outstanding as of March 23, 2016, which excludes 5,509,176 shares of our common stock issuable upon exercise of warrants outstanding as of March 23, 2016, and 1,930,557 shares reserved for issuance under the 2015 Intellinetics Inc. Equity Incentive Plan. The warrants outstanding as of March 23, 2016 to purchase 5,509,176 shares of our common stock are immediately exercisable and consists of (i) four-year warrants to purchase 214,285 shares of our common stock at an exercise price of $1.68 per share issued to the placement agent in connection with private placement of equity in 2013, (ii) four-year warrants to purchase 500,000 shares of our common stock at $0.007 per share, issued to a director of the Company on February 15, 2013, in connection with a Return to Treasury Agreement, (iii) four-year warrants to purchase 24,107 shares of our common stock at an exercise price of 1.68 per share issued to the placement agent in connection with a private placement of convertible notes in 2014, (iv) five-year warrants to purchase 910,216 shares of our common stock at an exercise price of $0.715 per share, issued to the placement agent in connection with both the Private Placement and the Note Exchange, (v) warrants to purchase 1,666,666 shares of our common stock at an exercise price of $0.65 per share, issued to investors on December 29, 2015, December 31, 2015, and January 25, 2016 in connection with the Private Placement, and (vi) warrants to purchase 2,193,904 shares of our common stock at an exercise price of $0.65 per share, issued to investors on December 31, 2015, and January 6, 2016, in connection with the Note Exchange.

The selling shareholders identified in this prospectus may, from time to time, offer and sell up to 14,230,117 shares of our common stock consisting of (a) an aggregate of 3,333,332 shares of our common stock were issued to the selling shareholders in a private placement of securities completed on December 29, 2015, December 31, 2015, and January 25, 2016 (the “Private Placement”), (b) an aggregate of 5,768,855 shares of our common stock were issued to the selling shareholders in a private placement of securities, involving an exchange of outstanding convertible notes, completed on December 31, 2015 and January 6, 2016 (the “Note Exchange”) (b) up to 4,770,786 shares of our common stock are issuable upon exercise of warrants of which (i) warrants to purchase 910,216 shares of our common stock were issued to the placement agent in connection with both the Private Placement and the Note Exchange, (ii) and warrants to purchase 1,666,666 shares of our common stock were issued to investors on December 29, 2015, December 31, 2015, and January 25, 2016 in connection with the Private Placement, and (iii) warrants to purchase 2,193,904 shares of our common stock were issued to investors on December 31, 2015 and January 6, 2016 in connection with the Note Exchange, and (c) 357,144 shares of common stock were issued on September 29, 2014, as payment to five service providers.

Sales of substantial amounts of our common stock in the public market, or the perception that future sales may occur, could materially and adversely affect the prevailing market price of our common stock.

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Registration Rights

In connection with our private placement, we entered into a registration rights agreement with certain selling shareholders who now own an aggregate of 9,102,187 shares and the holders of the warrants to purchase 4,770,786 shares of our common stock, under which such selling shareholders are entitled to certain registration rights, and this prospectus is a part of the registration statement that we filed pursuant to our obligations under that registration rights agreement. Under the terms of the registration rights agreement, we have agreed to prepare and, as soon as practicable, but in no event later than March 28, 2016, file with the SEC a registration statement covering the resale under the Securities Act of all of the shares and warrants, and to use commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as practicable, but in no event later than June 27, 2016 (or 180 days after the first closing date).

In connection with 357,144 shares of our common stock issued to service providers in consideration for their services to the Company, we agreed that these warrant holders will have registration rights similar to the registration rights of other shares that are registered in this registration statement, and those shares are included in this prospectus.

EXPERTS

The audited consolidated financial statements of Intellinetics, Inc. and its sole operating subsidiary for the years ended December 31, 2015 and 2014, were audited by GBQ Partners, LLC, an independent registered public accounting firm, to the extent set forth in its report and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Downey Brand, Reno, Nevada.

AVAILABLE INFORMATION

This prospectus is part of a registration statement on Form S-1 we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information. You can obtain a copy of the registration statement, including the exhibits filed with it, from the SEC as indicated below.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

We make available, free of charge, on our website located at www.intellinetics.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. The contents of and the information on or accessible through our corporate website and our investor relations website are not a part of, and are not incorporated into, this prospectus and the accompanying prospectus or any report or document we file with or furnish to the SEC and any references to these websites are intended to be an inactive textual references only.

Our website address is www.intellinetics.com. The information on our website is not incorporated into this prospectus.

65

Index to Financial Statements

Intellinetics, Inc.

Annual Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Intellinetics, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Intellinetics, Inc. and Subsidiary (collectively, the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intellinetics, Inc. and Subsidiary at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBQ Partners LLC

Columbus, Ohio

March 28, 2016

Part I Financial Information

Item 1. Financial Statements

INTELLINETICS, INC. and SUBSIDIARY

Consolidated Balance Sheets

	December 31,	December 31,
	2015	2014
ASSETS

Current assets:
Cash	$1,117,118	$184,081
Accounts receivable, net	217,028	99,061
Prepaid expenses and other current assets	46,521	45,668

Total current assets	1,380,667	328,810

Property and equipment, net	22,603	28,671
Other assets	14,540	27,809

Total assets	$1,417,810	$385,290

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$826,864	$633,053
Deferred revenues	638,193	563,998
Deferred compensation	215,012	215,012
Notes payable - current	401,573	1,071,708
Notes payable - related party - current	92,805	1,234,871
Total current liabilities	2,174,447	3,718,642

Long-term liabilities:
Notes payable - net of current portion	786,461	544,322
Notes payable - related party	127,409	216,772
Deferred interest expense	136,078	103,242
Other long-term liabilities - related parties	12,852	56,021

Total long-term liabilities	1,062,800	920,357

Total liabilities	3,237,247	4,638,999

Stockholders' deficit:
Common stock, $0.001 par value, 50,000,000 shares authorized; 14,908,439 and 7,123,089 shares issued and outstanding at December 31, 2015 and 2014, respectively	21,909	14,124
Additional paid-in capital	11,537,093	5,189,178
Accumulated deficit	(13,378,439)	(9,457,011)
Total stockholders' deficit	(1,819,437)	(4,253,709)
Total liabilities and stockholders' deficit	$1,417,810	$385,290

See notes to these consolidated financial statements.

INTELLINETICS, INC. and SUBSIDIARY

Consolidated Statements of Operations

	For the Year Ended December 31,
	2015	2014

Revenues:
Sale of software	$601,141	$223,276
Software as a service	281,899	189,945
Software maintenance services	941,531	865,743
Professional services	382,717	144,809
Third Party services	129,703	62,100

Total revenues	2,336,991	1,485,873

Cost of revenues:
Sale of software	125,108	55,677
Software as a service	55,690	30,421
Software maintenance services	128,597	124,811
Professional services	100,768	38,857
Third Party services	72,078	51,260

Total cost of revenues	482,241	301,026

Gross profit	1,854,750	1,184,847

Operating expenses:
General and administrative	2,607,643	1,753,504
Sales and marketing	791,291	804,916
Depreciation	11,626	24,312

Total operating expenses	3,410,560	2,582,732

Loss from operations	(1,555,810)	(1,397,885)

Other income (expense)
Interest expense, net	(2,365,618)	(250,756)

Total other income (expense)	(2,365,618)	(250,756)

Net loss	$(3,921,428)	$(1,648,641)

Basic and diluted net loss per share:	$(0.55)	$(0.24)

Weighted average number of common shares outstanding - basic and diluted	7,152,276	6,856,928

See notes to these consolidated financial statements.

INTELLINETICS, INC. and SUBSIDIARY

Consolidated Statement of Stockholders' Deficit

For the Twelve Months Ended December 31. 2015 and 2014

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2014	6,765,945	$13,767	$4,953,410	$(7,808,370)	($2,841,193)

Stocks issued for services	357,144	357	199,643	-	200,000

Beneficial conversion of convertible notes	-	-	36,125	-	36,125

Net Loss	-	-	-	(1,648,641)	(1,648,641)

Balance, December 31, 2014	7,123,089	14,124	5,189,178	(9,457,011)	(4,253,709)

Beneficial Conversion of convertible notes	-	-	170,091	-	170,091.00

Stock Option compensation	-	-	430,000	-	430,000

Sale of Stock	2,320,134	2,320	1,207,313	-	1,209,633

Convertible Securities exercised	5,465,216	5,465	2,457,183	-	2,462,648

Note conversion Warrant Expense	-	-	2,083,328	-	2,083,328

Net loss	-	-	-	(3,921,428)	(3,921,428)

Balance, December 31, 2015	14,908,439	$21,909	$11,537,093	$(13,378,439)	$(1,819,437)

See notes to these consolidated financial statements.

INTELLINETICS, INC. and SUBSIDIARY

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(3,921,428)	$(1,648,641)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,626	24,312
Bad debt expense	26,771	43,516
Amortization of deferred financing costs	13,269	11,917
Amortization of beneficial conversion option	195,591	10,626
Gain on disposal of property and equipment	-	(4,234)
Stock issued for services	-	200,000
Stock options compensation	430,000	-
Note conversion warrant expense	2,083,328	-
Changes in operating assets and liabilities:
Accounts receivable	(144,738)	1,494
Prepaid expenses and other current assets	(853)	(6,426)
Accounts payable and accrued expenses	256,104	114,983
Other long-term liabilities - related parties	323,315	111,352
Deferred interest expense	32,837	19,300
Deferred revenues	74,195	81,570
Total adjustments	3,301,445	608,410
Net cash used in operating activities	(619,983)	(1,040,231)

Cash flows from investing activities:
Proceeds for property and equipment	-	9,060
Purchases of property and equipment	(5,558)	(4,583)
Net cash (used in) provided by investing activities	(5,558)	4,477

Cash flows from financing activities:
Proceeds from notes payable	-	45,000
Proceeds from notes payable - related parties	582,000	1,180,000
Repayment of notes payable	(204,401)	(248,225)
Repayment of notes payable - related parties	(28,654)	(17,500)
Sale of Common Stock	1,209,633	-
Net cash provided by financing activities	1,558,578	959,275

Net increase (decrease) in cash	933,037	(76,479)
Cash - beginning of period	184,081	260,560
Cash - end of period	$1,117,118	$184,081

Supplemental disclosure of cash flow information:
Cash paid during the period for interest and taxes	$47,633	$65,147

Supplemental disclosure of non-cash financing activities:
Accrued interest refinanced in notes payable - related parties	$-	$74,521
Discount on notes payable for beneficial conversion feature	-	3,125
Discount on notes payable - related parties for beneficial conversion feature	-	33,000
Notes payable - related parties issued for debt financing costs	-	10,800
Accrued interest on notes payable converted to equity	62,294	-
Accrued interest on notes payable related parties converted to equity	366,484	-
Notes payable conversion warrant expense	1,647,610	-
Notes payable conversion underwriting warrant expense	435,718	-
Notes payable converted to equity	225,800	-
Notes payable - related party converted to equity	1,808,068	-
Total non-cash financing activities	$4,545,974	$121,446

See notes to these consolidated financial statements.

INTELLINETICS INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.	Business Organization and Nature of Operations

Intellinetics, Inc., (“Intellinetics”), is a Nevada holding company incorporated in 1997, with a single operating subsidiary, Intellinetics, Inc., an Ohio corporation (“Intellinetics Ohio”), together the (“Company”). Intellinetics Ohio was incorporated in 1996, and on February 10, 2012, Intellinetics Ohio became the sole operating subsidiary of Intellinetics as a result of a reverse merger and recapitalization.

The Company is an enterprise content management (ECM) software development, sales and marketing company serving both the public and private sectors. In the public sector, the Company’s products, services and process models serve, principally, the critical needs of law enforcement and compliance agencies within the state and local government establishment. The Company provides its software solutions principally through (i) the direct licensing of its software installed on customer computer platforms and (ii) providing the applications as a service, accessible through the internet. The Company’s comprehensive solutions include services that range from pre-installation assessment, project scoping, implementation, consulting and ongoing software maintenance and customer support.

2.	Basis of Presentation

The accompanying audited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). The Company has evaluated subsequent events through the issuance of this Form 10-K.

3.	Liquidity and Management’s Plans

Through December 31, 2015, the Company has incurred an accumulated deficit since inception of $ 13,378,439 and has recent negative cash flows from operations. At December 31, 2015, the Company had a cash balance of $ 1,117,118, primarily as a result of the sale of common stock.

From the Company’s inception, it has generated revenues from the sales and implementation of its internally generated software applications.

The Company’s plan is to increase its sales and market share by developing an expanded network of resellers through which the Company will sell its expanded software product portfolio. The Company expects that this marketing initiative will require that it hire and develop an expanded sales force and enhance its product marketing efforts, all of which will require additional capital.

The Company expects that through the next 12 months, the capital requirements to fund the Company’s growth and to cover the operating costs as a public company will consume substantially all of the cash flows that it intends to generate from its operations, in addition to the proceeds of any issuances of equity securities.  The Company further believes that during this period, while the Company is focusing on the growth and expansion of its business, the gross profit that it expects to generate from operations will not generate sufficient funds to cover these anticipated operating costs.   Our cash requirements are insufficient by approximately $ 70,000 per month.   During 2015, the Company has used the proceeds from the convertible note issuances and the sale of equity securities to sustain operations and to follow through on the execution of its business plan.  Assuming over the next 12 months, we do not increase our cash flow generated from operations, we could need additional capital to fund planned operations and service existing debt obligations. There is no assurance that the Company’s plans as discussed above will materialize and/or the Company will have sufficient funds to fund the Company’s operations. Given these conditions, the Company’s ability to continue as a going concern is contingent upon successfully managing its cash requirements. In addition, the Company’s ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrants into established markets, the competitive environment in which the Company operates and its cash requirements. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Since inception, the Company’s operations have primarily been funded through a combination of operating margins, state business development loans, bank loans, convertible loans and loans from friends and family, and the sale of securities.   Although management believes that the Company has access to capital resources, there are currently no commitments in place for new financing at this time other than the new issuance common stock as disclosed in Note 15, Subsequent Events, and there is no assurance that the Company will be able to obtain funds on commercially acceptable terms, if at all.

During the twelve months ended December 31, 2015, the Company raised $ 1,791,633 in net new funds through the issuance of contingently convertible notes and the sale of common stock.  The Company used the net proceeds for working capital and general corporate purposes, including without limitation, debt reduction. Subsequent to December 31, 2015, the Company raised an additional $559,285 through the sale of common stock. For more information, see the Note 15 to the Consolidated Financial Statements, titled “Subsequent Events.”

The current level of cash and operating margins may not be enough to cover the existing fixed and variable obligations of the Company, so increased revenue performance and the addition of capital are critical to the Company’s success.

The Company’s financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should it be unable to continue as a going concern.

4.	Corporate Actions

On February 10, 2012, Intellinetics Ohio was acquired by Intellinetics (formerly known as “GlobalWise Investments, Inc.”), pursuant to a reverse merger, with Intellinetics Ohio remaining as a wholly-owned subsidiary of Intellinetics.

On September 1, 2014, the Company changed its name from GlobalWise Investments, Inc., to Intellinetics, Inc. and effected a seven (7)-to-one (1) reverse stock split of the Company’s common stock. All share and per share amounts herein have been adjusted to reflect the reverse stock split.

5.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Actual results could differ from estimated amounts.

Significant estimates and assumptions include valuation allowance related to receivables, the recoverability of long-term assets, depreciable lives of property and equipment, deferred taxes and related valuation allowances. The Company’s management monitors these risks and assesses its business and financial risks on a quarterly basis.

Concentrations of Credit Risk

The Company maintains its cash with high credit quality financial institutions. At times, the Company’s cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limit.

The number of customers that comprise the Company’s customer base, along with the different industries, governmental entities and geographic regions, in which the Company’s customers operate, limits concentrations of credit risk with respect to accounts receivable. The Company does not generally require collateral or other security to support customer receivables; however, the Company may require its customers to provide retainers, up-front deposits or irrevocable letters-of-credit when considered necessary to mitigate credit risk. The Company has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific customers and past collections history. Credit losses have been within management’s expectations. At December 31, 2015 and December 31, 2014, the Company allowances for doubtful accounts were $ 23,786 and $ 2,015 respectively.

Property and Equipment

Property and equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed over the estimated useful lives of the related assets on a straight-line basis. Furniture and fixtures, computer hardware and purchased software are depreciated over 3 to 7 years. Leasehold improvements are amortized over the life of the lease or the asset, whichever is shorter, generally 7 to 10 years. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation and amortization of these assets are removed from the accounts and the resulting gains and losses are reflected in the results of operations.

Impairment of Long-Lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with Accounting Standards Codification (“ASC”) Topic 360, “Property, Plant, and Equipment.” The Company tests long-lived assets or asset groups, such as property and equipment, for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable.

Circumstances which could trigger a review include, but are not limited to: significant adverse changes in the business climate or legal factors; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and a current expectation that the asset will more likely than not be sold or disposed of before the end of its estimated useful life.

Recoverability is assessed based on comparing the carrying amount of the asset to the aggregate pre-tax undiscounted cash flows expected to result from the use and eventual disposal of the asset or asset group. Impairment is recognized when the carrying amount is not recoverable and exceeds the fair value of the asset or asset group. The impairment loss, if any, is measured as the amount by which the carrying amount exceeds fair value, which for this purpose is based upon the discounted projected future cash flows of the asset or asset group.

Share Based Compensation

The Company accounts for stock-based payments to employees in accordance with ASC 718, “Stock Compensation” (“ASC 718”). Stock-based payments to employees include grants of stock that are recognized in the consolidated statement of operations based on their fair values at the date of grant.

The Company accounts for stock-based payments to non-employees in accordance with ASC 718 and ASC 505-50, “Equity-Based Payments to Non-Employees,” which requires that such equity instruments are recorded at their fair value on the measurement date, with the measurement of such compensation being subject to periodic adjustment as the underlying equity instruments vest. Both employee and non-employee grants of stock were fully vested at their respective date of grants.

The grant date fair value of stock option awards is recognized in earnings as share-based compensation cost over the requisite service period of the award using the straight-line attribution method. The Company estimates the fair value of the stock option awards using the Black-Scholes-Merton option pricing model. The exercise price of options is specified in the stock option agreements. The expected volatility is based on the historical volatility of the Company’s stock for the previous period equal to the expected term of the options. The expected term of options granted is based on the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected term of the options. The expected dividend yield is based upon the yield expected on date of grant to occur over the term of the option.

For the twelve months ended December 31, 2015, and 2014, the Company recorded share-based compensation to non-employees of $ 430,000 and $ 200,000, respectively. See the Subsequent Events Note 15 to the Consolidated Financial Statements for stock options granted after December 31, 2015.

Software Development Costs

Software development costs for software to be sold or otherwise marketed incurred prior to the establishment of technological feasibility are expensed as incurred. The Company defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all software development costs for software to be sold or otherwise marketed have been expensed as incurred. In accordance with ASC 350-40, the Company capitalizes purchase and implementation costs of internal use software. No such costs were capitalized during the periods presented.

Research and Development

We design, develop, test, market, license, and support new software products and enhancements of current products. We continuously monitor our software products and enhancements to remain compatible with standard platforms and file formats. For the twelve months ending December 31, 2015 and 2014, our research and development costs were $497,976 and $407,716, respectively.

Recent Accounting Pronouncement

In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. The core principle of ASU 2014-09 is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, ASU 2014-09 requires five basic steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, (v) recognize revenue when (or as) the entity satisfies a performance obligation. Entities will generally be required to make more estimates and use more judgment than under current guidance, which will be highlighted for users through increased disclosure requirements. In July 2015, the FASB deferred the effective date for one year beyond the originally specified effective date. The update is now effective for public entities for annual periods beginning after December 15, 2017, including interim periods therein. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Three basic transition methods are available – full retrospective, retrospective with certain practical expedients, and a cumulative effect approach. Management is in the process of evaluating the impact that adoption of ASU 2014-09 will have on the consolidated financial statements and has not yet determined the method by which the Company will adopt the standard.

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability rather than as an asset. The recognition and measurement guidance for debt issuance costs are not affected by ASU 2015-03. The guidance is effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The guidance is required to be applied retrospectively and early adoption is permitted. Management is in the process of assessing the implementation of this standard.

Revenue Recognition

a) Sale of software

The Company recognizes revenues in accordance with ASC Topic 985-605, “Software Revenue Recognition” (“ASC 985-605”).

The Company records revenues from the sale of software licenses when persuasive evidence of an arrangement exists, the software has been delivered, there are no significant uncertainties surrounding product acceptance by the customer, the fees are fixed and determinable, and collection is considered probable. Revenues included in this classification typically include sales of additional software licenses to existing customers and sales of software to the Company’s Resellers (See section h) - Reseller Agreements, below.

The Company assesses whether payment terms are customary or extended in accordance with normal practice relative to the market in which the sale is occurring. The Company’s sales arrangements generally include standard payment terms. These terms effectively relate to all customers, products, and arrangements regardless of customer type, product mix or arrangement size.

If an undelivered element for the arrangement exists under the license arrangement, revenues related to the undelivered element are deferred based on Vendor Specific Objective Evidence (“VSOE”) of the fair value of the undelivered element. Often, multiple-element sales arrangements include arrangements where software licenses and the associated post-contract customer support (“PCS”) are sold together. The Company has established VSOE of the fair value of the undelivered PCS element based on the contracted price for renewal PCS included in the original multiple element sales arrangement, as substantiated by contractual terms and the Company’s significant PCS renewal experience, from the Company’s existing customer base.

The Company records the revenues for the sales of software with professional services as prescribed by ASC 985-605, in accordance with the contract accounting guidelines in ASC 605-35, “Revenue Recognition: Construction-Type and Production-Type Contracts” (“ASC 605-35”), after evaluating for separation of any non-ASC 605-35 elements in accordance with the provisions of ASC 605-25, “Revenue Recognition: Multiple-Element Arrangements,” as updated. The Company accounts for these contracts on a percentage of completion basis, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract, or on a completed contract basis when dependable estimates are not available. Prior to the second quarter ended June 30, 2015, the Company had recognized these contracts exclusively on the completed contract basis. With improvements in internal processes the Company now has the ability to make more dependable estimates. Had the Company continued to exclusively use the completed contract method for 2015, revenues would have been $103,752 lower than recorded.

The fair value of any undelivered elements in multiple-element arrangements in connection with the sales of software licenses with professional services are deferred based upon VSOE.

b) Sale of Software as a Service

Sale of Software as a Service consists of revenues from arrangements that provide customers the use of the Company’s software applications, as a service, typically billed on a monthly or annual basis. Advance billings of these services are not recorded to the extent that the term of the arrangement has not commenced and payment has not been received. Revenue on these services is recognized ratably over the term of the underlying arrangement.

c) Sale of software maintenance services

Software maintenance services revenues consist of revenues derived from arrangements that provide PCS to the Company’s software license holders. These revenues are recognized ratably over the term of the contract. Advance billings of PCS are not recorded to the extent that the term of the PCS has not commenced and payment has not been received.

d) Sales of professional services

Professional services consist principally of revenues from consulting, advisory services, training and customer assistance with management and uploading of data into the Company’s applications. When these services are provided on a time and material basis, the Company records the revenue as the services are rendered, since the revenues from services rendered through any point in time during the performance period are not contingent upon the completion of any further services. Where the services are provided under a fixed priced arrangement, the Company records the revenue on a proportional performance method, since the revenues from services rendered through any point in time during the performance period are not contingent upon the completion of any further services.

e) Sales of third party services

Sales of third party services consist principally of third party software and/or equipment as a pass through of software and equipment purchased from third parties at the request of customers.

f) Deferred revenues

The Company records deferred revenue primarily related to software maintenance support agreements, when the customer pays for the contract prior to the time the services are performed. Substantially all maintenance agreements have a one-year term that commences immediately following the delivery of the maintained products or on the date of the applicable renewal period.

g) Rights of return and other incentives

The Company does not generally offer rights of return or any other incentives such as concessions, product rotation, or price protection and, therefore, does not provide for or make estimates of rights of return and similar incentives. The Company, from time to time, may discount bundled software sales with PCS services. Such discounts are recorded as a component of the software sale and any revenue related to PCS is deferred over the PCS period based upon appropriate VSOE of fair value.

h) Reseller agreements

The Company executes certain sales contracts through resellers and distributors (collectively, “Resellers”). The Company recognizes revenues relating to sales through Resellers on the sell-through method (when reseller executes sale to end customer) when all the recognition criteria have been met—in other words, persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, and collectability is probable. In addition, the Company assesses the credit-worthiness of each Reseller, and if the Reseller is undercapitalized or in financial difficulty, any revenues expected to emanate from such Resellers are deferred and recognized only when cash is received and all other revenue recognition criteria are met.

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense for the twelve months ended December 31, 2015, and 2014 amounted to approximately $ 1,936 and $ 3,430, respectively.

Earnings (Loss) Per Share

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The company has outstanding stock options which have not been included in the calculation of diluted net loss per share because to do so would be anti-dilutive. As such, the numerator and the denominator used in computing both basic and diluted net loss per share for each period are the same.

Income Taxes

The Company and its subsidiary file a consolidated federal income tax return. The provision for income taxes is computed by applying statutory rates to income before taxes.

Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the financial reporting and tax bases of assets and liabilities as of each period-end based on enacted tax laws and statutory rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. A 100% valuation allowance has been established on deferred tax assets at December 31, 2015 and December 31, 2014, due to the uncertainty of our ability to realize future taxable income.

The Company accounts for uncertainty in income taxes in its financial statements as required under ASC 740, Accounting for Uncertainty in Income Taxes. The standard prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition accounting. Management determined there were no material uncertain positions taken by the Company in its tax returns.

Statement of Cash Flows

For purposes of reporting cash flows, cash includes cash on hand and demand deposits held by banks.

Reclassifications

Certain amounts in the 2014 consolidated financial statements have been reclassified to conform to current year presentation.

6.	Property and Equipment

Property and equipment are comprised of the following:

	December 31, 2015	December 31, 2014
Computer hardware and purchased software	$302,800	$297,242
Leasehold improvements	221,666	221,666
Furniture and fixtures	88,322	88,322
Total	612,788	607,230
Less: accumulated depreciation and amortization	(590,185)	(578,559)
Property and equipment, net	$22,603	$28,671

Total depreciation expense on the Company’s property and equipment for the twelve months ended December 31, 2015, and 2014 amounted to $ 11,626 and $ 24,312, respectively.

7.	Notes Payable

The Company evaluated the terms of its convertible notes payable in accordance with ASC 815 – 40, Derivatives and Hedging - Contracts in Entity’s Own Stock and determined that the underlying common stock is indexed to the Company’s common stock. The Company determined that the conversion feature did not meet the definition of a liability and therefore did not bifurcate the conversion feature and account for it as a separate derivative liability. The Company evaluated the conversion feature for a beneficial conversion feature. The effective conversion price was compared to the market price on the date of each note. If the conversion price was deemed to be less than the market value of the underlying common stock at the inception of the note, then the Company would recognize a beneficial conversion feature resulting in a discount on the note payable, upon satisfaction of the contingency. The beneficial conversion features are amortized to interest expense over the life of the respective notes, starting from the date of recognition.

On July 17, 2009, the Company issued a note payable to the Ohio State Development Authority in the amount of $1,012,500, bearing interest at a rate of 6.00% per annum (“Authority Loan No. 1”). Pursuant to the terms of the loan, the Company was required to pay only interest through September 30, 2010 and then monthly principal and interest payments of $23,779 each through September 1, 2015. The note is secured by a senior secured interest on all business assets financed with loan proceeds, as well as a second secured interest in all business assets. Upon maturity, by acceleration or otherwise, the Company shall pay a loan participation fee of $101,250, which is accounted for as a loan premium, accreted monthly, utilizing the interest method, over the term of the loan. In June, 2014, Intellinetics and the Ohio State Development Authority entered into a Notice and Acknowledgement of Modification to Payment Schedule relating to Authority Loan No.1, deferring a portion of the principal and interest payment until June 1, 2015. On September 25, 2015 Intellinetics and the Ohio State Development Authority entered into a Third Amendment to the Loan Agreement related to Authority Loan No. 1, deferring a portion of the principal payment until October 1, 2016 and extending the maturity date until August 1, 2018. As of December 31, 2015, the principal amount outstanding under Authority Loan

No.1 was $493,373.

On June 3, 2011, the Company issued a note payable to the Ohio State Development Authority in the amount of $750,000, bearing interest at a rate of 1% per annum for the first 12 months, then interest at rate of 7% per annum for the second 12 months (“Authority Loan No. 2”). The Company was not obligated to remit payments of principal until September 1, 2013. The monthly principal and interest payments, beginning on the third anniversary of the loan origination, are $14,850 and are payable on a monthly basis through August 1, 2018. The note is secured by a senior secured interest on all business assets financed with loan proceeds, as well as a second secured interest in all business assets. Upon maturity, by acceleration or otherwise, the Company shall pay a loan participation fee of $75,000 , which is accounted for as a loan premium, accreted monthly utilizing the interest method, over the term of the loan. The interest rate of 1% during the first 12 months of this loan was considered to be below market for that period. The Company further determined that over the life of the loan, the effective interest rate was 5.6% per annum. Accordingly, during the first 12 months of the loan, the Company recorded interest expense at the 5.6% rate per annum. The difference between the interest expense accrual at 5.6% and the stated rate of 1% over the first 12 months is credited to deferred interest. The deferred interest amount that is accumulated over the first 12 months of the loan term will be amortized as a reduction to interest expense over the remaining term of the loan. At December 31, 2015 and 2014, deferred interest of $136,078 and $103,242, respectively, was reflected within long term liabilities on the accompanying consolidated balance sheets. In June, 2014, Intellinetics and the Ohio State Development Authority entered into a Notice and Acknowledgement of Modification to Payment Schedule, deferring a portion of the principal and interest payment until June 1, 2015. On September 25, 2015 Intellinetics and the Ohio State Development Authority entered into a Third Amendment to the Loan Agreement related to Authority Loan No. 2, deferring a portion of the interest payment until October 1, 2016. As of December 31, 2015, the principal amount outstanding under Authority Loan No. 2 was $559,661.

The Authority Loans were granted to the Company in connection with the State of Ohio’s economic development programs. The proceeds from these loans were used by the Company to support its efforts in developing software solutions for its customers.

These Authority Loans are subject to certain covenants and reporting requirements. Intellinetics is required to, within three years of the respective loan origination dates of each of the Authority Loans, have created and/or retained an aggregate of 25 full time jobs in the State of Ohio. Should Intellinetics not have attained these employment levels by the respective dates, then the interest rates on the Authority Loans shall increase to 10% per annum. In July, 2014, the Company informed the State of Ohio that it would not meet the employment level of 15 new full-time employees as well as retain 10 existing full-time employees. As a result of this non-compliance with a covenant of Authority Loan No. 1, the Development Services Agency exercised its right to increase the interest rate from 6.0% to 7.0%, effective October 1, 2014. The approximate impact of this increase is to raise the Company’s balloon payment by $6,000 on Authority Loan No. 1, which is due, as amended on August 1, 2018. We have had past instances of non-compliance with certain of the loan covenants. We are currently in compliance with the all other loan covenants. There can be no assurance that we will not become non-compliant with one or more of these covenants in the future.

Between May 18, 2014 and July 10, 2014, the Company issued convertible promissory notes in an aggregate amount of $350,000 (the “Notes in an Aggregate Amount of $350,000”) to accredited investors who are associated with each other (the accredited investors collectively referred to as the (“$350,000 Investors”). The Convertible Notes matured on December 31, 2015 (the “Maturity Date”) and bear interest at an annual rate of interest of 10 percent until maturity, with interest payable quarterly. The Note Investors had a right, in their sole discretion, to convert the Convertible Notes into shares of Common Stock, par value $0.001 per share, of the Company under certain circumstances at a conversion rate of $0.56 per Share. The Company recognized a beneficial conversion feature in the amount of $4,125. Interest expense recognized on the amortization of the beneficial conversion feature was $2,909 and $1,216 for the twelve months ended December 31, 2015 and 2014, respectively. If the Convertible Notes have not been fully repaid by the Company by the Maturity Date or converted into shares at the election of the Convertible Note Investors prior to the Maturity Date, then such Convertible Notes will accrue interest at the annual rate of 12% from the Maturity Date until the date the Convertible Notes are repaid in full. The Company used the proceeds of the Convertible Note for working capital, general corporate purposes, and debt repayment. On December 31, 2015, the investor note holders converted $215,000 of the convertible promissory notes and accrued interest of $59,585, into 490,330 of common shares and 228,821 in Company warrants to purchase common stock. Subsequent to December 31, 2015, the investor note holders converted $135,000 of the convertible promissory notes and accrued interest of $35,038 into 303,639 shares of common stock and 141,698 warrants. See the Subsequent Events Note 15 to the Consolidated Financial Statements.

The Company retained Taglich Brothers, Inc. (the “Placement Agent”) as a placement agent for the sale of the Convertible Notes, which sale concluded a private offering of debt in the amount of $500,000 (the “2014 Offering”). In connection with the 2014 Offering, on July 8, 2014, the Company paid the Placement Agent in the form of a convertible note with a principal amount of $10,800 (with terms identical to the Convertible Notes set forth above), which represented an 8% commission of the gross proceeds. In addition, the Placement Agent earned warrants to purchase 21,107 shares of Common Stock, which represented 10% of the shares of Common Stock into which the Convertible Notes the placement agent sold in the offering could be converted into a $0.56 per share of Common Stock, will be exercisable for a period of four years, contain customary cashless exercise and anti-dilution protection and are entitled to registration rights. No beneficial conversion feature was recognized. The Company recorded deferred financing charges in the amount of $10,800, which are being amortized over the life of the promissory note. During the twelve months ended December 31, 2015, the Company amortized $7,200, respectively, of the financing expense related to this note. On December 31, 2015, Taglich Brothers, Inc. converted the $10,800 convertible promissory note and accrued interest of $2,709 into 24,124 common shares and 11,258 warrants to purchase common stock.

The table below reflects all notes payable at December 31, 2015 and December 31, 2014, respectively, with the exception of related party notes disclosed in Note 8 - Notes Payable - Related Parties.

	December 31,	December 31,
	2015	2014
Authority Loan No. 1, due August 1, 2018	$493,373	$600,429
Authority Loan No. 2, due August 1, 2018	559,661	657,006
The $10,800 Taglich Brothers Note	-	10,800
Notes payable due December 31, 2015	135,000	347,795
Total notes payable	$1,188,034	$1,616,030
Less current portion	(401,573)	(1,071,708)
Long-term portion of notes payable	$786,461	$544,322

Future minimum principal payments of these notes payable with the exception of the related party notes in Note 8 - Notes Payable - Related Parties, as described in this Note 7 are as follows:

For the Twelve-Month
Period Ended December 31,	Amount
2016	$401,573
2017	360,496
2018	425,965
Total	$1,188,034

As of December 31, 2015 and December 31, 2014, accrued interest for these notes payable with the exception of the related party notes in Note 8 - Notes Payable - Related Parties, was $ 274,564 and $ 204,531, respectively, and was reflected within accounts payable and accrued expenses on the consolidated balance sheets. As of December 31, 2015 and December 31, 2014, accrued loan participation fees were $166,039 and $ 155,045, respectively, and reflected within accounts payable and accrued expenses on the consolidated balance sheets. As of December 31, 2015 and December 31, 201, deferred financing costs were $ 4,255 and $ 10,324, respectively, and were reflected within other assets on the consolidated balance sheets.

With respect to all notes outstanding (other than the notes to related parties), for the twelve months ended December 31, 2015, and 2014, interest expense, including the amortization of deferred financing costs, accrued loan participation fees, original issue discounts, deferred interest and related fees, interest expense related to warrants issued for the conversion of convertible notes, and the embedded conversion feature was $ 429,374 and $ 147,444 , respectively.

8.	Notes Payable - Related Parties

On March 2, 2009, the Company issued an unsecured promissory note payable to Jackie Chretien, in the amount of $80,000 due January 1, 2016, as amended, and bearing interest at 5% per annum, with the principal and interest to be paid at maturity. During the twelve months ended December 31, 2015, the Company paid no principal to Ms. Chretien related to this note. As of December 31, 2015 the note had a principal balance of $15,000 and accrued interest of $4,403. Subsequent to December 31, 2015, the principal balance and accrued interest was paid in full on January 1, 2016. See the Subsequent Events Note 15 to the Consolidated Financial Statements.

On December 29, 2001, the Company issued an unsecured promissory note payable to A. Michael Chretien, a Founder of the Company, in the amount of $55,167, with any unpaid principal and interest due on January 1, 2016, as amended. As of December 31, 2015, the note had a principal balance of $40,415 and accrued interest of $7,053. Subsequent to December 31, 2015, the principal balance and accrued interest was paid in full on January 1, 2016. See the Subsequent Events Note 15 to the Consolidated Financial Statements.

On March 29, 2012, the Company issued an unsecured note payable to Ramon Shealy a then -director of the Company, who subsequently resigned from the Board of Directors on December 17, 2012, for personal reasons, in the amount of $238,000 , bearing interest at a rate of 10% for the term of the note. All principal and interest was due and payable on September 27, 2012, but was later extended to November 24, 2012. On April 16, 2012, the Company issued a note payable to Mr. Shealy, in the amount of $12,000, bearing interest at a rate of 10% per quarter. All principal and interest was due on July 15, 2012, but was later extended to November 24, 2012. On November 24, 2012 the two notes were combined into a $250,000 promissory note, under the same terms, with a maturity date of January 1, 2014. On December 24, 2013 the $250,000 promissory note, was extended under the same terms, with a maturity date of January 1, 2015. On March 13, 2013, the Company paid $100,000 of the principal amount of the $250,000 promissory note to Mr. Shealy. On December 31, 2014, the Company and Ramon Shealy agreed to cancel the previous notes and extensions set forth above, and issue a new single promissory note with accrued interest of $43,453, to a total principal and interest in the amount of $193,453, payable in ninety monthly installments beginning January 31, 2015, with a maturity date of January 1, 2020. Interest will accrue at 10% on the outstanding balance until paid in full. All other provisions of the original Promissory Note shall prevail unless specifically set forth herein or otherwise agreed in writing by the parties. As of December 31, 2015 this Note had a principal balance of $164,799 and $1,396 of accrued interest.

On December 11, 2015, the Company commenced a private placement (“December Offering”), for the sale of shares of Common Stock. Simultaneously with this December Offering, the Company offered to existing holders of convertible notes issued by the Company (the “Noteholders”), the ability to convert into Common Stock any outstanding convertible notes issued by the Company, plus accrued interest, at each note’s conversion price (the “Note Exchange”). In addition, upon the conversion, the Noteholders received a number of warrants that contain the same terms as the warrants received by investors in the December Offering. The warrants have an exercise price equal to $0.65 per share and contain a cashless exercise provision.

On December 31, 2015, the following convertible promissory notes consisting of all $1,808,068 of principal and accrued interest of $366,484 were converted into 4,950,762 shares of Common Stock and 1,812,127 warrants to purchase common stock, as part of the Note Exchange.

•	Convertible promissory notes, issued between May 9, 2014 and May 12, 2014, in an aggregate amount of $110,000, (the “Notes in an Aggregate Amount of $110,000”) to accredited investors who are associated with each other and are shareholders of the Company, maturing on December 31, 2015 and bearing interest at an annual rate of interest of 10% until maturity, with interest payable quarterly,. convertible into shares of Common Stock, par value $0.001 per share, of the Company at a conversion rate of $0.56 per Share. The Company used the proceeds of the Convertible Note for working capital, general corporate purposes and debt repayment. On December 31, 2015, the investors converted the notes to common stock, as described above.

•	A convertible promissory note, issued on May 12, 2014, in an aggregate amount of $30,000 to Robert Schroeder, a director of the Company, maturing on December 31, 2015 and bearing interest at an annual rate of interest of 10% until maturity, with interest payable quarterly, convertible into shares of Common Stock, par value $0.001 per share, of the Company at a conversion rate of $0.56 per Share. No beneficial conversion feature was recognized. The Company used the proceeds of the convertible note for working capital, general corporate purposes and debt repayment. On December 31, 2015, the investors converted the notes to common stock, as described above.

•	A convertible promissory note, issued June 6, 2014, in an aggregate amount of $10,000 to Matthew L. Chretien, President, CEO and a director of the Company, maturing on December 31, 2015, and bearing interest at an annual rate of interest of 10% until maturity, with interest payable quarterly, convertible into shares of Common Stock, par value $0.001 per share, of the Company at a conversion rate of $0.56 per Share. No beneficial conversion feature was recognized. The Company used the proceeds of the convertible note for working capital, general corporate purposes, and debt repayment. On December 31, 2015, the investors converted the notes to common stock, as described above.

•	On July 10, 2014, the Company exchanged convertible promissory notes issued on November 12, 2013, December 27, 2013, February 4, 2014 in the aggregate amount of $670,000 plus accrued interest of $31,068 in exchange for a new convertible promissory note in an aggregate amount of $701,068, (the “Note in an Aggregate Amount of $701,068”). The Convertible Notes mature on December 31, 2015 and bearing interest at 10% until maturity. The note holders have a right, at their sole discretion, to convert the notes into equity under certain circumstances at a price stated on each original note as discussed above. The Company recognized a beneficial conversion feature in the amount of $32,000. Interest expense recognized on the amortization of the beneficial conversion feature was $22,588 and $9,412 for the twelve months ended December 31, 2015 and 2014, respectively. On December 31, 2015, the investors converted the notes to common stock, as described above.

•	Three convertible promissory notes, issued October 9, 2014, in the amounts of $80,000, $80,000, and $15,000, (the “Notes in the Aggregate Amount of $175,000”) to three accredited investors. Robert C. Schroeder, a director of the Company, purchased the note in the amount of $15,000, and Robert Taglich and Michael Taglich, each beneficial owners of 10% of the Company, each purchased notes in the amount of $80,000. The notes matured on December 31, 2015, bearing interest at an annual rate of interest of 6% until maturity, with interest payable quarterly. The Noteholders had a right, in their sole discretion, to convert the notes into shares of Common Stock, par value $0.001 per share, of the Company under certain circumstances at a conversion rate of $0.30 per Share. No beneficial conversion feature was recognized. The Company used the proceeds of the notes for working capital, general corporate purposes, and debt repayment. On December 31, 2015, the investors converted the notes to common stock, as described above.

•	Two convertible promissory notes, issued December 17, 2014, in principal amounts of $100,000 each (the “Notes in the Aggregate Amount of $200,000) to Robert Taglich and Michael Taglich, each beneficial owners of more than 10% of the Company, maturing on December 31, 2015, bearing interest at an annual rate of interest of 6% until maturity, convertible into shares of common stock, par value $0.001 per share, of the Company at a conversion rate of $0.30 per share. No beneficial conversion feature was recognized. The Company used the proceeds of the convertible notes for working capital and general corporate purposes and debt repayment. On December 31, 2015, the investors converted the notes to common stock, as described above.

•	Two convertible promissory notes, issued February 10, 2015, in a maximum aggregate principal amount of $100,000 to Robert and Michael Taglich (more than 10% beneficial owners), maturing on December 31, 2015, bearing interest at an annual rate of interest of 6% until maturity, convertible into shares of common stock, par value $0.001 per share, of the Company at a conversion rate of $0.30 per share. The Company recognized a beneficial conversion feature in the amount of $26,667. Interest expense recognized on the amortization of the beneficial conversion feature was $26,667 for the twelve months ended December 31, 2015. The Company used the proceeds of the convertible notes for working capital, general corporate purposes and debt repayment. On December 31, 2015, the investors converted the notes to common stock, as described above.

•	Two convertible promissory notes, issued March 11, 2015, in a maximum aggregate principal amount of $100,000 to Robert and Michael Taglich (more than 10% beneficial owners), maturing on December 31, 2015, bearing interest at an annual rate of interest of 6% until maturity, convertible into shares of common stock, par value $0.001 per share, of the Company at a conversion rate of $0.30 per share. The Company recognized a beneficial conversion feature in the amount of $16,667. Interest expense recognized on the amortization of the beneficial conversion feature was $16,667 for the twelve months ended December 31, 2015. The Company used the proceeds of the convertible notes for working capital general corporate purposes, and debt repayment. On December 31, 2015, the investors converted the notes to common stock, as described above.

•	Two convertible promissory notes, issued May 20, 2015, in a maximum aggregate principal amount of $40,000 to Robert and Michael Taglich (more than 10% beneficial owners), maturing on August 15, 2015, bearing interest at an annual rate of interest of 10% until maturity, convertible into shares of common stock, par value $0.001 per share, of the Company at a conversion rate of $0.60 per share. The Company recognized a beneficial conversion feature in the amount of $13,334. Interest expense recognized on the amortization of the beneficial conversion feature was $13,334 for the twelve months ended December 31, 2015. Since neither note was fully repaid by the Company by the maturity date or converted into shares prior to the maturity date, the note accrued interest at the annual rate of 12% from the maturity date until the date the convertible notes were repaid in full. The Company used the proceeds of the convertible notes for working capital general corporate purposes and debt repayment. On December 31, 2015, the investors converted the notes to common stock, as described above.

•	Two convertible promissory notes, issued June 3, 2015, in a maximum aggregate principal amount of $20,000 to Robert and Michael Taglich (more than 10% beneficial owners), maturing on September 2, 2015, bearing interest at an annual rate of interest of 10% until maturity, convertible into shares of common stock, par value $0.001 per share, of the Company at a conversion rate of $0.60 per share. The Company recognized a beneficial conversion feature in the amount of $6,666. Interest expense recognized on the amortization of the beneficial conversion feature was $6,666 for the twelve months ended December 31, 2015. Since neither note had been fully repaid by the Company by the maturity date or converted into shares prior to the maturity date, the notes accrued interest at the annual rate of 12% from the maturity date until the date the convertible notes were repaid in full. The Company used the proceeds of the convertible notes for working capital general corporate purposes and debt repayment. On December 31, 2015, the investors converted the notes to common stock, as described above.

•	Two convertible promissory notes, issued June 17, 2015, in a maximum aggregate principal amount of $100,000 to Robert and Michael Taglich (more than 10% beneficial owners), maturing September 16, 2015, bearing interest at an annual rate of interest of 10% until maturity, convertible into shares of common stock, par value $0.001 per share, of the Company at a conversion rate of $0.60 per share. The Company recognized a beneficial conversion feature in the amount of $33,334. Interest expense recognized on the amortization of the beneficial conversion feature was $33,334 for the twelve months ended December 31, 2015. Since neither note had been fully repaid by the Company by the maturity date or converted into shares prior to the maturity date, the notes will accrued interest at the annual rate of 12% from the maturity date until the date the convertible notes were repaid in full. The Company used the proceeds of the convertible notes for working capital general corporate purposes and debt repayment. On December 31, 2015, the investors converted the notes to common stock, as described above.

•	Two convertible promissory notes, issued July 15, 2015, in a maximum aggregate principal amount of $50,000 to Robert and Michael Taglich (more than 10% beneficial owners), maturing on October 14, 2015, bearing interest at an annual rate of interest of 10% until maturity, convertible into shares of common stock, par value $0.001 per share, of the Company at a conversion rate of $0.54 per share. The Company recognized a beneficial conversion feature in the amount of $16,666. Interest expense recognized on the amortization of the beneficial conversion feature was $16,666 for the twelve months ended December 31, 2015. Since neither note had been fully repaid by the Company by the maturity date or converted into shares prior to the maturity date, the notes accrued interest at the annual rate of 12% from the maturity date until the date the convertible notes were repaid in full. The Company used the proceeds of the convertible notes for working capital, general corporate purposes, and debt repayment. On December 31, 2015, the investors converted the notes to common stock, as described above.

•	Two convertible promissory notes, issued August 26, 2015, in a maximum aggregate principal amount of $72,000 to Robert and Michael Taglich (more than 10% beneficial owners), maturing on November 22, 2015, bearing interest at an annual rate of interest of 10% until maturity, convertible into shares of common stock, par value $0.001 per share, of the Company at a conversion rate of $0.60 per share. The Company recognized a beneficial conversion feature in the amount of $24,000. Interest expense recognized on the amortization of the beneficial conversion feature was $24,000 for the twelve months ended December 31, 2015. Since neither note had been fully repaid by the Company by the maturity date or converted into shares prior to the maturity date, the notes accrued interest at the annual rate of 12% from the maturity date until the date the convertible note was repaid in full. The Company used the proceeds of the convertible notes for working capital, general corporate purposes and debt repayment. On December 31, 2015, the investors converted the notes to common stock, as described above.

•	Two convertible promissory notes, issued September 22, 2015, in a maximum aggregate principal amount of $100,000 to Robert and Michael Taglich (more than 10% beneficial owners), maturing December 21, 2015, bearing interest at an annual rate of interest of 10% until maturity, convertible into shares of common stock, par value $0.001 per share, of the Company at a conversion rate of $0.58 per share. The Company recognized a beneficial conversion feature in the amount of $32,759. Interest expense recognized on the amortization of the beneficial conversion feature was $32,759 for the twelve months ended December 31, 2015. Since neither note had been fully repaid by the Company by the maturity date or converted into shares prior to the maturity date, the notes accrued interest at the annual rate of 12% from the maturity date until the date the convertible note was repaid in full. The Company used the proceeds of the convertible notes for working capital, general corporate purposes, and debt repayment. On December 31, 2015, the investors converted the notes to common stock, as described above.

The table below reflects Notes payable due to related parties at December 31, 2015 and December 31, 2014, respectively

	December 31,	December 31,
	2015	2014
The $80,000 Jackie Chretien Note	$15,000	$15,000
The $55,167 A. Michael Chretien Note	40,415	40,415
The $250,000 Shealy Note	164,799	193,452
Notes in the Aggregate Amount of $110,000	-	110,000
Notes in the Aggregate Amount of $701,068	-	677,776
The $30,000 Robert C. Schroeder Convertible Promissory Note	-	30,000
The $10,000 Matthew L. Chretien Convertible Promissory Note	-	10,000
Notes in the Aggregate Amount of $175,000	-	175,000
Notes in the Aggregate Amount of $200,000	-	200,000
Total notes payable - related party	$220,214	$1,451,643
Less current portion	(92,805)	(1,234,871)
Long-term portion of notes payable-related party	$127,409	$216,772

Future minimum principal payments of these notes payable as described in this Note 8 are as follows:

For the Twelve Months Ended December 31,	Amount
2016	$92,805
2017	38,307
2018	42,318
2019	46,784
TOTAL	$220,214

As of December 31, 2015 and December 31, 2014, accrued interest for these notes payable to related parties amounted to $ 12,852 and $ 56,021, respectively.

For the twelve months ended December 31, 2015, and 2014, interest expense in connection with notes payable – related parties was $ 1,936,244 and $ 103,319 respectively. The $1,936,244 in interest expense includes $1,647,610 of interest expense in relation to warrants issued in the conversion of these notes payable.

9.	Deferred Compensation

Pursuant to the Company’s employment agreements with the founders, the Company has agreed to pay deferred compensation totaling $ 215,012 in cash to these founders.

10.	Commitments and Contingencies

Employment Agreements

The Company has entered into employment agreements with three of its key executives. Under their respective agreements, the executives serve at will and are bound by typical confidentiality, non-solicitation and non-competition provisions.

Operating Leases

On January 1, 2010, the Company entered into an agreement to lease 6,000 rentable square feet of office space in Columbus, Ohio at a monthly rent of $ 3,375. The lease commenced on January 1, 2010 and, pursuant to a lease extension dated August 14, 2014, the lease expires on December 31, 2016. The Company has no other leases.

Future minimum lease payments under this operating lease are as follows:

For the Twelve Months Ended	December 31,
2016	$40,500

Rent expense charged to operations for the twelve months ended December 31, 2015, and 2014 amounted to $ 40,500 and $ 40,500, respectively.

11.	Stockholders’ Equity

Description of Authorized Capital

The Company is authorized to issue up to 50,000,000 shares of common stock with $ 0.001 par value. The holders of the Company’s common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for the operation and expansion of the business. Upon liquidation, dissolution or winding-up of the Company, the holders of common stock are entitled to share ratably in all assets of the Company that are legally available for distribution.

Sales of Unregistered Securities and Conversion of Convertible Promissory Notes

On December 11, 2015, the Company commenced a private offering of securities (“December offering”),with certain accredited investors for up to 1,666,666 Units for a price of $1.20 per Unit. Each Unit consisted of two (2) shares of common stock and a warrant to purchase one (1) share of common stock. The warrants are immediately exercisable to purchase one (1) share of common stock at an exercise price of $0.65 per share and contain a cashless exercise provision and have a term of five years. This Offering was open for a period terminating on December 31, 2015 with an option to extend until January 31, 2016 at the election of the Company. Simultaneously with this Offering, the Company also offered to existing Noteholders the ability to convert into Common Stock any outstanding convertible notes issued by the Company, plus accrued interest, at each note’s conversion price. In addition, upon such conversion, Noteholders received Noteholder warrants on the same terms as investors in the Offering. The warrants are immediately exercisable to purchase one (1) share of common stock at an exercise price of $0.65 per share and contain a cashless exercise provision and have a term of five years.

Through December 31, 2015, the Company entered into security purchase agreements with accredited investors for 1,160,067 Units, which consisted of 2,320,134 shares of common stock, par value, $0.001 per share with 1,160,067 warrants, for aggregate cash proceeds of $1,392,080.

Subsequent to December 31, 2015, the Company entered into security purchase agreements with accredited investors for 506,599 Units, which consisted of 1,013,198 shares of common stock, par value, $0.01 per share with with 506,599 warrants for aggregate cash proceeds of $607,919. See the Subsequent Events Note 15 to the Consolidated Financial Statements.

Through December 31, 2015, Noteholders exchanged $2,033,868 of convertible promissory notes with accrued interest of $428,779 for 5,465,216 shares of common stock and 2,052,206 of warrants. Of the exchange, $1,808,068 of convertible promissory notes and $366,484 of accrued interest was with related party Noteholders.

Subsequent to December 31, 2015, Noteholders exchanged $135,000 of convertible promissory notes with accrued interest of $35,038 of accrued interest for 303,639 shares of common stock and 141,698 warrants. See the Subsequent Events Note 15 to the Consolidated Financial Statements.

The Company retained Taglich Brothers, Inc. (the “Placement Agent”) as the exclusive placement agent for the Offering. In connection with the Offering, the Company paid the Placement Agent a cash payment of 8% of the gross proceeds through the sale of the securities and the face value of the current outstanding convertible promissory notes that were converted, and approximately $30,000 for reimbursement for reasonable out of pocket expenses, FINRA filing fees and related legal fees. Total cash payment totaled $338,378 for the period ended December, 31, 2015. In addition, the Placement Agent earned warrants to purchase 232,013 shares of common stock, which represented 10% of the Company’s common stock sold in the offering. In addition, the Placement agent earned warrants to purchase 546,521 shares of common stock from the conversion of the convertible promissory notes. The warrants have an exercise price of $0.715 per share and contain customary cashless exercise and anti-dilution protection are entitled to registration rights, and have a term of five years. Subsequent to December 31, 2015, the Placement Agent received $62,237 in cash payments in addition to warrants to purchase 131,682 shares of common stock. See the Subsequent Events Note 15 to the Consolidated Financial Statements.

During the twelve months ended December 31, 2015, the Company charged $1,647,610 in interest expense for the warrants issued to the Noteholders and $435,718 in underwriting expenses in regards to the warrants issued to the Placement Agent for the convertible promissory notes, utilizing the Black-Scholes valuation model to value the warrants issued. The fair value of warrants issued was determined to be $0.80.

The estimated values of warrants, as well as the assumptions that were used in calculating such values, were based on estimates at the issuance date as follows:

	Noteholders	Placement Agent
Risk-free interest rate	1.76%	1.54%
Weighted average expected term	5 years	5 years
Expected volatility	134.18%	134.18%
Expected dividend yield	0.00%	0.00%

Pursuant to the Purchase Agreement, the Company agreed to (a) file a registration statement with the SEC no later than June 27, 2016 covering the re-sale of the Common Stock shares sold in the Offering and the Common Stock shares issuable upon exercise of the Placement Agent warrants. The Company also agreed to use commercially reasonable efforts to have the Registration Statement become effective as soon as possible after filing (and in any event within 90 days of the filing of such Registration Statement).

The shares of Common Stock sold in the Offering were not registered under the Securities Act of 1933, as amended or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The investors are “accredited investors” as such term is defined in Regulation D promulgated under the Securities Act.

Shares Issued and Outstanding and Shares Reserved for Exercise of Warrants

Since the issuance of the shares of Common Stock described herein, the Company has 14,908,439 shares of Common Stock issued and outstanding; and 5,794,700 shares reserved for issuance upon the exercise of outstanding warrants, as of December 31, 2015. For more information, see the Note 15 to the Consolidated Financial Statements, titled “Subsequent Events.”

Return to Treasury of Shares and Issuance of Contingent Warrants

On February 15, 2013, the Company and A. Michael Chretien, a member of the Board of Directors of the Company, entered into a return to treasury agreement dated February 15, 2013, whereby A. Michael Chretien returned 500,000 shares of common stock of the Company, par value $0.001 per share to the Company. As consideration for A. Michael Chretien returning to treasury 500,000 shares of common stock he owns, the Company issued one four-year warrant to A. Michael Chretien with a right to purchase 500,000 shares of common stock at $0.007 per share within four years of the shareholders of the Company increasing the number of authorized shares of common stock of the Company, with piggyback registration rights. The warrant has a right of first refusal for A. Michael Chretien to exercise up to 500,000 shares prior to the Company issuing shares of common stock in any transaction. The Company issued the warrant in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, as promulgated by the SEC. Subsequent to December 31, 2015, A. Michael Chretien exercised his right to purchase 500,000 common stock at $0.007 per share. For more information, see the Note 15 to the Consolidated Financial Statements, titled “Subsequent Events.”

On February 15, 2013, the Company and Matthew Chretien, a member of the Board of Directors of the Company, entered into a return to treasury agreement dated February 15, 2013, whereby Matthew Chretien returned 500,000 shares of common stock of the Company, par value $0.001 per share to the Company. As consideration for Matthew Chretien returning to treasury 500,000 shares of common stock he owns, the Company issued one four-year warrant to Matthew Chretien with a right to purchase 500,000 shares of common stock at $0.007 per share within four years of the shareholders of the Company increasing the number of authorized shares of common stock of the Company, with piggyback registration rights. The warrant has a right of first refusal for Matthew Chretien to exercise up to 500,000 shares prior to the Company issuing shares of common stock in any transaction. The Company issued the warrant in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, as promulgated by the SEC. Based on the closing price of the Company shares on February 15, 2013, of $1.96 per share, the approximate value of 500,000 shares is equal to $980,000.

12.	Share-Based Compensation

On April 30, 2015, the Company entered into a Non-qualified Stock Option Agreement with Sophie Pibouin, a director of the Company. The agreement granted options to purchase 128,000 shares of the Company prior to the expiration date of April 29, 2025 at an exercise price of $0.75. The options granted vested on a graded scale over a period of time through October 31, 2015. The unvested options will not be exercisable on or after the director’s termination of continuous service, as defined in the agreement.

On April 30, 2015, the Company entered into a Non-qualified Stock Option Agreement with Murray Gross, a director of the Company. The agreement granted options to purchase 640,000 shares of the Company prior to the expiration date of April 29, 2025 at an exercise price of $0.75. 400,000 of the options granted are immediately vested on the date of grant, and the remaining 240,000 options granted will vest upon the date at which the Company first reports two consecutive fiscal quarters with revenues of One Million Dollars ($1,000,000) each. The unvested options will not be exercisable on or after the director’s termination of continuous service, as defined in the agreement.

The weighted average estimated values of director stock option grants, as well as the weighted average assumptions that were used in calculating such values during the twelve months ended December 31, 2015, were based on estimates at the date of grant as follows:

Risk-free interest rate	1.43%
Weighted average expected term	5 years
Expected volatility	143.10%
Expected dividend yield	0.00%

A summary of stock option activity during the twelve months ended December 31, 2015 under our stock option agreements is as follows:

Weighted-
		Weighted-	Average
	Shares	Average	Remaining	Aggregate
	Under	Exercise	Contractual	Intrinsic
	Option	Price	Life	Value
Outstanding at January 1, 2015	-
Granted	768,000	$0.75
Exercised	-
Forfeited and expired	-

Outstanding at December 31, 2015	768,000	$0.75	9 years	$115,200

Exercisable at December 31, 2015	528,000	$0.75	9 years	$79,200

The weighted-average grant date fair value of options granted during the twelve months ended December 31, 2015 was $0.81.

As of December 31, 2015, there was $195,000 of total unrecognized compensation costs related to stock options granted under our stock option agreements, which will be recognized upon satisfaction of the vesting contingency. The total fair value of stock options that vested during the twelve months ended December 31, 2015 was $430,000.

No stock options were exercised during the twelve months ended December 31, 2015.

13.	Concentrations

Revenues from the Company’s services to a limited number of customers have accounted for a substantial percentage of the Company’s total revenues. For the twelve months ended December 31, 2015, the Company’s two largest customers, Tiburon, Inc. (“Tiburon”) a reseller and Washington State Patrol (“WSP”) a direct end user, accounted for approximately 10% and 5%, respectively, of the Company’s revenues for that period. For the twelve months ended December 31, 2014, the Company’s two largest customers, Tiburon, Inc. (“Tiburon”) a reseller and CareWorks (“CareWorks”) a direct end user, accounted for approximately 12% and 5%, respectively, of the Company’s revenues for that period.

For the twelve months ended December 31, 2015 and 2014, government contracts represented approximately 42% and 50% of the Company’s net revenues, respectively. A significant portion of the Company’s sales to Resellers’ represent ultimate sales to government agencies.

As of December 31, 2015, accounts receivable concentrations from the Company’s three largest customers were 18%, 13% and 12% of gross accounts receivable, respectively, and as of December 31, 2014, accounts receivable concentrations from the Company’s four largest customers were 23%, 21%, 13% and  10%, of gross accounts receivable, respectively. Accounts receivable balances from the Company’s three largest customers at December 31, 2015 has been partially collected.

14.	Provision For Income Taxes

For the years ended December 31, 2015, and 2014, we have recognized the minimum amount of state income tax as required by the states that we are required to file taxes in. We are not currently subject to further federal or state tax since we have incurred losses since our inception.

As of December 31, 2015 we had federal and state net operating loss carry forwards of approximately $11,000,000 which can be used to offset future federal income tax. The federal and state net operating loss carry forwards expire at various dates through 2036. Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in our opinion, utilization is not reasonably assured.

As of December 31, 2015, the deferred tax asset related to our net operating losses was approximately $ 3,850,000. A 100 % valuation allowance has been established on deferred tax assets at December 31, 2015, and 2014, due to the uncertainty of our ability to realize future taxable income.

15.	Subsequent Events

Related Party Promissory Notes

On January 1, 2016, the Company paid the promissory note of Jackie M. Chretien, who is related to the Secretary of the Company and is also related to the President, CEO, and director of the Company, a note that matured on January 1, 2016 of $15,000 principal and $4,403 of accrued interest. The Company does not have any on-going relationship with Jackie M. Chretien.

On January 1, 2016, the Company paid a promissory note of A. Michael Chretien, who is the Secretary of the Company, a note that matured on January 1, 2016 in the amount of $40,415 in principal and $7,053 in accrued interest.

Issuance of Employee Stock Options

On January 1, 2016, the Company granted employees stock options to purchase 250,000 shares of common stock of the Company at an exercise price of $0.90 per share in accordance with the 2015 Intellinetics Inc. Equity Incentive Plan, with vesting continuing until 2019. The total fair value of $196,250 for these stock options will be recognized by the Company over the applicable vesting period.

On February 10, 2016, the Company granted employees stock options to purchase 210,000 shares of common stock of the Company at an exercise price of $0.96 per share, in accordance with the 2015 Intellinetics Inc. Equity Incentive Plan, with vesting continuing until 2019. The total fair value of $174,748 for these stock options will be recognized by the Company over the applicable vesting period..

Issuance of Restricted Common Stock to Directors

On January 2, 2016 the Company issued 69,433 new shares of restricted common stock to directors of the Company in accordance with the Company’s Equity Incentive Plan. Stock compensation of $62,500 was recorded on the issuance of the common stock.

Sales of Unregistered Securities and Conversion of Convertible Promissory Notes

As disclosed in Note 11 Stockholders Equity, on December 11, 2015, the Company commenced a private offering of securities (“December Offering”), for the sale of up to 1,666,666 Units at $1.20 per unit, each Unit consisting of two (2) shares of common stock and a warrant to purchase one (1) share of Common Stock at $0.65 per share.. Simultaneously with this December Offering, the Company offered to existing holders of convertible notes issued by the Company (the “Noteholders”), the ability to convert into Common Stock any outstanding convertible notes issued by the Company, plus accrued interest, at each note’s conversion price (the “Note Exchange”). In addition, upon the conversion, the Noteholders received a number of warrants that contain the same terms as the Warrants received by investors in the December Offering. The Warrants have an exercise price equal to $0.65 per share and contain a cashless exercise provision. All Warrants are immediately exercisable and have a term of five years from issuance. The “December Offering” was opened for a period terminating on December 31, 2015, with an option to extend until January 31, 2016.

On January 6, 2016, convertible promissory Noteholders converted $135,000 of convertible notes and $35,038 of accrued interest in exchange for 303,639 shares of Company stock and 141,698 of note holder warrants, as part of the private placement in December 2015. Interest expense of $113,762 was recorded on the issuance of these warrants.

On January 25, 2016, the Company sold 506,599 units for $607,919, consisting of two shares of common stock, par value $0.001 per share and a warrant to purchase common stock to qualified accredited investors, as part of the private placement in December 2015.

On January 27, 2016, The Placement Agent received cash payment of $62,237 and 131,682 warrants to purchase common stock at an exercise price at $0.715 per share, under the terms of the Placement Agent Agreement for the convertible notes and the sale of the unregistered securities. Of the warrants issued, 30,363 were in conjunction with the noteholder conversions, and underwriting expense of $24,207 was recorded for the issuance of these warrants.

On February 15, 2016, A. Michael Chretien, an officer of the Company, exercised stock warrants issued on February 15, 2013 in exchange for 500,000 shares of common stock at $0.007 per common share, for an aggregate amount of $3,500. For details, see “Return to Treasury of Shares and Issuance of Contingent Warrants” in Note 11 Stockholders Equity to these consolidated financial statements.

14,230,117 Shares of Common Stock

INTELLINETICS, INC.

PROSPECTUS